                                               FILED PURSUANT TO RULE 424(b)(2)
                                               REGISTRATION NO. 333-31979

                           USA WASTE SERVICES, INC.
                               FIRST CITY TOWER
                            1001 FANNIN, SUITE 4000
                             HOUSTON, TEXAS 77002

                                                                 July 24, 1997

Dear Stockholder of USA Waste Services, Inc.:

  You are invited to attend the Annual Meeting of Stockholders of USA Waste Services, Inc. ("USA Waste") to be held on August 26, 1997 at 2:00 p.m., Central Time. The Annual Meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.

  At the Annual Meeting you will be asked to consider and vote upon five proposals, including a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement"), by and among USA Waste, Riviera Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of USA Waste, and United Waste Systems, Inc. ("United"). The other proposals include: (i) the election of four directors to the USA Waste Board of Directors, (ii) the approval of the USA Waste Services, Inc. 1997 Employee Stock Purchase Plan, (iii) the approval of an amendment to USA Waste's Restated Certificate of Incorporation to increase the number of authorized shares of the common stock of USA Waste from 300,000,000 to 500,000,000, to be effective only if the Merger (as defined below) is consummated and (iv) the ratification of Coopers & Lybrand L.L.P. as independent accountants for the ensuing year.

  The Merger Agreement provides, among other things, for the merger of Acquisition with and into United (the "Merger"), pursuant to which United would become a wholly owned subsidiary of USA Waste and each outstanding share of common stock of United would be converted into 1.075 shares of common stock of USA Waste (the "Exchange Ratio"). Upon consummation of the Merger, USA Waste would issue approximately 49.5 million shares of its common stock to the stockholders and option holders of United, representing approximately 23.5% of the total shares of USA Waste's common stock to be outstanding immediately after the Merger, based upon the number of shares of common stock of USA Waste and United outstanding as of June 27, 1997. The Merger is subject to a number of conditions, including obtaining the approval of the stockholders of USA Waste and United and obtaining any necessary regulatory waivers or approvals. A summary of the basic terms and conditions of the Merger, certain financial and other information relating to USA Waste and United and a copy of the Merger Agreement are set forth in the accompanying Joint Proxy Statement and Prospectus. Please review and consider the enclosed materials carefully.

  Your Board of Directors has unanimously approved the Merger Agreement. In addition, the Board of Directors has received an opinion dated April 13, 1997 from Donaldson, Lufkin & Jenrette Securities Corporation (a copy of which is included in the accompanying Joint Proxy Statement and Prospectus) that the Exchange Ratio is fair to USA Waste from a financial point of view. THE BOARD OF DIRECTORS OF USA WASTE BELIEVES THAT THE PROPOSED MERGER AND THE OTHER PROPOSALS DESCRIBED ABOVE ARE IN THE BEST INTERESTS OF USA WASTE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS SET FORTH IN THE JOINT PROXY STATEMENT AND PROSPECTUS.

  Regardless of the number of shares you hold or whether you plan to attend the Annual Meeting, we urge you to complete, sign, date, and return the enclosed proxy card immediately. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                       Sincerely,

                                       /s/ JOHN E. DRURY
                                       ------------------------------------
                                       John E. Drury
                                       Chairman of the Board
                                       and Chief Executive Officer

                           USA WASTE SERVICES, INC.
                               FIRST CITY TOWER
                            1001 FANNIN, SUITE 4000
                             HOUSTON, TEXAS 77002

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 26, 1997

To the Stockholders of USA Waste Services, Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders of USA Waste Services, Inc. ("USA Waste") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on August 26, 1997, at 2:00 p.m. Central Time, to consider and act upon the following proposals:

    1. To approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997, by and among USA Waste, Riviera Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of USA Waste, and United Waste Systems, Inc. ("United") providing for, among other things, the merger of Acquisition with and into United (the "Merger") and the conversion of each outstanding share of United common stock, par value $.001 per share, into
  1.075 shares of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock").

    2. To elect four members of the Board of Directors of USA Waste to serve as Class II directors for a three-year term expiring at the USA Waste annual meeting of stockholders to be held in the year 2000.

    3. To approve and adopt the USA Waste Services, Inc. 1997 Employee Stock Purchase Plan.

    4. To approve an amendment to the Restated Certificate of Incorporation of USA Waste to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, to be effective only if the Merger is consummated.

    5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the ensuing year.

    6. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

  The meeting may be postponed or adjourned from time to time, and at any reconvened meeting actions with respect to the matters specified in this notice may be taken without further notice to stockholders unless required by the Bylaws of USA Waste.

  Only stockholders of record at the close of business on June 27, 1997, are entitled to notice of and to vote on all matters at the Annual Meeting and any adjournments thereof. A list of all stockholders will be available at the Annual Meeting and, during the 10-day period prior to the Annual Meeting, at the offices of USA Waste, First City Tower, 1001 Fannin, Suite 4000, Houston, Texas 77002, during ordinary business hours.

                                          By Order of the Board of Directors,

                                          /s/ Gregory T. Sangalis
                                          ----------------------------
                                          Gregory T. Sangalis
                                          Corporate Secretary

Houston, Texas
July 24, 1997

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                          UNITED WASTE SYSTEMS, INC.
                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830

                                                                  July 24, 1997

Dear Stockholder of United Waste Systems, Inc.:

  You are invited to attend a Special Meeting of Stockholders of United Waste Systems, Inc. ("United") to be held on August 26, 1997 at 11:00 a.m. Central Time. The Special Meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement"), by and among USA Waste Services, Inc. ("USA Waste"), Riviera Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of USA Waste, and United.

  The Merger Agreement provides, among other things, for the merger of Acquisition with and into United (the "Merger"), pursuant to which United would become a wholly owned subsidiary of USA Waste and each outstanding share of common stock of United, par value $.001 per share (the "United Common Stock"), would be converted into 1.075 shares of common stock of USA Waste, par value $.01 per share (the "Exchange Ratio"). Upon consummation of the Merger, USA Waste would issue approximately 49.5 million shares of its common stock to the stockholders and option holders of United, representing approximately 23.5% of the total shares of USA Waste's common stock to be outstanding immediately after the Merger, based upon the number of shares of common stock of USA Waste and United outstanding as of June 27, 1997. The Merger is subject to a number of conditions, including obtaining the approval of the stockholders of USA Waste and United and obtaining any necessary regulatory waivers or approvals. A summary of the basic terms and conditions of the Merger, certain financial and other information relating to USA Waste and United and a copy of the Merger Agreement are set forth in the accompanying Joint Proxy Statement and Prospectus. Please review and consider the enclosed materials carefully.

  Your Board of Directors has unanimously approved the Merger Agreement. In addition, the Board of Directors has received an opinion dated April 13, 1997 from Goldman, Sachs & Co. that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of United Common Stock. Goldman, Sachs & Co. subsequently delivered to the Board of Directors of United its written opinion, dated as of the date hereof (a copy of which is included in the accompanying Joint Proxy Statement and Prospectus), that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of shares of United Common Stock. THE BOARD OF DIRECTORS OF UNITED BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF UNITED AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, date, and return the enclosed proxy card immediately. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ BRADLEY S. JACOBS
                                          ----------------------------
                                          Bradley S. Jacobs
                                          Chairman & Chief Executive Officer

                          UNITED WASTE SYSTEMS, INC.
                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 26, 1997

To the Stockholders of United Waste Systems, Inc.:

  Notice is hereby given that a Special Meeting of Stockholders of United Waste Systems, Inc. ("United") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on August 26, 1997, at 11:00 a.m., Central Time, to consider and act upon the following proposal (the "Merger Proposal"):

  To approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement"), by and among United, USA Waste Services, Inc. ("USA Waste") and Riviera Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of USA Waste, providing for, among other things, the merger of Acquisition with and into United (the "Merger") and the conversion of each outstanding share of United common stock, par value $.001 per share, into
1.075 shares of USA Waste common stock, par value $.01 per share.

  The meeting may be postponed or adjourned from time to time, and at any reconvened meeting actions with respect to the matters specified in this notice may be taken without further notice to stockholders unless required by the Bylaws of United.

  Only stockholders of record at the close of business on June 27, 1997, are entitled to notice of and to vote on the Merger Proposal at the Special Meeting and any postponements or adjournments thereof. The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of United Common Stock outstanding on the record date. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement and Prospectus and the Appendices thereto, which form a part of this notice and should be read carefully by all stockholders.

                                          By Order of the Board of Directors,

                                          /s/ JOHN N. MILNE
                                          -----------------------------
                                          John N. Milne
                                          Corporate Secretary

Greenwich, Connecticut
July 24, 1997

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           USA WASTE SERVICES, INC.
                          UNITED WASTE SYSTEMS, INC.

                     JOINT PROXY STATEMENT AND PROSPECTUS

  This Joint Proxy Statement and Prospectus is being furnished to the stockholders of USA Waste Services, Inc., a Delaware corporation ("USA Waste"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Annual Meeting of Stockholders of USA Waste (the "USA Waste Annual Meeting") scheduled to be held on August 26, 1997, at 2:00 p.m., Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournment or postponement thereof, and to the stockholders of United Waste Systems, Inc., a Delaware corporation ("United"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Special Meeting of Stockholders of United (the "United Special Meeting") scheduled to be held on August 26, 1997, at 11:00 a.m., Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournment or postponement thereof.

  At the USA Waste Annual Meeting and the United Special Meeting, the holders of common stock, par value $.01 per share of USA Waste ("USA Waste Common Stock") and the holders of common stock, par value $.001 per share of United ("United Common Stock"), will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement"), among USA Waste, Riviera Acquisition Corporation, a wholly owned subsidiary of USA Waste ("Acquisition"), and United providing for the merger of Acquisition with and into United (the "Merger"). Such approvals are a condition to consummating the Merger. Upon consummation of the Merger, United will become a wholly owned subsidiary of USA Waste and the holders of the issued and outstanding shares of United Common Stock will receive, at the effective time of the Merger, 1.075 shares of USA Waste Common Stock for each share of United Common Stock held by them (the "Exchange Ratio"). In connection with the Merger, it is anticipated that all outstanding options to purchase United Common Stock will be cancelled in exchange for a number of shares of USA Waste Common Stock having a market value equal to the fair value of such options at the time of consummation of the Merger, as determined by an independent third party. See "The Plan of Merger and Terms of the Merger." A copy of the Merger Agreement is attached hereto as Appendix A and incorporated herein by reference.

  On July 23, 1997, the closing sale price of USA Waste Common Stock on the New York Stock Exchange was $41.13 per share. Based on such closing price, the consideration to be received by stockholders of United pursuant to the Merger would be approximately $44.21 per share of United Common Stock. Based upon the number of shares of USA Waste Common Stock outstanding as of June 27, 1997, and assuming that approximately 1.9 million shares of USA Waste Common Stock are issued in exchange for the cancellation of outstanding options to purchase United Common Stock, approximately 210.8 million shares of USA Waste Common Stock will be outstanding after the Merger is consummated, of which approximately 23.5% will be owned by former stockholders and option holders of United and approximately 76.5% will be owned by current stockholders of USA Waste.

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN USA WASTE COMMON STOCK.

  This Joint Proxy Statement and Prospectus also constitutes the prospectus of USA Waste that is a part of the Registration Statement of USA Waste filed with the Securities and Exchange Commission with respect to 54,750,000 shares of USA Waste Common Stock to be issued in connection with the Merger (which includes shares to be issued in exchange for the cancellation of outstanding options to purchase United Common Stock). This Joint Proxy Statement and Prospectus is first being mailed to the stockholders of USA Waste and United on or about July 25, 1997.

  THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement and Prospectus is July 24, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY USA WASTE OR UNITED. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, USA WASTE COMMON STOCK, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USA WASTE OR UNITED SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION HEREIN WITH RESPECT TO USA WASTE AND ACQUISITION HAS BEEN FURNISHED BY USA WASTE, AND ALL INFORMATION HEREIN WITH RESPECT TO UNITED HAS BEEN FURNISHED BY UNITED.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   v
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  vi
FORWARD-LOOKING STATEMENTS................................................ vii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Meetings............................................................   1
  The Merger..............................................................   2
  Stockholders' Comparative Rights........................................   8
  Market Price Data.......................................................   8
  Summary Financial Information...........................................  10
  Other Proposals to be Presented at the USA Waste Annual Meeting.........  15
RISK FACTORS..............................................................  16
  Expected Benefits of Combined Business May Not Be Achieved..............  16
  Stock Prices May Vary in Response to Changes in Business and Economic
   Conditions.............................................................  16
  Interests of Certain Persons in the Merger..............................  16
  No Assurance of Successful Management and Maintenance of Growth.........  16
  Risks Associated with Acquisitions, Including Legal Matters and
   Potential Dilution of Ownership Interests of Existing Stockholders.....  17
  International Expansion.................................................  17
  Need For Capital; Debt Financing........................................  17
  Profitability May Be Affected By Factors Beyond USA Waste's Control,
   Including Competition..................................................  18
  Capitalized Expenditures................................................  18
  Potential Adverse Effect Of Government Regulation.......................  18
  Potential Environmental Liability and Limited Insurance Coverage........  18
  Alternatives To Landfill Disposal.......................................  19
  No Dividends............................................................  19
  Potential Effect Of Certain USA Waste Anti-Takeover Provisions..........  20
  Recent Arbitration Demand...............................................  20
THE MEETINGS..............................................................  21
  Date, Time and Place of the Meetings....................................  21
  Purpose of the Meetings.................................................  21
  Record Date and Outstanding Shares......................................  21
  Voting and Revocation of Proxies........................................  22
  Vote Required for Approval..............................................  22
  Solicitation of Proxies.................................................  23
  Other Matters...........................................................  23
THE MERGER AND RELATED TRANSACTIONS.......................................  23
  General Description of the Merger.......................................  23
  Background of the Merger................................................  24
  Certain Litigation......................................................  25
  Joint Reasons for the Merger............................................  25
  USA Waste's Reasons for the Merger......................................  26
  Recommendation of the Board of Directors of USA Waste...................  27
  United's Reasons for the Merger.........................................  27
  Recommendation of the Board of Directors of United......................  28
  Opinion of Financial Advisor to USA Waste...............................  28
  Opinion of Financial Advisor to United..................................  33

                                                                           PAGE
                                                                           ----
  Conflicts of Interest...................................................  37
  Material Federal Income Tax Consequences................................  38
  Accounting Treatment....................................................  39
  Government and Regulatory Approvals.....................................  39
  Restrictions On Resales By Affiliates...................................  40
ELECTION OF USA WASTE DIRECTORS...........................................  41
  Nominees For Election As Directors......................................  41
  Board of Directors After the Merger.....................................  44
  Meetings, Committees and Compensation...................................  44
  Executive Compensation..................................................  44
  Compensation Committee Interlocks and Insider Participation in
   Compensation Decisions.................................................  49
  Certain Relationships and Related Transactions..........................  49
  Section 16(a) Beneficial Ownership Reporting Compliance.................  51
APPROVAL AND ADOPTION OF THE STOCK PURCHASE PLAN..........................  51
  Administration and Eligibility..........................................  52
  Participation and Terms.................................................  52
  Amendment and Termination...............................................  52
  Federal Income Tax Consequences.........................................  52
AMENDMENT TO USA WASTE RESTATED CERTIFICATE OF INCORPORATION..............  53
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS....................  54
THE PLAN OF MERGER AND TERMS OF THE MERGER................................  54
  Effective Time of the Merger............................................  54
  Manner and Basis for Converting Shares..................................  54
  Exchange and Cancellation of United Options.............................  55
  Conversion of United Warrants...........................................  55
  Adjustment of United Convertible Notes..................................  55
  Conditions to the Merger................................................  56
  Cooperation.............................................................  57
  Representations and Warranties of USA Waste and United..................  57
  Conduct of the Business of USA Waste and United Prior to the Merger.....  57
  No Solicitation of Acquisition Transactions.............................  60
  Conduct of the Business of the Combined Companies Following the Merger..  61
  Termination or Amendment................................................  61
  Termination Fees........................................................  62
  Expenses................................................................  62
  Indemnification.........................................................  63
  Other Agreements........................................................  64
COMPARATIVE RIGHTS OF STOCKHOLDERS OF USA WASTE AND UNITED................  64
  General.................................................................  64
  Classified Board of Directors...........................................  65
  Number of Directors; Removal of Directors; Filling of Vacancies on the
   Board of Directors.....................................................  65
  Special Meetings of Stockholders........................................  65
  Stockholder Nominations and Proposals...................................  66
  Amendment of Certain Charter Provisions.................................  66
  Voting..................................................................  66
  Amendment of Bylaws.....................................................  66
  Authorized Capital Stock................................................  67

                                                                           PAGE
                                                                           ----
USA WASTE AND UNITED COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL
 STATEMENTS...............................................................  68
USA WASTE AND UNITED NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
 FINANCIAL STATEMENTS.....................................................  74
USA WASTE AND UNITED SUPPLEMENTAL INFORMATION RELATING TO THE COMBINED
 UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.......................  76
USA WASTE AND UNITED NOTES TO SUPPLEMENTAL INFORMATION....................  80
USA WASTE AND UNITED SUPPLEMENTAL INFORMATION--ADJUSTED RELATING TO THE
 PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996...  83
PRINCIPAL STOCKHOLDERS OF USA WASTE AND UNITED............................  84
MARKET PRICE DATA.........................................................  87
  Market Information......................................................  87
  Dividend Information....................................................  87
DESCRIPTION OF USA WASTE CAPITAL STOCK....................................  88
  Common Stock............................................................  88
  Preferred Stock.........................................................  88
  Authorized But Unissued Shares..........................................  88
  Transfer Agent and Registrar............................................  88
INDEPENDENT ACCOUNTANTS...................................................  88
LEGAL MATTERS.............................................................  89
EXPERTS...................................................................  89
PROPOSALS OF STOCKHOLDERS FOR ANNUAL MEETING..............................  89
OTHER MATTERS.............................................................  89
APPENDIX A--Agreement and Plan of Merger.................................. A-1
APPENDIX B--Opinion of Donaldson, Lufkin & Jenrette Securities
 Corporation.............................................................. B-1
APPENDIX C--Opinion of Goldman, Sachs & Co................................ C-1
APPENDIX D--USA Waste Services, Inc. 1997 Employee Stock Purchase Plan.... D-1

                             AVAILABLE INFORMATION

  USA Waste and United are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission in Chicago, Illinois at Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). USA Waste's securities are listed on the New York Stock Exchange (the "NYSE") and the reports, proxy statements and other information of USA Waste described above may also be inspected at the NYSE at 20 Broad Street, New York, New York 10005. The United Common Stock is listed on the Nasdaq National Market tier of The Nasdaq Stock Market (the "Nasdaq Stock Market"). Upon consummation of the Merger, listing of the United Common Stock on The Nasdaq Stock Market will be terminated.

  USA Waste has filed with the Commission a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Joint Proxy Statement and Prospectus also constitutes the Prospectus of USA Waste filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Joint Proxy Statement and Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above. After the Merger, registration of the United Common Stock under the Exchange Act will be terminated.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  USA Waste incorporates herein by reference the following documents filed by it with the Commission (File No. 1-12154) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1996, as amended by its Annual Report on Form 10-K/A (Amendment No. 1) dated April 30, 1997; (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) its Current Reports on Form 8-K dated January 13, 1997, January 24, 1997 (as amended by its Current Report on Form 8-K/A dated April 15,
1997), February 6, 1997, February 7, 1997, March 27, 1997 (as amended by its Current Report on Form 8-K/A dated July 23, 1997) and April 17, 1997; and (iv) the description of USA Waste Common Stock contained in its Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

  United incorporates herein by reference the following documents filed by it with the Commission (File No. 0-20868) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1996, as amended by its Annual Report on Form 10-K/A #1 dated April 30, 1997 and its Annual Report on Form 10-K/A #2 dated June 24, 1997; (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) its Current Reports on Form 8-K dated March 3, 1997, March 11, 1997, April 16, 1997 and June 27, 1997.

  All documents filed by USA Waste and United pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and Prospectus and prior to the date the Merger is consummated shall be deemed to be incorporated by reference in this Joint Proxy Statement and Prospectus and to be part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement and Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement and Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

  THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. USA WASTE AND UNITED HEREBY UNDERTAKE TO PROVIDE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF A REQUEST, WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS JOINT PROXY STATEMENT AND PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO USA WASTE ARE AVAILABLE UPON REQUEST FROM USA WASTE SERVICES, INC., FIRST CITY TOWER, 1001 FANNIN, SUITE 4000, HOUSTON, TEXAS 77002, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (713) 512-6200. DOCUMENTS RELATING TO UNITED ARE AVAILABLE UPON REQUEST FROM UNITED WASTE SYSTEMS, INC., FOUR GREENWICH OFFICE PARK, GREENWICH, CONNECTICUT 06830,
ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (203) 622-3131. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 19, 1997.

                               ----------------

                          FORWARD-LOOKING STATEMENTS

  Certain statements in the Summary and under the captions "Risk Factors," "The Merger and Related Transactions--Joint Reasons for the Merger," "--USA Waste's Reasons for the Merger," "--Recommendation of the Board of Directors of USA Waste," "--United's Reasons for the Merger," "--Recommendation of the Board of Directors of United," "USA Waste and United Combined Unaudited Pro Forma Condensed Financial Statements," "USA Waste and United Notes to Combined Unaudited Pro Forma Condensed Financial Statements" and "USA Waste and United Supplemental Information Relating to the Combined Unaudited Pro Forma Condensed Financial Statements," and elsewhere in this Joint Proxy Statement and Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: uncertainty as to the combined company's future profitability; the combined company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in USA Waste's and United's existing and potential future lines of business; the combined company's ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the combined company's ability to obtain financing on acceptable terms to finance the combined company's growth strategy and for the combined company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; trends in the solid waste management industry; competitive pressures; changes in relationships with customers; changes in the regulatory environment; outcome of pending litigation and regulatory inquiries; and the impact of accounting policies required to be adopted in the near future. In addition, USA Waste and United stockholders should consider carefully the information set forth herein under "Risk Factors" and under the captions "Business--Regulation," "--Factors Influencing Future Results and Accuracy of Forward-Looking Statements", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Parts I and II of USA Waste's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and the information set forth under the captions "Business" (including "Business--Factors that May Influence Future Results and Accuracy of Forward-Looking Statements" and "Business--Environmental Regulations"), "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Parts I and II of United's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, both of which are incorporated by reference herein. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Neither USA Waste nor United assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement and Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus and the documents incorporated herein by reference.

THE COMPANIES

 USA Waste Services, Inc. and Acquisition

  USA Waste is the third largest integrated, non-hazardous solid waste management company in North America, as measured by 1996 revenues, and serves municipal, commercial, industrial and residential customers in 35 states in the United States, Canada, Puerto Rico and Mexico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 121 landfills, 83 transfer stations and 243 collection companies and serves more than two million municipal, commercial, industrial and residential customers. Acquisition is a wholly owned subsidiary of USA Waste organized for the purpose of effecting a transaction such as the Merger. Acquisition has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of USA Waste and Acquisition are located at First City Tower, 1001 Fannin, Suite 4000, Houston, Texas 77002, and the telephone number is (713) 512-6200.

  Additional information concerning USA Waste is included in USA Waste's reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement and Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

 United Waste Systems, Inc.

  United is the sixth largest provider of integrated, non-hazardous solid waste management services in the United States, as measured by 1996 revenues. United owns or operates 39 landfills, 80 collection companies and 78 transfer stations, and serves approximately 950,000 customers in 24 states. The principal executive offices of United are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and the telephone number is (203) 622-3131.

  Additional information concerning United is included in United's reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement and Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

THE MEETINGS

  The USA Waste Annual Meeting will be held at 2:00 p.m., Central Time on August 26, 1997, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the purpose of considering and acting upon proposals to (i) approve and adopt the Merger Agreement, (ii) elect four members of the USA Waste Board of Directors to serve as Class II directors for a three-year term expiring at the USA Waste annual meeting of stockholders to be held in the year 2000, (iii) approve the USA Waste Services, Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), (iv) approve an amendment to USA Waste's Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, to be effective only if the Merger is consummated, (v) to ratify the appointment of Coopers & Lybrand L.L.P., as independent accountants for the ensuing year and (vi) to transact such other business as may be properly brought before the meeting or any adjournment thereof. The United Special Meeting will be held at 11:00 a.m., Central Time on August 26, 1997, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas for the purpose of considering and acting upon a proposal to approve and adopt the Merger Agreement. The USA Waste Annual Meeting and the United Special Meeting, together, are sometimes referred to hereinafter as the "Meetings."

  Only those stockholders of USA Waste of record at the close of business on June 27, 1997 (the "USA Waste Record Date"), are entitled to notice of, and to vote at, the USA Waste Annual Meeting. Only those stockholders of United of record at the close of business on June 27, 1997 (the "United Record Date"), are entitled to notice of, and to vote at, the United Special Meeting.

  Pursuant to the rules of the NYSE, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of USA Waste Common Stock voted, in person or by proxy, at the USA Waste Annual Meeting, provided that the total votes cast on the proposal represent over 50% in interest of the shares entitled to vote thereon. At the close of business on the USA Waste Record Date, there were approximately 161.3 million shares of USA Waste Common Stock outstanding and entitled to vote at the USA Waste Annual Meeting. All executive officers and directors of USA Waste who are stockholders of USA Waste and who, as of the USA Waste Record Date, collectively had the right to vote approximately 20.1 million shares of USA Waste Common Stock, representing approximately 12.4% of the shares outstanding as of such date, have indicated to USA Waste that they intend to vote the shares of USA Waste Common Stock over which they have voting control in favor of the Merger Agreement. See "The Meetings--Vote Required for Approval."

  Pursuant to Delaware law, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of United Common Stock outstanding on the United Record Date. At the close of business on the United Record Date, there were approximately 44.2 million shares of United Common Stock outstanding and entitled to vote at the United Special Meeting. All executive officers and directors of United who, as of the United Record Date, were stockholders of United have indicated to United that they intend to vote their shares of United Common Stock in favor of the Merger Agreement. As of the United Record Date, such individuals collectively had the right to vote approximately 507,000 shares of United Common Stock, representing less than 2% of the shares outstanding as of such date. See "The Meetings--Vote Required for Approval."

THE MERGER

 Recommendations of the Boards of Directors

  The Board of Directors of USA Waste has unanimously approved the Merger Agreement and has directed that it be submitted to the stockholders of USA Waste. The Board of Directors of USA Waste recommends that the stockholders of USA Waste approve and adopt the Merger Agreement. See "The Merger and Related Transactions--Background of the Merger," "--Joint Reasons for the Merger," "-- USA Waste's Reasons for the Merger" and "--Recommendation of the Board of Directors of USA Waste."

  The Board of Directors of United has unanimously approved the Merger Agreement and has directed that it be submitted to the stockholders of United. The Board of Directors of United recommends that the stockholders of United approve and adopt the Merger Agreement. See "The Merger and Related Transactions--Background of the Merger," "--Joint Reasons for the Merger," "-- United's Reasons for the Merger" and "--Recommendation of the Board of Directors of United." In considering the recommendation of United's Board of Directors with respect to the Merger, United stockholders should be aware that certain officers and directors of United have direct or indirect interests in recommending the Merger, apart from their interests as stockholders of United, which are separate from those of unaffiliated stockholders of United. See "The Merger and Related Transactions--Conflicts of Interest."

 Conflicts of Interest

  Certain officers and directors of United have direct or indirect interests in recommending the Merger apart from their interests as stockholders of United, which are separate from those of unaffiliated stockholders of United. Such interests include: (i) pursuant to the Merger Agreement, USA Waste will offer to enter into consulting and non-competition agreements with Bradley S. Jacobs, Chairman of the Board and Chief Executive

Officer of United, John N. Milne, Vice Chairman, Senior Vice President, Chief Acquisition Officer, Treasurer and Secretary of United and Michael J. Nolan, Chief Financial Officer of United, such agreements to be effective at the Effective Time (as hereinafter defined) and it is expected that such individuals will enter into such agreements; (ii) all officers and directors of United hold vested and unvested options to acquire United Common Stock ("United Options"), all of which options are expected to be cancelled in exchange for a number of shares of USA Waste Common Stock equal in market value to the fair value of such options, as determined by an independent third party, in connection with the Merger; (iii) pursuant to the terms of their respective employment agreements with United, certain officers of United (six individuals), including Mr. Jacobs, Mr. Edward T. Sheehan, President and Chief Operating Officer of United, Mr. Milne and Mr. Nolan will have the right, and are expected, to terminate such employment agreements and will be entitled to receive severance payments upon consummation of the Merger in an aggregate amount of approximately $4.6 million; (iv) pursuant to the Merger Agreement, officers, directors and employees of United will be indemnified by USA Waste and United against certain liabilities and USA Waste will maintain in effect directors' and officers' liability insurance on behalf of such directors and officers; and (v) the Board of Directors of USA Waste is required, pursuant to the Merger Agreement, to take such action as may be necessary to cause two persons designated by United and acceptable to USA Waste to be elected to the Board of Directors of USA Waste as of a mutually agreeable time after the Effective Time. It is currently expected that Richard D. Kinder and Jerome B. York will be the United designees to the USA Waste Board of Directors. See "Election of USA Waste Directors--Board of Directors After the Merger." For more information on such conflicts of interest, see "The Merger and Related Transactions-- Conflicts of Interest."

 Opinions of Financial Advisors

  On April 13, 1997, the Board of Directors of USA Waste received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that, as of such date, the Exchange Ratio was fair to USA Waste from a financial point of view. The full text of the written opinion of DLJ, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Joint Proxy Statement and Prospectus as Appendix B and is incorporated herein by reference. HOLDERS OF USA WASTE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger and Related Transactions--Opinion of Financial Advisor to USA Waste." On April 13, 1997, Goldman, Sachs & Co. ("Goldman Sachs") delivered its written opinion to the Board of Directors of United that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of shares of United Common Stock. Goldman Sachs subsequently delivered to the Board of Directors of United its written opinion, dated as of the date of this Joint Proxy Statement and Prospectus, that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of shares of United Common Stock. The full text of the written opinion of Goldman Sachs dated as of the date of this Joint Proxy Statement and Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. HOLDERS OF UNITED COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger and Related Transactions--Opinion of Financial Advisor to United."

 Certain Terms of The Merger

  EXCHANGE RATIO. At the Effective Time, Acquisition will merge with and into United, and United will become a wholly owned subsidiary of USA Waste. In the Merger, each outstanding share of United Common Stock will be converted into the right to receive, without interest, 1.075 shares of USA Waste Common Stock. In addition, at the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Acquisition ("Acquisition Common Stock") will be converted into one share of common stock, par value $.001 per share of the corporation surviving the Merger (the "Surviving Corporation").

  Based upon the number of shares of common stock of USA Waste and United outstanding as of June 27, 1997, and assuming that approximately 1.9 million shares of USA Waste Common Stock are issued in exchange for the cancellation of outstanding United Options in connection with the Merger, approximately 210.8 million shares of USA Waste Common Stock will be outstanding immediately after the Effective Time, of which approximately 49.5 million shares, representing 23.5% of the total number of outstanding shares, will be held by former holders of United Common Stock and United Options. See "The Plan of Merger and Terms of the Merger--Manner and Basis for Converting Shares" and "--Exchange and Cancellation of United Options."

  FRACTIONAL SHARES. No fractional shares of USA Waste Common Stock will be issued pursuant to the Merger. In lieu of such fractional shares, each holder of shares of United Common Stock who would otherwise have been entitled to receive a fraction of a share of USA Waste Common Stock will be entitled to receive from the Exchange Agent (as hereinafter defined) a cash payment equal to such fraction multiplied by the average closing price per share of USA Waste Common Stock as reported on the NYSE Composite Tape during the 10 trading days immediately preceding the Effective Time.

  EFFECTIVE TIME OF THE MERGER. The Merger will become effective at such time (the "Effective Time") as shall be stated in a certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Certificate of Merger") in accordance with the Delaware General Corporation Law (the "DGCL"). Assuming the requisite stockholder approval of the Merger Agreement is obtained, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Meetings. If all other conditions to the Merger have not been satisfied or waived prior to the Meetings, however, it is expected that the Merger will occur as soon as practicable after such conditions have been satisfied or waived.

  EXCHANGE OF UNITED COMMON STOCK CERTIFICATES. Promptly after consummation of the Merger, BankBoston, N.A. (the "Exchange Agent") will mail a letter of transmittal with instructions to each holder of record of United Common Stock for use in exchanging certificates representing shares of United Common Stock for certificates representing shares of USA Waste Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of United Common Stock until they have received the letter of transmittal from the Exchange Agent. See "The Plan of Merger and Terms of the Merger--Manner and Basis for Converting Shares."

  EXCHANGE AND CANCELLATION OF UNITED OPTIONS; CONVERSION OF UNITED WARRANTS; ADJUSTMENT OF UNITED CONVERTIBLE NOTES. Pursuant to the Merger Agreement, United will use commercially reasonable efforts to ensure that, at the Effective Time, all United Options which are outstanding on the date of effectiveness of the Merger as specified in the Certificate of Merger (the "Effective Date"), whether or not such United Options have previously vested or become exercisable, will be cancelled in exchange for a number of shares of USA Waste Common Stock equal in market value to the fair value of such United Options as of the Effective Time, as determined by an independent third party. See "The Plan of Merger and Terms of the Merger--Exchange and Cancellation of United Options." The Merger Agreement also provides that at the Effective Time, each unexpired warrant to purchase United Common Stock that is outstanding at the Effective Time, whether or not exercisable, will be converted into a warrant to purchase a number of shares of USA Waste Common Stock equal to the number of shares of United Common Stock that could be purchased under such warrant multiplied by the Exchange Ratio, at a price per share of USA Waste Common Stock equal to the per share exercise price of such warrant divided by the Exchange Ratio. See "The Plan of Merger and Terms of the Merger--Conversion of United Warrants." The Merger Agreement further provides that United will, and USA Waste will cause the Surviving Corporation to, execute a supplemental indenture (the "Supplemental Indenture"), effective as of the Effective Time, by which there will be made adjustments to the conversion provisions of the Indenture dated as of June 5, 1996 (the "United Indenture") relating to the 4 1/2% convertible subordinated notes issued by United (the "United Convertible Notes") that are required to be made as a result of the Merger in order to provide for the United Convertible Notes to be convertible, from and after the Merger, into shares of USA Waste Common Stock (and cash in lieu of fractional shares) in the manner and to the extent required by the United Indenture. See "The Plan of Merger and Terms of the Merger--Adjustment of United Convertible Notes." As of June 27, 1997, the outstanding United Options included options held by officers and directors of United to acquire 2,451,389 shares of United Common Stock pursuant to the terms of certain stock option agreements, at exercise prices ranging from $7.00 to $41.20 per share. See "The Merger and Related Transactions--Conflicts of Interest."

  INDEMNIFICATION. The Merger Agreement provides that the officers, directors, employees and agents of United or any of its subsidiaries will be indemnified by USA Waste against certain liabilities and costs, including those arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time or arising out of or pertaining to the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that (i) the indemnification provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation as in effect at the Effective Time will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of United, (ii) USA Waste will assume, be jointly and severally liable for, and honor, and will cause the Surviving Corporation to honor, in accordance with their respective terms, certain indemnification agreements of United without limit as to time; and (iii) for a period of six years after the Effective Time, USA Waste will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by United and its subsidiaries (or policies with the same coverages and amounts and containing terms and conditions that are no less advantageous to the indemnified parties) with respect to matters arising on or before the Effective Time. See "The Plan of Merger and Terms of the Merger--Indemnification."

 Conditions to the Merger

  MATERIAL FEDERAL INCOME TAX CONSEQUENCES. It is a condition to USA Waste's obligation to consummate the Merger (the "USA Waste Tax Condition") that USA Waste shall have received an opinion of its counsel to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) no gain or loss will be recognized by USA Waste or Acquisition for federal income tax purposes as a result of consummation of the Merger. It is a condition to United's obligation to consummate the Merger (the "United Tax Condition") that United shall have received an opinion of its counsel to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by USA Waste, United or Acquisition as a result of the Merger, and (iii) no gain or loss will be recognized by the holders of United Common Stock upon the exchange of their United Common Stock solely for shares of USA Waste Common Stock, except for gain or loss attributable to cash received in lieu of fractional shares. Both the USA Waste Tax Condition and the United Tax Condition are waivable at the option of the party entitled to receive such opinion as a condition of its obligation to consummate the Merger. Neither USA Waste nor United currently intends to waive such condition. In the event that such condition is waived by either party, USA Waste and United will recirculate a revised Joint Proxy Statement and Prospectus that discloses the waiver of this condition and contains all related material disclosure, including risks to investors. In such event, USA Waste and United will resolicit proxies from their stockholders. See "The Merger and Related Transactions--Material Federal Income Tax Consequences."

  ACCOUNTING TREATMENT. It is a condition to each party's obligation to consummate the Merger that USA Waste shall have received a letter from Coopers & Lybrand L.L.P., dated as of the date on which the transactions contemplated by the Merger Agreement are consummated (the "Closing Date"), to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. Furthermore, it is a condition to each party's obligation to consummate the Merger that each of the parties to the Merger Agreement shall have received a letter dated the Closing Date, addressed to United, from Ernst & Young LLP regarding such firm's concurrence with United's management's conclusions that no conditions exist related to United that would preclude USA Waste's accounting for the Merger with United as a pooling of interests under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. See "The Merger and Related Transactions--Accounting Treatment."

  GOVERNMENTAL AND REGULATORY APPROVALS. Consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On April 18, 1997, USA Waste and United filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). On May 16, 1997, USA Waste and United received a request from the Antitrust Division for additional information. USA Waste and United substantially complied with such request on July 11, 1997. USA Waste, United and the Antitrust Division have agreed that the waiting period will expire at 11:59 p.m., New York City time, on August 4, 1997. At any time before or after the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of USA Waste or United or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Consummation of the Merger is also conditioned upon receipt, prior to the Effective Time, of all necessary material governmental waivers, consents, orders and approvals and all necessary material consents from lenders. See "The Merger and Related Transactions--Government and Regulatory Approvals."

  NO STATUTE OR INJUNCTION PREVENTING MERGER. Consummation of the Merger is subject to the condition that no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal, and no injunction, preliminary or permanent, or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect.

  OTHER CONDITIONS TO THE MERGER. In addition to the approval and adoption of the Merger Agreement by the requisite votes of USA Waste, Acquisition and United stockholders and the satisfaction of the conditions described above, the respective obligations of USA Waste and United to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including, without limitation, (i) conditions relating to the accuracy of each party's representations and warranties and compliance with each party's covenants, and (ii) a condition to the effect that the shares of USA Waste Common Stock issuable in the Merger and those to be reserved for issuance upon the exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE, upon official notice of issuance. Additionally, the obligation of United to effect the Merger is subject to satisfaction or waiver of the condition that the average of the daily closing prices per share of USA Waste Common Stock (as reported on the NYSE Composite Tape) during the 20 consecutive trading days ending on the second trading day prior to any then scheduled Closing Date (any such average, the "USA Waste Trading Price") shall be $31.50 per share or more. See "The Plan of Merger and Terms of the Merger--Conditions to the Merger."

 No Solicitation

  The Merger Agreement provides that, after the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, United will not, and will not permit its subsidiaries to, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and United will use its reasonable efforts to cause any officer, director, or employee of United, or any attorney, accountant, investment banker, financial advisor or other agent retained by United or any of its subsidiaries not to initiate, solicit, negotiate, encourage, or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties or any capital stock of United whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or any combination thereof (an "Acquisition Transaction"). Notwithstanding the foregoing, United may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") that United's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would result (if consummated pursuant to its terms) in an Acquisition

Transaction more favorable to United's stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Merger Agreement), confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors of United, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to United's stockholders. See "The Plan of Merger and Terms of the Merger--No Solicitation of Acquisition Transactions."

 Termination or Amendment of Merger Agreement

  TERMINATION. The Merger Agreement may be terminated under certain circumstances, including (a) by the mutual written consent of USA Waste and United or (b) either by USA Waste or United at any time prior to the Closing Date (i) upon a material breach of a representation or warranty by the other party (the "Non-Terminating Party") which is not cured in all material respects and which causes certain conditions set forth in the Merger Agreement to be incapable of being satisfied; (ii) if the Merger is not completed by October 31, 1997, (unless due to a delay or default on the part of the party requesting termination (the "Terminating Party")); (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Terminating Party and if the Terminating Party shall have used reasonable efforts to prevent entry of such order; (iv) if the Non-Terminating Party (x) fails to perform in any material respect any of its material covenants in the Merger Agreement and (y) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to the Non-Terminating Party by the Terminating Party; and (v) if the stockholders of the Non-Terminating Party fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment thereof. Additionally, United may terminate the Merger Agreement if (A) it receives a Superior Proposal, resolves to accept such Superior Proposal and if it shall have given USA Waste two days' prior written notice of its intention to terminate (provided that such termination shall not be effective until such time as certain termination fees shall have been received by USA Waste); or (B) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of United or any group of which any affiliate of United is a member) for all outstanding shares of United Common Stock, United's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer, and United shall have given USA Waste two days' prior written notice of its intention to terminate (provided that such termination shall not be effective until such time as certain termination fees shall have been received by USA Waste). USA Waste may terminate the Merger Agreement if the Board of Directors of United shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of United that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of United or any group of which any affiliate of United is a member); provided that USA Waste may not so terminate the Merger Agreement until three days after receipt of a notice from United of such Superior Proposal.

  AMENDMENT. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may occur at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of United and USA Waste. See "The Plan of Merger and Terms of the Merger--Termination or Amendment."

  TERMINATION FEES; EXPENSES. USA Waste or United may be required to pay the other a fee of $50 million upon termination of the Merger Agreement depending upon the circumstances surrounding such termination. Certain expenses incurred in connection with this Joint Proxy Statement and Prospectus will be shared equally by USA Waste and United. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. See "The Plan of Merger and Terms of the Merger--Termination Fees" and "--Expenses."

 Dissenters' Rights

  Delaware law does not require that holders of USA Waste Common Stock or United Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal or dissenters' rights or the right to receive cash for their shares. Neither USA Waste nor United intend to make available any such rights to their respective stockholders.

STOCKHOLDERS' COMPARATIVE RIGHTS

  The rights of stockholders of United are currently governed by Delaware law, the Certificate of Incorporation and Bylaws of United. The rights of stockholders of USA Waste are governed by Delaware law and the Certificate of Incorporation and Bylaws of USA Waste. See "Comparative Rights of Stockholders of USA Waste and United."

MARKET PRICE DATA

  USA Waste Common Stock is traded on the NYSE under the symbol "UW." United Common Stock is traded on the Nasdaq Stock Market under the symbol "UWST." The following table sets forth the range of high and low per share sale prices for the USA Waste Common Stock and the United Common Stock as reported on the NYSE Composite Tape and the Nasdaq Stock Market, respectively, for the period from January 1, 1995 through July 23, 1997.

                                                      USA WASTE   UNITED COMMON
                                                    COMMON STOCK      STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
      1995
        First Quarter.............................. $12.50 $10.00 $15.00 $11.50
        Second Quarter.............................  16.63  11.50  18.00  13.63
        Third Quarter..............................  22.00  14.63  21.88  17.25
        Fourth Quarter.............................  22.50  17.00  21.63  18.00
      1996
        First Quarter.............................. $25.63 $17.25 $25.75 $17.88
        Second Quarter.............................  32.63  24.00  32.25  24.25
        Third Quarter..............................  34.13  22.75  35.50  23.75
        Fourth Quarter.............................  34.25  28.63  38.75  28.75
      1997
        First Quarter.............................. $38.88 $28.63 $40.88 $31.50
        Second Quarter.............................  39.12  29.50  41.75  30.38
        Third Quarter (through July 23)............  41.75  38.00  44.38  40.25

  On April 11, 1997, the last trading day prior to announcement by USA Waste and United that they had reached an agreement concerning the Merger, the closing sale price of USA Waste Common Stock as reported on the NYSE Composite Tape was $35.25 per share, and the closing sale price of United Common Stock as reported on the Nasdaq Stock Market was $37.63 per share. Assuming the Merger had occurred on such date, the equivalent market value per share of United Common Stock, calculated by multiplying the closing sale price of USA Waste Common Stock by the Exchange Ratio, would have been $37.89.

  On July 23, 1997, the closing sale price of USA Waste Common Stock as reported on the NYSE Composite Tape was $41.13 per share, and the closing sale price of United Common Stock as reported on the Nasdaq Stock

Market was $43.75 per share. The market prices of shares of USA Waste Common Stock and United Common Stock are subject to fluctuation. It is a condition to United's obligation to effect the Merger that the USA Waste Trading Price is $31.50 or more. See "The Plan of Merger and Terms of the Merger--Conditions to the Merger." Subject to this condition, the market price of USA Waste Common Stock on the Closing Date, the date shares of USA Waste Common Stock are received by holders of United Common Stock, or the date on which such shares of USA Waste Common Stock are eventually sold, may be more or less than the price of USA Waste Common Stock as of the date of this Joint Proxy Statement and Prospectus. As a result, stockholders are urged to obtain current market quotations. Neither USA Waste nor United has ever declared or paid cash dividends on its common stock. See "Market Price Data--Dividend Information."

  Following the Merger, USA Waste Common Stock will continue to be traded on the NYSE under the symbol "UW", and the listing of United Common Stock on the Nasdaq Stock Market will be terminated.

SUMMARY FINANCIAL INFORMATION

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected historical consolidated financial data of USA Waste for each of the five years in the period ended December 31, 1996, have been derived from the historical audited consolidated financial statements. The following selected historical consolidated financial data of USA Waste for the three months ended March 31, 1996 and 1997, have been derived from the historical unaudited condensed consolidated financial statements of USA Waste. The selected Statement of Operations Data of United as set forth below for the years ended December 31, 1993, 1994, 1995, and 1996 have been derived from the audited consolidated financial statements of United. The selected Balance Sheet Data of United as set forth below as of December 31, 1994, 1995, and 1996 has also been derived from the audited consolidated financial statements of United. The selected consolidated Statement of Operations Data and consolidated Balance Sheet Data of United as set forth below for the year ended December 31, 1992, as of December 31, 1992 and 1993, respectively, and as of and for the three months ended March 31, 1996 and 1997, are derived from unaudited financial statements of United and reflect all adjustments which management considers necessary for a fair presentation of the financial position and results of operations for these periods. The historical financial data is not necessarily indicative of results to be expected after the Merger is consummated. The financial data should be read in conjunction with the separate audited consolidated financial statements and the notes thereto incorporated by reference herein. See "Available Information."

                            USA WASTE SERVICES, INC.

                                                                                       THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                            MARCH 31,
                          ----------------------------------------------------------  ----------------------
                             1992        1993        1994        1995        1996        1996        1997
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues......  $  682,869  $  778,966  $  897,644  $  987,705  $1,313,388  $  282,525  $  364,905
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Costs and expenses:
 Operating (exclusive of
  depreciation and
  amortization shown
  below)................     424,497     455,282     520,255     551,305     704,917     158,956     187,723
 General and
  administrative........     130,956     126,347     138,819     140,051     160,539      36,704      42,794
 Depreciation and
  amortization..........      77,872      96,861     112,860     119,570     153,168      32,701      45,589
 Merger costs...........          --          --       3,782      25,639     120,656          --          --
 Unusual items..........      72,090       2,672       8,863       4,733      63,800          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                             705,415     681,162     784,579     841,298   1,203,080     228,361     276,106
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) from
 operations.............     (22,546)     97,804     113,065     146,407     110,308      54,164      88,799
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Other income (expense):
 Shareholder litigation
  settlement and other
  litigation related
  costs.................     (10,853)     (5,500)    (79,400)         --          --          --          --
 Interest expense:
 Nonrecurring interest..          --          --      (1,254)    (10,994)         --          --          --
 Other..................     (44,612)    (46,032)    (47,678)    (48,558)    (45,547)    (11,227)    (11,957)
 Interest income........       6,840       4,835       4,670       5,482       5,267       1,930       1,565
 Other income, net......       2,285       1,161       2,570       5,143       8,060       1,215       3,472
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                             (46,340)    (45,536)   (121,092)    (48,927)    (32,220)     (8,082)     (6,920)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........     (68,886)     52,268      (8,027)     97,480      78,088      46,082      81,879
Provision for (benefit
 from) income taxes.....     (27,554)     24,249       1,015      44,992      45,142      18,430      32,752
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss).......     (41,332)     28,019      (9,042)     52,488      32,946      27,652      49,127
Preferred dividends.....         152         582         565          --          --          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) available
 to common shareholders.  $  (41,484) $   27,437  $   (9,607) $   52,488  $   32,946  $   27,652  $   49,127
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common share...........  $    (0.47) $     0.29  $    (0.09) $     0.46  $     0.24  $     0.21  $     0.32
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............      88,371      95,858     103,422     113,279     139,740     132,362     159,472
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........  $   75,143  $   45,805  $    9,971  $   30,109  $   20,020  $   54,333  $   70,640
Intangible assets, net..     104,471     152,370     185,066     262,205     517,399     284,068     807,571
Total assets............   1,311,828   1,428,444   1,588,996   1,933,557   2,830,505   2,154,399   3,686,795
Long-term debt,
 including current
 maturities.............     614,684     650,331     688,673     731,741   1,187,000     863,598   1,454,383
Stockholders' equity....     457,745     534,989     560,616     907,622   1,155,276   1,002,542   1,668,948

                           UNITED WASTE SYSTEMS, INC.

                                                                              THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues......  $ 56,771  $109,006  $146,043  $228,377  $335,743  $ 69,581  $ 95,580
                          --------  --------  --------  --------  --------  --------  --------
Costs and expenses:
 Operating..............    37,077    68,200    88,612   140,814   206,786    45,454    61,862
 General and
  administrative........    14,276    20,440    22,527    34,841    53,106    11,410    15,202
                          --------  --------  --------  --------  --------  --------  --------
                            51,353    88,640   111,139   175,655   259,892    56,864    77,064
                          --------  --------  --------  --------  --------  --------  --------
Income from operations..     5,418    20,366    34,904    52,722    75,851    12,717    18,516
                          --------  --------  --------  --------  --------  --------  --------
Other income (expense):
 Interest expense.......    (3,028)   (4,705)   (6,424)  (10,061)  (14,950)   (3,409)   (4,141)
 Other income, net......       796       825       474       948      (252)      139       662
                          --------  --------  --------  --------  --------  --------  --------
                            (2,232)   (3,880)   (5,950)   (9,113)  (15,202)   (3,270)   (3,479)
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................     3,186    16,486    28,954    43,609    60,649     9,447    15,037
Provision for income
 taxes..................     2,068     4,921     7,944    15,321    25,256     3,669     6,202
                          --------  --------  --------  --------  --------  --------  --------
Net income..............     1,118    11,565    21,010    28,288    35,393     5,778     8,835
Preferred dividends.....     2,529     1,655     1,275       373        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) available
 to common shareholders.  $ (1,411) $  9,910  $ 19,735  $ 27,915  $ 35,393  $  5,778  $  8,835
                          ========  ========  ========  ========  ========  ========  ========
Primary earnings (loss)
 per common share.......  $  (0.14) $   0.49  $   0.76  $   0.82  $   0.89  $   0.15  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Fully diluted earnings
 (loss) per common
 share..................  $  (0.14) $   0.48  $   0.72  $   0.81  $   0.88  $   0.15  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Primary weighted average
 number of common and
 common equivalent
 shares outstanding.....    10,256    20,108    26,076    34,694    39,944    39,073    42,707
                          ========  ========  ========  ========  ========  ========  ========
Fully diluted weighted
 average number of
 common and common
 equivalent shares
 outstanding............    10,256    20,841    29,154    34,899    42,914    39,283    47,353
                          ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital
 (deficit)..............  $   (919) $ (8,240) $ (8,070) $ (3,975) $ 11,822  $ (3,345) $ 78,358
Intangible assets, net..    14,136    43,983    65,485   171,739   286,852   192,153   303,329
Total assets............   130,967   188,978   254,855   540,568   801,042   580,238   904,749
Long-term debt,
 including current
 maturities.............    40,107    60,683    70,458   177,309   317,888   193,014   278,442
Stockholders' equity....    61,955    88,521   127,987   242,263   318,714   261,869   449,750

      SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                          AND SUPPLEMENTAL INFORMATION

  The following summary combined unaudited pro forma condensed financial information of USA Waste and United gives effect to the Merger under the "pooling of interests" method of accounting as if the Merger had been consummated as of the beginning of the periods presented. The pro forma information for the years ended December 31, 1994, 1995 and 1996 was prepared based on the respective audited historical financial information of USA Waste and United. The pro forma information for the three months ended March 31, 1997 was prepared based on the respective unaudited historical financial information of USA Waste and United. The Supplemental--Pro Forma information reflects, in addition the pro forma adjustments in the combined unaudited pro forma condensed financial statements, the impact of certain acquisition and financing transactions occurring in 1996 and 1997. The Supplemental--Pro Forma earnings per common share and weighted average number of common and common equivalent shares outstanding for the three months ended March 31, 1997, includes the dilutive impact of USA Waste's 4% convertible debt as if such debt was converted on January 1, 1997. These supplemental adjustments do not include the impact of certain cost and expense savings and other economic benefits that are expected to be realized as a result of the Merger. See " USA Waste and United Supplemental Information Relating to the Combined Unaudited Pro Forma Condensed Financial Statements."

                         USA WASTE AND UNITED COMBINED

                                                                               THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     MARCH 31, 1997
                          ------------------------------------------------- -------------------------
                                                                              SUMMARY
                                                                             COMBINED
                             SUMMARY COMBINED UNAUDITED                      UNAUDITED
                                PRO FORMA CONDENSED           SUPPLEMENTAL-  PRO FORMA
                               FINANCIAL INFORMATION            PRO FORMA    CONDENSED
                          ----------------------------------  -------------  FINANCIAL  SUPPLEMENTAL-
                             1994        1995        1996         1996      INFORMATION   PRO FORMA
                          ----------  ----------  ----------  ------------- ----------- -------------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Operating revenues......  $1,043,687  $1,216,082  $1,649,131   $2,523,650    $460,485     $617,827
                          ----------  ----------  ----------   ----------    --------     --------
Cost and expenses:
 Operating (exclusive of
  depreciation and
  amortization shown
  below)................     596,868     672,117     881,401    1,428,559     241,318      341,227
 General and
  administrative........     159,097     169,686     200,101      295,606      55,674       73,766
 Depreciation and
  amortization..........     127,108     143,878     191,044      306,169      56,178       77,417
 Merger costs...........       3,782      26,539     126,626      126,626          --           --
 Unusual items..........       8,863       4,733      63,800       63,800          --           --
                          ----------  ----------  ----------   ----------    --------     --------
                             895,718   1,016,953   1,462,972    2,220,760     353,170      492,410
                          ----------  ----------  ----------   ----------    --------     --------
Income from operations..     147,969     199,129     186,159      302,890     107,315      125,417
                          ----------  ----------  ----------   ----------    --------     --------
Other income (expense):
 Shareholder litigation
  settlement and other
  related costs.........     (79,400)         --          --           --          --           --
 Interest expense:
 Nonrecurring...........      (1,254)    (10,994)         --           --          --           --
 Other..................     (54,102)    (58,619)    (60,497)     (91,886)    (16,098)     (25,074)
 Interest income........       5,085       6,682       6,699        6,496       2,053        2,053
 Other income, net......       2,629       4,891       6,376        8,737       3,646        3,781
                          ----------  ----------  ----------   ----------    --------     --------
                           (127,042)     (58,040)    (47,422)     (76,653)    (10,399)     (19,240)
                          ----------  ----------  ----------   ----------    --------     --------
Income before income
 taxes..................      20,927     141,089     138,737      226,237      96,916      106,177
Provision for income
 taxes..................       8,959      60,313      70,398      104,107      38,954       43,586
                          ----------  ----------  ----------   ----------    --------     --------
Net income..............      11,968      80,776      68,339      122,130      57,962       62,591
Preferred dividends.....       1,840         373          --           --          --           --
                          ----------  ----------  ----------   ----------    --------     --------
Income available to
 common shareholders....  $   10,128  $   80,403  $   68,339   $  122,130    $ 57,962     $ 62,591
                          ==========  ==========  ==========   ==========    ========     ========
Earnings per common
 share..................  $     0.08  $     0.53  $     0.37   $     0.59    $   0.29     $   0.30
                          ==========  ==========  ==========   ==========    ========     ========
Weighted average number
 of common equivalent
 shares outstanding.....     131,454     150,575     182,680      205,263     205,382      217,026
                          ==========  ==========  ==========   ==========    ========     ========

                         COMBINED UNAUDITED
                             PRO FORMA
                             CONDENSED      SUPPLEMENTAL-
                             FINANCIAL        PRO FORMA
                         INFORMATION AS OF      AS OF
                           MARCH 31, 1997   MARCH 31, 1997
                         ------------------ --------------
BALANCE SHEET DATA:
Working Capital.........     $  130,110       $  116,702
Intangible assets, net..      1,110,900        1,294,176
Total assets............      4,591,544        5,185,286
Long-term debt,
 including current
 maturities.............      1,732,825        2,158,988
Stockholders' equity....      2,099,810        2,180,373

     SUPPLEMENTAL INFORMATION--ADJUSTED RELATING TO PRO FORMA STATEMENT OF
                                   OPERATIONS

  The following Supplemental Information--Adjusted for the year ended December 31, 1996 adjusts the Supplemental Information--Pro Forma and reflects the pro forma results of operations for the year ended December 31, 1996, exclusive of merger costs and unusual items, which primarily represent charges to operations for the estimated losses expected to be incurred as a result of the disposition of duplicate or excess assets or certain non-core assets generally accumulated through significant business combinations. The presentation of results of operations exclusive of these nonrecurring items is not in accordance with generally accepted accounting principles. However, the Supplemental Information--Adjusted is included herein because USA Waste is aware that such information is used by certain investors when analyzing USA Waste's results of operations. USA Waste expects to continue to pursue opportunities to expand through acquisitions and may incur similar charges to operations in the future. These adjustments do not include additional cost reductions relating to landfill and collection operations or additional revenues that may result from volume or price increases.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                 --------------
                                                                 (IN THOUSANDS,
                                                                   EXCEPT PER
                                                                 SHARE AMOUNTS)
Operating revenues..............................................   $2,523,650
Income from operations..........................................   $  494,991
Income available to common shareholders.........................   $  249,998
Earnings per common share.......................................   $     1.21
Weighted average number of common and common equivalent shares
 outstanding....................................................      217,551

  The adjustments made to the Supplemental Information--Pro Forma to derive the Supplemental Information--Adjusted are as follows:

  . Removal of approximately $126.6 million in costs incurred in connection with the merger transactions with Western Waste Industries ("Western"), Grand Central Sanitation, the Salinas Companies, and Sanifill, Inc. ("Sanifill") consummated on May 7, 1996, May 15, 1996, June 28, 1996, and August 30, 1996, respectively.

  . Removal of other unusual and nonrecurring charges of $63.8 million primarily relating to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to certain Mexican operations, and various other terminated projects.

  . Adjustments to reflect USA Waste's effective tax rate of 40%, giving effect to the exclusion of certain nondeductible merger costs using the measurement principles contained in Statement of Financial Accounting Standards No. 109.

  . Earnings per common share and weighted average number of common and common equivalent shares outstanding for the year ended December 31, 1996, include the dilutive impact of USA Waste's issuance of 4% convertible debt as if such debt was converted on January 1, 1996.

                      COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth for the periods and as of the dates indicated
(a) the income (loss) available to common shareholders per common share, the book value per share and the tangible book value per share of USA Waste Common Stock; (b) the income available to common shareholders per common share, the book value per share and the tangible book value per share of United Common Stock; (c) the combined unaudited pro forma income available to common shareholders per common share, the unaudited pro forma book value per share and the unaudited tangible book value per share of USA Waste Common Stock after giving effect to the Merger on a pooling of interests basis; and (d) the United equivalent combined unaudited pro forma income available to common shareholders per common share, and the unaudited pro forma book value per share and tangible book value per share attributable to the 1.075 shares of USA Waste Common Stock that will be received by United stockholders for each share of United Common Stock. The information presented in the table should be read in conjunction with the combined unaudited pro forma condensed financial statements and the separate historical consolidated financial statements of USA Waste and United and the notes thereto appearing elsewhere herein or incorporated by reference herein. The Supplemental Information--Pro Forma reflects, in addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements, the impact of certain acquisition and financing transactions occurring in 1996 and 1997. The Supplemental Information--Pro Forma earnings per common share and weighted average number of common and common equivalent shares outstanding for the three months ended March 31, 1997 includes the dilutive impact of USA Waste's 4% convertible debt as if such debt was converted on January 1, 1997. See "USA Waste and United Combined Unaudited Pro Forma Condensed Financial Statements."

                                                                       UNITED
                                                                     EQUIVALENT
                                         USA WASTE UNITED COMBINED    COMBINED
                                         --------- ------ --------   ----------
Income (loss) available to common
 shareholders per common share:
Historical:
  Year ended December 31, 1994.........   $(0.09)  $ 0.76  $ 0.08      $ 0.09
  Year ended December 31, 1995.........     0.46     0.82    0.53        0.57
  Year ended December 31, 1996.........     0.24     0.89    0.37        0.40
  Three months ended March 31, 1997....     0.32     0.21    0.29        0.31
Supplemental Information--Pro Forma:
  Year ended December 31, 1996.........                      0.59(1)     0.63
  Three months ended March 31, 1997....                      0.30        0.32
Book value per share at March 31, 1997:
  Historical...........................    10.83    10.45   10.48       11.27
  Supplemental Information--Pro Forma..                     10.61       11.41
Tangible book value per share at March
 31, 1997:
  Historical...........................     5.59     3.40    4.90        5.31
  Supplemental Information--Pro Forma..                      4.31        4.63

--------
(1) Does not give effect to adjustments for certain nonrecurring and other items described elsewhere herein. See "USA Waste and United Supplemental Information--Adjusted Relating to the Pro Forma Statement of Operations for the Year Ended December 31, 1996." If such adjustments were applied to the Supplemental Information--Pro Forma reflected above, earnings per common share for the year ended December 31, 1996 would have been $1.21.

  Neither USA Waste nor United has ever declared or paid cash dividends on its common stock. See "Market Price Data--Dividend Information."

OTHER PROPOSALS TO BE PRESENTED AT THE USA WASTE ANNUAL MEETING

  At the USA Waste Annual Meeting, stockholders of USA Waste will also be asked to consider and act upon the following other proposals:

  PROPOSAL NO. 2. To elect four members of the Board of Directors of USA Waste to serve as Class II directors for a three-year term expiring at the USA Waste annual meeting of stockholders to be held in the year 2000. See "Election of USA Waste Directors--Nominees for Election as Directors." THE BOARD OF DIRECTORS OF USA WASTE RECOMMENDS THAT THE STOCKHOLDERS OF USA WASTE VOTE FOR THE NOMINEES FOR DIRECTORS DESCRIBED HEREIN.

  PROPOSAL NO. 3. To approve and adopt the Stock Purchase Plan, which provides the employees of USA Waste with the ability to purchase, under certain terms and conditions, shares of USA Waste Common Stock in connection with payroll deductions elected to be made by such employees. See "Approval and Adoption of the Stock Purchase Plan." THE BOARD OF DIRECTORS OF USA WASTE RECOMMENDS THAT THE STOCKHOLDERS OF USA WASTE VOTE FOR THE STOCK PURCHASE PLAN.

  PROPOSAL NO. 4. To approve an amendment to the Restated Certificate of Incorporation of USA Waste to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, to be effective only if the Merger is consummated. The Board of Directors of USA Waste believes that this amendment to increase the number of authorized shares of USA Waste Common Stock is necessary in order to assure that after the Merger, USA Waste will have shares available for issuance at the Board of Directors' discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. THE BOARD OF DIRECTORS OF USA WASTE RECOMMENDS THAT THE STOCKHOLDERS OF USA WASTE VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF USA WASTE.

  PROPOSAL NO. 5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants to audit USA Waste's financial statements for fiscal 1997. See "Ratification of Appointment of Independent Accountants." THE BOARD OF DIRECTORS OF USA WASTE RECOMMENDS THAT THE STOCKHOLDERS OF USA WASTE VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

                                 RISK FACTORS

  In addition to the other information set forth in this Joint Proxy Statement and Prospectus, the following factors should be considered by the USA Waste stockholders and the United stockholders before voting on the proposals contained herein.

EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED

  There can be no assurance that the expected benefits of the Merger relative to the combined business as described under "The Merger and Related Transactions--Joint Reasons for the Merger," "--USA Waste's Reasons for the Merger" and "--United's Reasons for the Merger" will be achieved. Whether the anticipated benefits of the Merger are ultimately achieved will depend on a number of factors, including the ability of the combined company to achieve administrative cost savings, geographic and other efficiencies resulting from access to more landfills, insurance and bonding cost reductions, lower cost of capital and general economies of scale, and the ability of the combined company to retain municipal contracts and generally to capitalize on its combined asset base and strategic position.

STOCK PRICES MAY VARY IN RESPONSE TO CHANGES IN BUSINESS AND ECONOMIC
CONDITIONS

  The relative stock prices of the USA Waste Common Stock and the United Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof, the date on which stockholders vote on the Merger, the date that shares of USA Waste Common Stock are received by holders of United Common Stock or the date on which such shares of USA Waste Common Stock are eventually sold due to, among other factors, changes in the business, operations and prospects of USA Waste or United, as the case may be, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. The Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the USA Waste Common Stock and the United Common Stock. However, it is a condition to United's obligation to effect the Merger that the USA Waste Trading Price is $31.50 or more.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Merger by the Board of Directors of United, United stockholders should be aware that the directors and executive officers of United have certain interests in the Merger that are different from, or in addition to, the interests of United stockholders generally; such interests, together with other relevant factors, were considered by the Board of Directors of United in making its recommendation and approving the Merger Agreement. See "The Merger and Related Transactions--Conflicts of Interest."

NO ASSURANCE OF SUCCESSFUL MANAGEMENT AND MAINTENANCE OF GROWTH

  USA Waste has experienced rapid growth, primarily through acquisitions. USA Waste's financial results and prospects depend in large part on its ability to successfully manage and to improve the operating efficiencies and productivity of these acquired operations. In particular, there can be no assurance that USA Waste will be able to successfully integrate the operations of Sanifill and Western, USA Waste's largest acquisitions to date, or that USA Waste will be able to successfully integrate the operations of United if the Merger is consummated. In particular, whether the anticipated benefits of the acquired operations are ultimately achieved will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings, rationalization of collection routes, geographic and other efficiencies resulting from access to more landfills, insurance and bonding cost reductions, lower cost of capital and general economies of scale and the ability of the combined company to retain municipal contracts and generally to capitalize on its combined asset base and strategic position.

  Moreover, the ability of USA Waste to continue to grow will depend on a number of factors, including competition from other waste management companies, availability of satisfactory acquisition opportunities, availability of capital, ability to maintain margins and the management of costs in a changing regulatory environment. There can be no assurance that USA Waste will be able to continue to expand and successfully manage its growth.

RISKS ASSOCIATED WITH ACQUISITIONS, INCLUDING LEGAL MATTERS AND POTENTIAL DILUTION OF OWNERSHIP INTERESTS OF EXISTING STOCKHOLDERS

  USA Waste regularly pursues opportunities to expand through acquisitions. USA Waste plans to continue to seek acquisitions that complement its services, broaden its customer base and improve its operating efficiencies. USA Waste's acquisition strategy involves certain potential risks associated with assessing, acquiring and integrating the operations of acquired companies and potential risks associated with pre-existing liabilities of acquired companies. Although USA Waste generally has been successful in implementing its acquisition strategy, there can be no assurance that attractive acquisition opportunities will continue to be available, that USA Waste will have access to the capital required to finance potential acquisitions on satisfactory terms, or that any businesses acquired will prove profitable. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of additional equity securities which could dilute the ownership interests of existing stockholders.

  Among the risks associated with acquisitions is the risk that the acquired company has engaged in or is alleged to have engaged in conduct prior to the date of acquisition that becomes the subject of civil or criminal legal action after such date. In this regard, on December 31, 1996, USA Waste was served with subpoenas relating to documents covering a period from 1990 to the present in connection with an ongoing investigation being conducted by the United States Attorney's Office for the Central District of California (the "Western Waste Investigation"). USA Waste has been informed that it is not a target of the investigation but that one of its subsidiaries, Western, which USA Waste acquired in May of 1996, is a target of the investigation. USA Waste has pledged its full cooperation in the investigation. Although there can be no assurance as to the outcome or consequences of this matter and although the existence or outcome of this matter may adversely affect USA Waste's ability to retain or obtain franchises or other business opportunities, USA Waste does not believe that this matter will have a material adverse effect on USA Waste and its subsidiaries taken as a whole.

INTERNATIONAL EXPANSION

  A significant portion of USA Waste's operations are conducted in Canada. USA Waste's operations in foreign countries, including Canada, generally are subject to a number of risks inherent in any business operating in foreign countries, including political, social and economic instability, general strikes, nationalization of assets, currency restrictions and exchange rate fluctuations, nullification, modification or renegotiation of contracts, and governmental regulation, all of which are beyond the control of USA Waste. No prediction can be made as to how existing or future foreign governmental regulations in any jurisdiction may affect USA Waste in particular or the solid waste management industry in general.

NEED FOR CAPITAL; DEBT FINANCING

  USA Waste expects to require additional capital from time to time to pursue its acquisition strategy and to fund internal growth. A portion of USA Waste's future capital requirements may be provided through future debt incurrences or issuances of equity securities. There can be no assurance that USA Waste will be successful in obtaining additional capital through such debt incurrences or issuances of additional equity securities.

  USA Waste and United have historically used variable rate debt under revolving bank credit arrangements as one method of financing their rapid growth. Although recent financings by both USA Waste and United have reduced the amount of variable rate debt currently outstanding, USA Waste intends to continue to use variable rate debt as a financing alternative after the Merger. To the extent that variable interest rates tend to fluctuate as general interest rates change, an increase in interest rates could have a material adverse effect on USA Waste's earnings in the future.

PROFITABILITY MAY BE AFFECTED BY FACTORS BEYOND USA WASTE'S CONTROL, INCLUDING COMPETITION

  The waste management industry is highly competitive and requires substantial capital resources. The industry consists of several large national waste management companies as well as numerous local and regional companies of varying sizes and financial resources. USA Waste competes with numerous waste management companies, some of which have significantly larger operations and greater resources than USA Waste. USA Waste also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. In addition, competitors may reduce the price of their services in an effort to expand sales volume or to win competitively bid municipal contracts. Profitability may also be affected by the increasing national emphasis on recycling, composting, incineration, and other waste reduction programs that could reduce the volume of solid waste collected or deposited in landfills.

CAPITALIZED EXPENDITURES

  In accordance with generally accepted accounting principles, USA Waste and United capitalize certain expenditures and advances relating to their acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. USA Waste's and United's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that United or USA Waste, as the case may be, estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not successfully completed. There can be no assurance that the combined company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could have a material adverse effect on the combined company's results of operations and financial condition.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION

  USA Waste's operations are, and the combined company's operations will be, subject to and substantially affected by federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the combined company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. In particular, each of United and USA Waste is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent. These laws and regulations affect United's and USA Waste's businesses in a variety of ways. In order to develop and operate a landfill or other solid waste management facility, it is necessary to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental and land use. These permit approvals are difficult, time consuming and costly to obtain and may be subject to community opposition by various local elected officials or citizens, regulatory delays, subsequent modifications and other uncertainties. There can be no assurance that the combined company will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that is exhausted. The design, operation and closure of landfills are also subject to extensive federal and state regulations. These regulations could also require the combined company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the combined company to modify, supplement, or replace equipment or facilities at costs which could be substantial.

POTENTIAL ENVIRONMENTAL LIABILITY AND LIMITED INSURANCE COVERAGE

  The combined company may be subject to liability for environmental damage that its landfills, transfer stations and collection operations may have caused or may cause nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Liability may also arise from any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged for by USA Waste, United or their predecessor owners of operations or assets acquired by such companies. Any substantial liability for environmental damage could have a material adverse effect on the combined company's results of operations and financial condition.

  In the ordinary course of their businesses, United and USA Waste may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose civil or criminal penalties on the company for violations of such laws and regulations, or to impose liability on United or USA Waste under federal or state statutes, or to revoke, or deny renewal of, a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to United or USA Waste or alleging violations of the permits pursuant to which United or USA Waste operates or laws or regulations to which United or USA Waste is subject; and actions seeking to impose liability on United or USA Waste for any environmental damage at their owned or operated facilities (or at facilities formerly owned by United or USA Waste or its predecessors) or damage that those facilities or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. The adverse outcome of one or more of these proceedings could have a material adverse effect on the combined company's results of operations and financial condition.

  During the ordinary course of its operations, each of United and USA Waste has from time to time received, and expects that it may in the future from time to time receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. Each of United and USA Waste generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the combined company will always be successful in this regard.

  USA Waste's and United's insurance for environmental liability is very limited because USA Waste and United believe that the cost for such insurance is high relative to the coverage it would provide. Due to the limited nature of such insurance coverage for environmental liability, if USA Waste or United were to incur liability for environmental damage, such liability could have a material adverse effect on the combined company's results of operations and financial condition.

ALTERNATIVES TO LANDFILL DISPOSAL

  Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, in certain of USA Waste's and United's markets, incineration is an alternative to landfill disposal. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the combined company's ability to operate its landfills at full capacity and the prices that can be charged for landfill disposal services.

NO DIVIDENDS

  USA Waste has never declared or paid cash dividends on its common stock. USA Waste currently expects to retain its earnings for its business and does not anticipate paying dividends on its common stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on USA Waste Common Stock will be made by the USA Waste Board of Directors from time to time in the exercise of its business judgment. See "Market Price Data--Dividend Information."

POTENTIAL EFFECT OF CERTAIN USA WASTE ANTI-TAKEOVER PROVISIONS

  Certain provisions of the USA Waste Restated Certificate of Incorporation (the "USA Waste Certificate") and USA Waste By-laws may have the effect of making more difficult an acquisition of USA Waste in a transaction that is not approved by the USA Waste Board of Directors. For example, the USA Waste Board of Directors is given the power to issue up to 10,000,000 shares of Preferred Stock of USA Waste in one or more series, and to fix the rights and preferences as to any such series, without further authorization of the holders of USA Waste Common Stock. In addition, the USA Waste Board of Directors is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of the USA Waste Board of Directors. These provisions generally are designed to permit USA Waste to develop its businesses and foster its long-term growth without the disruption caused by the threat of a takeover not deemed by the USA Waste Board of Directors to be in the best interests of USA Waste and its stockholders. They may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of USA Waste even though such an attempt might be economically beneficial to USA Waste and its stockholders. See "Comparative Rights of Stockholders of USA Waste and United," and "--Description of USA Waste Capital Stock--Preferred Stock."

RECENT ARBITRATION DEMAND

  On June 25, 1997, Richard and Martin Zielinski (the "Claimants") filed a demand for arbitration against Connecticut Valley Sanitary Waste Disposal, Inc. ("CVSWD"), a subsidiary of United Waste. The Claimants seek approximately $8,600,000, plus treble damages based on CVSWD's alleged breaches of obligations under a lease and Massachusetts law in relation to the operation of CVSWD's Chicopee, Massachusetts landfill. CVSWD disagrees with Claimants' contentions and intends to vigorously defend against this claim. CVSWD will be filing a counter-demand for arbitration, based on the Claimants' breaches of the lease and Massachusetts law. It is too early to predict the outcome of the arbitration.

                                 THE MEETINGS

DATE, TIME AND PLACE OF THE MEETINGS

  The USA Waste Annual Meeting will be held at 2:00 p.m., Central Time, on August 26, 1997, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas. The United Special Meeting will be held at 11:00 a.m., Central Time, on August 26, 1997, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.

PURPOSE OF THE MEETINGS

  The purpose of the USA Waste Annual Meeting is to consider and act upon the following proposals: (i) to approve and adopt the Merger Agreement, (ii) to elect four members of USA Waste's Board of Directors to serve as Class II directors for a three-year term expiring at the USA Waste annual meeting of stockholders to be held in the year 2000, (iii) to approve and adopt the Stock Purchase Plan, (iv) to amend the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, to be effective only if the Merger is consummated, and (v) to ratify the appointment of Coopers & Lybrand L.L.P. as USA Waste's independent accountants for the ensuing year. Any other proper business may be transacted at the USA Waste Annual Meeting or any adjournments thereof. USA Waste stockholder approval of the Merger is required in accordance with the rules of the NYSE since the USA Waste Common Stock to be issued in connection with the Merger will be in excess of 20% of the number of shares of USA Waste Common Stock outstanding before such issuance.

  The purpose of the United Special Meeting is to consider and act upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of USA Waste Common Stock at the close of business on the USA Waste Record Date are entitled to notice of, and to vote at, the USA Waste Annual Meeting, and only holders of record of United Common Stock at the close of business on the United Record Date are entitled to notice of, and to vote at, the United Special Meeting.

  On the USA Waste Record Date, there were 3,646 holders of record of USA Waste Common Stock and 161,270,883 shares of USA Waste Common Stock issued and outstanding. Each share of USA Waste Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of USA Waste and United" for information regarding persons known to management of USA Waste to be the beneficial owners of more than 5% of the outstanding USA Waste Common Stock.

  On the United Record Date, there were 174 holders of record of United Common Stock and 44,244,280 shares of United Common Stock issued and outstanding. Each share of United Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of USA Waste and United" for information regarding persons known to management of United to be the beneficial owners of more than 5% of the outstanding United Common Stock.

  An automated system administered by the transfer agent of USA Waste and United, respectively, will be used to tabulate the votes at the Meetings. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitutes a quorum. In the case of proposals requiring the affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote thereon, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect in determining whether any such proposal has been approved by the stockholders.

In the case of proposals requiring the affirmative vote of the holders of a specified percentage of outstanding shares (such as the vote of holders of United Common Stock regarding the approval and adoption of the Merger Agreement and the vote of holders of USA Waste Common Stock regarding the approval of the amendment of USA Waste's Restated Certificate of Incorporation) both abstentions and broker non-votes will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have been approved by the stockholders. Thus, both abstentions and broker non-votes will have the same effect as a vote against such proposals.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the USA Waste Annual Meeting and the United Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of USA Waste Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR (i) approval and adoption of the Merger Agreement, (ii) election of the USA Waste Board's nominees for directors, (iii) approval of the Stock Purchase Plan, (iv) approval of the amendment to the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, to be effective only if the Merger is consummated, and (v) ratification of the appointment of Coopers and Lybrand L.L.P. as USA Waste's independent accountants for the ensuing year. If a holder of United Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR approval and adoption of the Merger Agreement. A stockholder of USA Waste or United who has executed and returned a proxy may revoke it at any time before it is voted at the respective meeting by (a) executing and returning a proxy bearing a later date, (b) filing a written notice of such revocation with the Secretary of USA Waste or United, as appropriate, stating that the proxy is revoked or (c) attending the meeting and voting in person.

  Delaware law does not require that holders of USA Waste Common Stock or United Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal rights or the right to receive cash for their shares. Neither USA Waste nor United intends to make any such rights available to its stockholders.

VOTE REQUIRED FOR APPROVAL

  USA WASTE. The presence at the USA Waste Annual Meeting, in person or by proxy, of holders of a majority of the outstanding shares of USA Waste Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under the rules of the NYSE, approval of the Merger requires the affirmative vote of the holders of a majority of the shares of USA Waste Common Stock voted, in person or by proxy, at the USA Waste Annual Meeting provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. On the USA Waste Record Date, the directors and officers of USA Waste and their affiliates held approximately 20.1 million shares of USA Waste Common Stock, representing approximately 12.4% of the outstanding shares. Such persons have indicated to USA Waste that they intend to vote their shares in favor of the Merger.

  With respect to the election of USA Waste directors, the four Class II nominees receiving the highest number of votes will be elected to the Board of Directors of USA Waste. Proxies given to the persons named in the USA Waste form of proxy will be voted FOR the election of the nominees listed under "Election of USA Waste Directors" unless authority to vote is withheld. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director.

  The adoption and approval of the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the shares of USA Waste Common Stock present or represented by proxy and entitled to vote at the USA Waste Annual Meeting.

  Adoption and approval of the amendment to USA Waste's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of USA Waste Common Stock entitled to vote on such proposal. Approval and adoption of such amendment is not a condition to the Merger.

  Ratification of the appointment of the independent auditors for the ensuing year requires the vote of a majority of the shares of USA Waste Common Stock present or represented by proxy and entitled to vote at the USA Waste Annual Meeting.

  UNITED. The presence at the United Special Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of United Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Pursuant to Delaware law, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of United Common Stock entitled to vote thereon. All officers and directors of United who, as of the United Record Date, were stockholders of United have indicated to United that they intend to vote their shares of United Common Stock in favor of the Merger Agreement. As of the United Record Date, such individuals collectively had the right to vote approximately 507,000 shares of United Common Stock, representing less than 2% of the outstanding shares of United Common Stock on such date. See "Principal Stockholders of USA Waste and United."

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, and employees of each of USA Waste and United may solicit proxies from their respective stockholders by personal interview, telephone, telegram, facsimile, or otherwise. USA Waste and United will each bear the costs of the solicitation of proxies from their respective stockholders, except that USA Waste and United will share equally the cost of printing this Joint Proxy Statement and Prospectus. USA Waste has engaged Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies from USA Waste stockholders. USA Waste will pay the fees in connection with the solicitation by such firm which are anticipated to be $6,000, plus such firm's out-of-pocket expenses. United has engaged D.F. King & Co., Inc. , a proxy solicitation firm, to assist in the solicitation of proxies from United stockholders. United will pay the fees in connection with the solicitation by such firm which are anticipated to be $6,000, plus such firm's out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries who hold USA Waste Common Stock and United Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. USA Waste and United will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

OTHER MATTERS

  At the date of this Joint Proxy Statement and Prospectus, the Board of Directors of USA Waste does not know of any business to be presented at the USA Waste Annual Meeting, and the Board of Directors of United does not know of any business to be presented at the United Special Meeting, other than as set forth in their respective notices accompanying this Joint Proxy Statement and Prospectus.

                      THE MERGER AND RELATED TRANSACTIONS

  The detailed terms and conditions of the Merger, including conditions to consummation of the Merger, are contained in the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement and Prospectus of the terms and conditions of the Merger is qualified in its entirety by reference to the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Acquisition will merge with and into United, whereupon United will become a wholly owned subsidiary of USA Waste and each outstanding share of United

Common Stock will be converted into 1.075 shares of USA Waste Common Stock. In addition, at the Effective Time, each issued and outstanding share of Acquisition Common Stock shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

  Based upon the number of shares of USA Waste Common Stock and United Common Stock outstanding as of June 27, 1997, and assuming that approximately 1.9 million shares of USA Waste Common Stock are issued in exchange for the cancellation of outstanding United Options in connection with the Merger, approximately 210.8 million shares of USA Waste Common Stock will be outstanding immediately following the Effective Time, of which approximately
49.5 million shares, representing 23.5% of the total, will be held by former holders of United Common Stock and United Options.

BACKGROUND OF THE MERGER

  Over the past several years, representatives of USA Waste and United on occasion had discussions concerning the potential for some type of business combination. During the same period, representatives of United also had discussions with representatives of Sanifill, which is now a subsidiary of USA Waste, concerning the potential for some type of business combination with Sanifill.

  In addition, over the past several years, representatives of United on occasion had discussions regarding a possible business combination with a potential strategic buyer in the solid waste industry. The parties engaged in preliminary discussions from time to time in which they considered whether or not a merger or other business combination would be advisable and whether potential negotiations on material terms might be successful. At the time of the last such discussion in mid-1996 the consensus of the parties was that further discussions would not result in an agreement on price or other material terms. Prior to entering into the Merger Agreement, the Board of Directors of United evaluated the advisability of contacting such other company with respect to its possible interest in a business combination. The United Board of Directors weighed the likelihood of reaching a desirable agreement with USA Waste and the risks to the proposed USA Waste transaction of approaching the other potential merger partner at that time, against the Board's view that the other party was unlikely to propose or agree to a superior transaction and the Board's belief that, although the Merger Agreement would provide for a $50 million termination fee, such party would not be prevented from making a proposal following execution of an agreement with USA Waste. The Board of Directors concluded that it was not advisable for the Board to authorize management to contact the other potential merger partner.

  On March 18, 1997, Mr. Drury (Chairman of the Board and Chief Executive Officer of USA Waste), Mr. Jacobs (Chairman of the Board and Chief Executive Officer of United) and Mr. Milne (Vice Chairman of the Board and Senior Vice President of United) met at an investment conference to discuss matters unrelated to a business combination. During this meeting, Mr. Drury indicated that USA Waste might be interested in pursuing a business combination transaction with United on a stock-for-stock basis. Messrs. Drury, Jacobs and Milne then discussed generally the potential advantages of a business combination of USA Waste and United. These discussions were continued by Messrs. Drury and Jacobs over the next several days.

  On March 18, 1997, following the meeting described above, United asked Goldman Sachs to act as its financial advisor in connection with a possible business combination with USA Waste.

  On April 3, 1997, at a meeting of the Board of Directors of United, Mr. Jacobs briefed the Board on the discussions with Mr. Drury that had occurred concerning a potential business combination with USA Waste. The Board authorized Mr. Jacobs to pursue such discussions.

  On April 4, 1997, the management teams of USA Waste and United met to commence their respective due diligence investigations, review the operations of the two companies and discuss the potential synergies, cost-savings and other benefits that would result from a business combination. During the period following such meeting, USA Waste and United each continued their respective due diligence investigations. At the end of the April 4, 1997 meeting, USA Waste presented United with a draft Merger Agreement, which did not include a proposed exchange ratio or any other economic terms.

  On April 7, 1997, in a telephone conversation, Messrs. Drury and Jacobs continued to discuss a potential business combination and agreed that they and their respective teams would meet in New York City on April 10,

1997 for the purpose of conducting further discussions concerning a potential business combination between the two companies.

  On April 9, 1997, prior to the scheduled meeting in New York, United delivered to USA Waste written comments on the draft Merger Agreement. During the period from April 10, 1997 through April 13, 1997, representatives of USA Waste and United and their respective financial advisors and legal counsel held a series of meetings in New York City, at which the parties negotiated the final terms of the Merger Agreement, including the exchange ratio, and related documents. On April 11, 1997, USA Waste retained DLJ to act as its financial advisor in connection with the proposed business combination with United.

  On April 12, 1997, the United Board held a special meeting, at which the Board members discussed the proposed Merger. On the evening of April 13, 1997, the United Board held another special meeting at which (i) the Board reviewed with United management and legal and financial advisors the proposed terms of the Merger and Merger Agreement and the anticipated effects of the Merger on United and the combined companies, (ii) members of United's senior management and United's financial and legal advisors made presentations concerning the Merger, and (iii) Goldman Sachs rendered its written opinion that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of United Common Stock. At such meeting, the United Board unanimously approved the Merger Agreement and recommended that the stockholders of United vote in favor of the Merger.

  On April 12, 1997, the Board of Directors of USA Waste held a special meeting at which the Board members discussed the proposed Merger. On April 13, 1997, the USA Waste Board held another special meeting at which (i) the Board reviewed with USA Waste's management and legal and financial advisors the proposed terms of the Merger and Merger Agreement and the probable effects of the Merger on USA Waste and the combined company, (ii) members of USA Waste's senior management and USA Waste's legal and financial advisors made presentations concerning the Merger, and (iii) DLJ rendered its written opinion that, as of such date, the Exchange Ratio was fair to USA Waste from a financial point of view. At such meeting, the USA Waste Board unanimously approved the Merger Agreement and recommended that the stockholders of USA Waste vote in favor of the Merger.

  The Merger Agreement was executed early in the morning of April 14, 1997. A joint public announcement was made by the parties on the morning of April 14, 1997.

CERTAIN LITIGATION

  On April 17, 1997, a purported class action entitled Schipper v. United Waste et al. (C.A. 15664-NC) was filed in the Court of Chancery of the State of Delaware against United and each of the members of United's Board of Directors asserting, among other things, that defendants breached their fiduciary duties to stockholders of United in negotiating the Merger Agreement and in engaging in certain related alleged acts and omissions. In particular, the complaint in the Schipper action alleges that the proposed United/USA Waste transaction "is wrongful, unfair and harmful to United Waste's shareholders" because United's shareholders will allegedly not receive the fair value of United's assets and business in the proposed merger. The Schipper complaint further alleges that "[i]n negotiating the proposed merger/acquisition of United Waste by USA Waste, defendants did not exercise good faith, fair dealing, loyalty and due care" because defendants, among other things, allegedly (a) failed to "evaluate adequately the Company's worth as a potential merger/acquisition candidate;" (b) failed to "take sufficient steps to enhance United Waste's value and/or attractiveness as a merger/acquisition candidate;" (c) failed to "expose the Company effectively in the marketplace to create an active and open auction for the Company;" and
(d) failed to "act independently" to protect "the interests of United Waste's public shareholders." The complaint seeks, among other things, injunctive and other equitable relief against consummation of the Merger, damages and costs. United believes the claim is without merit.

JOINT REASONS FOR THE MERGER

  The Boards of Directors of USA Waste and United believe that the Merger represents a unique strategic fit between two companies with similar business strategies and corporate cultures and complementary operations and geographical presence. Both Boards of Directors believe that USA Waste and United, as a combined company, will have greater financial strength, operational efficiencies, earning power and growth potential than either USA Waste or United would have on its own. The USA Waste Board and the United Board identified a number of potential benefits of the Merger which they believe will contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies, including the following:

  SYNERGIES OF THE COMBINED COMPANY. USA Waste and United, as a combined company, expects to have annualized revenues of approximately $2.3 billion and total assets in excess of $4.5 billion and expects to operate approximately 155 landfills, 270 collection companies and 153 transfer stations serving over three million customers in 42 states, the District of Columbia, Canada, Mexico and Puerto Rico. The combined company is expected to be the operator of the largest number of landfills in North America. Each Board of Directors believes that the Merger should result in a number of important synergies, including the opportunity to leverage certain financial and administrative functions over a larger operational and revenue base and lower costs of capital, insurance and bonding. In evaluating the Merger, each Board of Directors also considered the desirability of other potential savings from the synergies between USA Waste and United and the integration of the companies' operations, including administrative cost savings through elimination of duplicative positions and geographic and other efficiencies resulting from access to more landfills. The Boards of Directors of USA Waste and United estimated the potential cost savings from the Merger to be approximately $29 million pre-tax per annum, although there can be no assurance as to the timing or amount of such potential cost savings.

  GEOGRAPHICALLY COMPLEMENTARY OPERATIONS. Both USA Waste and United are engaged in the non-hazardous solid waste management business and provide solid waste management services, consisting of solid waste collection, transfer, disposal and recycling services to municipal, commercial, industrial and residential customers. Although both USA Waste and United have operations that are national in scope, their collection operations and landfills are highly complementary. USA Waste's collection operations and landfills are located predominantly in urban areas, while United has maintained a secondary market focus and has operations concentrated primarily in suburban and rural areas. Both Boards of Directors also considered the strategic fit between the markets served by USA Waste and those served by United and believe that a combination of USA Waste and United will result in the potential for accelerated growth and further operational efficiencies by allowing the combined company to expand, complete and link existing service areas.

  SIGNIFICANT NEW GROWTH OPPORTUNITIES. The strategy of both USA Waste and United has been to expand their solid waste management services aggressively by acquiring additional solid waste collection operations, landfills and transfer stations. Both companies anticipate that significant attractive consolidation opportunities currently exist as a result of added service requirements, increased environmental regulation and public concern over the environment, all of which have contributed to higher costs associated with providing waste management services generally. The Boards of Directors of USA Waste and United believe that the combined company will be better positioned to pursue consolidation opportunities by being able to draw upon the resources, experience and development efforts of both USA Waste and United.

USA WASTE'S REASONS FOR THE MERGER

  In evaluating the Merger, management and the Board of Directors of USA Waste considered a variety of factors in the context of USA Waste's strategic objectives, including those set forth above under "--Joint Reasons for the Merger". A key element of USA Waste's strategy is to expand solid waste management services through the acquisition of additional solid waste collection, transfer and recycling operations and landfills, with the objective of increasing its presence as a national integrated solid waste management company with a broad geographic base of operations. USA Waste's Board concluded that by combining operations of USA Waste and United, USA Waste would further its strategic objectives and that the combined entity could participate more effectively in the ongoing consolidation of the solid waste services industry. In evaluating the Merger, the USA Waste Board also took into account United's profitability and strong history of growth and earnings and concluded that a combination with United would strengthen USA Waste's financial position in a number of key areas. In addition, the USA Waste Board of Directors and management concluded that (i) certain of the members of United's management would complement USA Waste's existing management team in pursuing acquisitions and managing the growth of USA Waste in a consolidating industry and (ii) assuming the achievement of certain operating synergies, the Merger would result in accretion to USA Waste's earnings.

  At the April 13, 1997 meeting, the USA Waste Board of Directors received a written opinion from DLJ that the Exchange Ratio was fair as of such date, from a financial point of view, to USA Waste. See "--Opinion of Financial Advisor to USA Waste."

  The foregoing discussion of the information and factors considered by the USA Waste Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the USA Waste Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the USA Waste Board may have given different weights to the different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF USA WASTE

  For the reasons set forth under "--Joint Reasons for the Merger" and "--USA Waste's Reasons for the Merger," the Board of Directors of USA Waste believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, USA Waste and the holders of USA Waste Common Stock. All members of the Board of Directors of USA Waste approved the Merger Agreement. THE USA WASTE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF USA WASTE COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

UNITED'S REASONS FOR THE MERGER

  In reaching its decision to approve the Merger Agreement and to recommend that United's stockholders vote to approve and adopt the Merger Agreement, United's Board of Directors considered, among other things, the factors set forth above under "--Joint Reasons for the Merger" and the following factors:

    (i) its knowledge of the historical and prospective business, operations, properties, assets, financial condition and operating results of United;

    (ii) presentations by United management with respect to the estimated synergies and benefits contemplated to be obtained in the Merger and the likely favorable impact of the proposed Merger on continued prospects for growth and acquisitions;

    (iii) the financial terms of the Merger and the opinions of Goldman Sachs dated April 13, 1997 and the opinion dated as of the date of this Joint Proxy Statement and Prospectus as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to the holders of United Common Stock. See "--Opinion of Financial Advisor to United";

    (iv) the terms of the Merger Agreement, including (a) the prohibition on the solicitation of other offers and the circumstances under which United would be able to pursue unsolicited alternative proposals, (b) the requirement that the USA Waste Trading Price be at least $31.50 per share, and (c) the commitments that USA Waste had made with respect to actions that might be necessary in order to obtain approval under the HSR Act. See "The Plan of Merger and Terms of the Merger";

    (v) the matters set forth herein under "--Conflicts of Interest," including that (a) at the Closing of the Merger, USA Waste will offer to enter into the Consulting Agreements (as defined below) with each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, (b) two persons designated by United and acceptable to USA Waste would be elected to the Board of Directors of USA Waste after the Effective Time, (c) certain officers of United would have the right, and are expected to, terminate their employment agreements and receive specified payments upon consummation of the Merger, (d) all vested and unvested United Options held by officers and directors of United are expected to be cancelled in exchange for a number of shares of USA Waste Common Stock equal in market value to the fair value of such United

  Options, as determined by an independent third party, in connection with the Merger, and (e) all officers, directors and employees of United will be indemnified by USA Waste and United against certain liabilities and USA Waste will maintain in effect directors' and officers' liability insurance on behalf of such officers and directors. The Board noted that such factors gave certain directors and officers interests in the Merger in addition to their interests as stockholders of United;

    (vi) its assessment of the historical and prospective business, operations, properties, assets, financial condition and operating results of USA Waste and the potential negative impact thereon of the matters discussed above under "Risk Factors." In that regard, the Board of Directors considered the financial presentation to the Board of Directors by Goldman Sachs summarized below under "--Opinion of Financial Advisor to United." The Board also considered USA Waste's management's favorable record with respect to achieving synergies in connection with previous acquisitions. The Board also considered that the combined company would have a stronger balance sheet than United alone and that such factor should facilitate access to credit markets on more favorable terms.

    The Board of Directors also evaluated the potential negative consequences to the combined entity of the Western Waste Investigation. See "Risk Factors--Risks Associated with Acquisitions, Including Legal Matters and Potential Dilution of Ownership Interests of Existing Stockholders." The Board determined that although there was no assurance as to the outcome or consequences of the Western Waste Investigation, such matter should not prevent the proposed transaction since it is related to activities of a company prior to its acquisition by USA Waste and since the Board of Directors believed that the potential downside of the matter was outweighed by the potential benefits of the transaction.

    (vii) the historical trading prices for United Common Stock, on the one hand, and USA Waste Common Stock, on the other;

    (viii) the compatibility of the respective business strategies of USA Waste and United; and

    (ix) the opportunity for United stockholders to participate, as holders of USA Waste Common Stock, in a larger, stronger, more geographically diversified company of which United would become a significant part, and to do so by means of a transaction which is designed to be tax-free to United's stockholders and accounted for as a pooling of interests.

  The foregoing discussion of the information and factors considered by the United Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the United Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The United Board viewed its determination as being based on the totality of the information presented to and considered by it and not on one particular factor. In addition, individual members of the United Board may have given different weights to different factors. See "--Conflicts of Interest."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF UNITED

  For the reasons set forth under "--Joint Reasons for the Merger" and "-- United's Reasons for the Merger," the Board of Directors of United believes that the Merger Agreement is fair to, and in the best interests of, United and the holders of United Common Stock. All members of the United Board approved the Merger Agreement. THE UNITED BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF UNITED COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In considering the recommendation of the United Board of Directors with respect to the Merger, United stockholders should be aware that certain officers and directors of United have direct and indirect interests in the consummation of the Merger, apart from their interests as stockholders of United, which are separate from those of unaffiliated stockholders of United. See "--Conflicts of Interest."

OPINION OF FINANCIAL ADVISOR TO USA WASTE

  In its role as financial advisor to USA Waste, DLJ was asked by USA Waste to render an opinion (the "DLJ Opinion") to the Board of Directors of USA Waste as to the fairness to USA Waste, from a financial point of view, of the Exchange Ratio. On April 13, 1997, DLJ delivered a written opinion to the USA Waste Board that the Exchange Ratio was fair to USA Waste from a financial point of view.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. USA WASTE STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the USA Waste Board and is directed only to the fairness of the Exchange Ratio to USA Waste from a financial point of view and does not constitute a recommendation to any USA Waste stockholder as to how such stockholder should vote at the USA Waste Annual Meeting.

  The USA Waste Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the solid waste industry and is familiar with USA Waste and its businesses. DLJ was not retained as an advisor or agent to the stockholders of USA Waste or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  The DLJ Opinion does not constitute an opinion as to the price at which the USA Waste Common Stock will actually trade at any time. DLJ did not, and was not requested by the USA Waste Board to, make any recommendation as to the form or amount of consideration to be paid to holders of United Common Stock in the Merger, which issues were resolved in arms'-length negotiations between USA Waste and United, in which negotiations DLJ advised USA Waste. No restrictions or limitations were imposed by USA Waste upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed a draft of the Merger Agreement (which did not substantively differ from the executed Merger Agreement). DLJ also reviewed financial and other information that was publicly available or furnished to it by USA Waste and United including information provided during discussions with their respective managements, which included certain financial projections of USA Waste prepared by the management of USA Waste and certain financial projections of United prepared by the management of United. In addition, DLJ compared certain financial and securities data of USA Waste and United with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of USA Waste Common Stock and United Common Stock, reviewed prices and premiums paid in certain other selected business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by USA Waste and United or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the managements of USA Waste and United of the operating synergies achievable as a result of the Merger and its discussion of such synergies with the respective managements of USA Waste and United. DLJ did not make any independent evaluation of the assets or liabilities of USA Waste or United, nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of USA Waste and United as to the future operating and financial performance of USA Waste and United, respectively. DLJ did not perform any procedures or analysis regarding potential environmental liabilities of either USA Waste or United, nor did it consider the impact of changes in the regulatory environment in which USA Waste and United operate.

  The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

  The following is a summary of the presentation made by DLJ to the USA Waste Board in connection with the DLJ Opinion.

  PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma effects resulting from the Merger. DLJ reviewed the operating synergies contemplated to result from the Merger in 1997 and 1998 by combining the operations of United and USA Waste as projected by the managements of United and USA Waste. DLJ analyzed the pro forma effect of such operating synergies (estimated at approximately $29 million pre-tax per annum, although there can be no assurance as to the timing or amount of such estimated operating synergies) on net income and earnings per share for USA Waste. The analysis indicated that the pro forma fully diluted earnings per share ("EPS") of USA Waste assuming the annual operating synergies contemplated to result from the Merger, would be 2.4% accretive in the fiscal year ending 1997 and 4.0% accretive in the fiscal year ending 1998 as compared to comparable projections for USA Waste as a stand-alone company during the same periods.

  CONTRIBUTION ANALYSIS. DLJ analyzed USA Waste's and United's relative contribution to the combined companies with respect to total revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); and total assets and total debt. Its analysis was made for the year ended December 31, 1996 based on actual results for both USA Waste and United. The balance sheet data used for the contribution analysis (total assets and total debt) was adjusted for acquisitions and financings made through the first fiscal quarter of 1997 by both USA Waste and United. As a result of the Merger, USA Waste stockholders will own approximately 77% of the common stock of the combined companies. This compares with USA Waste's contribution to the combined companies pro forma results for the period ended December 31, 1996 (prior to taking into account any operating synergies which may result from the Merger) of approximately 80% of total revenues, 79% of EBITDA, 78% of EBIT, 81% of total assets, and 84% of total debt.

  PREMIUM ANALYSIS. DLJ compared the premium represented by the Exchange Ratio (based on the closing prices of USA Waste Common Stock and United Common Stock on April 11, 1997) one day, one week and one month prior to such date to the comparable average premiums for all transactions ("All Transactions") from $1 billion to $3 billion and for all stock-for-stock transactions ("Stock Transactions") from $1 billion to $3 billion since January 1, 1993. This analysis showed that the Exchange Ratio represented: (i) a 0.7% premium over the one day prior closing price compared to one day prior average premiums of 33.5% for All Transactions and 31.4% for Stock Transactions, (ii) a 2.5% discount from the one week prior closing price compared to one week prior average premiums of 42.2% for All Transactions and 42.8% for Stock Transactions and (iii) a 0.9% discount from the one month prior closing price compared to one month prior average premiums of 42.3% for All Transactions and 39.9% for Stock Transactions. In considering this analysis, DLJ indicated to the USA Waste Board that the per share price of United Common Stock had increased 39% over the past 12 months.

  ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings, and operating and financial ratios for United to the corresponding data and ratios of USA Waste and certain other companies whose securities are publicly traded (collectively, the "Public Companies"). The Public Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which USA Waste and United operate. The Public Companies consisted of Allied Waste Industries, Inc., American Disposal Services, Inc., Browning-Ferris Industries, Inc., SuperiorServices, Inc., USA Waste and WMX Technologies, Inc. DLJ determined that USA Waste (the "Comparable Company") was the most representative of the Public Companies because in DLJ's view USA Waste possessed general business, operating and financial characteristics most similar to United. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding plus Net Debt ("Net Debt" is defined as long-term debt plus preferred stock less cash and cash equivalents, which for United was assumed to be $210.1 million, the amount outstanding at December 31, 1996 adjusted for United's equity offering in March, 1997)) as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months ("LTM") and operating margins for the three most recent fiscal years. The multiple of Enterprise Value to LTM revenues ("LTM revenue multiple") for the Comparable Company was 5.3. The LTM revenue multiple was then

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

multiplied by United's LTM revenues, for the period ending December 31, 1996, to arrive at an implied total Enterprise Value for United of $1,779.2 million. The implied Enterprise Value for United was then adjusted for Net Debt to yield an implied equity value, which was then divided by United's common shares outstanding on a fully diluted basis of 44.9 million shares to arrive at an implied price of $34.95 per fully diluted share. The multiple of Enterprise Value to LTM EBITDA ("LTM EBITDA multiple") for the Comparable Company was 15.4. The average LTM EBITDA multiple was then multiplied by United's LTM EBITDA, for the period ending December 31, 1996, to arrive at an implied total Enterprise Value for United of $1,857.2 million. The implied Enterprise Value for United was then adjusted for Net Debt to yield an implied equity value, which was then divided by United's common shares outstanding on a fully diluted basis to arrive at an implied price of $36.68 per fully diluted share. The multiple of Enterprise Value to LTM EBIT ("LTM EBIT multiple") for the Comparable Company was 23.4. The LTM EBIT multiple was then multiplied by United's LTM EBIT for the period ending December 31, 1996, to arrive at an implied total Enterprise Value for United of $1,935.2 million. The implied Enterprise Value for United was then adjusted for Net Debt to yield an implied equity value, which was then divided by United's common shares outstanding on a fully diluted basis to arrive at an implied price of $38.42 per fully diluted share.

  In addition, DLJ examined the ratios of current stock prices (based on reported closing prices on April 11, 1997) to estimated fiscal year 1997 and 1998 EPS (as estimated by First Call Real Time Earnings Estimates); and current stock prices to book value for the Comparable Company and compared such ratios with those of United. The multiple of current stock price to estimated fiscal year 1997 EPS for the Comparable Company was 21.4. The multiple of estimated fiscal year 1997 EPS was then multiplied by United's estimated fiscal 1997 net income to arrive at an implied total Equity Value, which was then divided by United's common shares outstanding on a fully diluted basis to arrive at an implied price of $35.32 per fully diluted share. The multiple of current stock price to estimated fiscal year 1998 EPS for the Comparable Company was 16.9. The multiple of estimated fiscal year 1998 EPS was then multiplied by United's estimated fiscal 1998 net income to arrive at an implied total Equity Value, which was then divided by United's common shares outstanding on a fully diluted basis to arrive at an implied price of $39.63 per fully diluted share. The multiple of stock price to latest available book value for the Comparable Company was 3.5. The multiple of latest available book value was then multiplied by United's book value as of December 31, 1996, which was adjusted to reflect the impact of United's equity offering in March 1997 to arrive at an implied total Equity Value, which was then divided by United's common shares outstanding on a fully diluted basis to arrive at an implied price of $34.14 per fully diluted share.

  TRANSACTION ANALYSIS. DLJ reviewed publicly available information for eight selected transactions involving the combination of selected solid waste management companies. The eight transactions reviewed (the "Comparative Transactions") were: (i) USA Waste/Allied Waste Industries, Inc., Canadian assets; (ii) Allied Waste Industries Inc./Laidlaw Solid Waste Management Group; (iii) Republic Industries, Inc./Addington Resources, Inc.; (iv) Republic Industries, Inc./Continental Waste Industries, Inc., (v) USA Waste/Sanifill, Inc. (vi) USA Waste/Western Waste Industries; (vii) USA Waste/Chambers Development Company, Inc.; and (viii) Browning-Ferris Industries, Inc./Attwoods Group PLC. The eight transactions selected are not intended to represent the complete list of solid waste management transactions which have occurred during the last two years; rather they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics which DLJ believed to be comparable to those of United and USA Waste. DLJ reviewed the consideration paid in such transactions in terms of the Equity Purchase Price (as defined hereinafter) plus total debt less cash and cash equivalents ("Adjusted Purchase Price") as a multiple of LTM revenues, LTM EBITDA and LTM EBIT. The ratio of Adjusted Purchase Price to revenues, computed for the Comparative Transactions, had an average of 3.3. The ratio of Adjusted Purchase Price to EBITDA, computed for the Comparative Transactions, had an average of 11.0. The ratio of Adjusted Purchase Price to EBIT, computed for the Comparative Transactions, had an average of 18.2. DLJ also reviewed the consideration paid in each of the Comparative Transactions in terms of the offer price per share multiplied by total common shares outstanding (the "Equity Purchase Price") as a multiple of the book value. The ratio of Equity Purchase Price to book value, computed for the Comparative Transactions, had an average of 3.5. DLJ determined that the analysis of the Comparative Transactions purchase price multiples described above was of limited relevance. In its presentation to the USA Waste Board, DLJ noted that this analysis was of limited relevance in its view because such analysis was based on publicly available historical information, whereas prices paid in transactions in the solid waste industry are generally based on future financial expectations, for which data is unavailable.

  STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both USA Waste Common Stock and United Common Stock for the latest 12-month period ended April 11, 1997. DLJ also reviewed the daily closing prices of United Common Stock and compared the United closing stock prices with an index of selected waste companies and the S&P 500 Index. The index of selected companies included Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., United, USA Waste, and WMX Technologies, Inc. This information was presented solely to provide the Board of Directors of USA Waste with background information regarding the stock prices of United and USA Waste over the periods indicated. DLJ noted the high and low prices for USA Waste over the twelve-month period ended April 11, 1997 was $38.88 and $22.75, respectively, and the high and low prices for United over the twelve-month period ended April 11, 1997 was $41.75 and $23.75, respectively.

  DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis to evaluate the Exchange Ratio. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by United and USA Waste management. Using the information set forth in the United and USA Waste projections, DLJ performed stand-alone discounted cash flow analyses for USA Waste and United. DLJ calculated the estimated "Free Cash Flow" for each company stand-alone based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the United and USA Waste stand-alone projections and discounted the stream of free cash flows from fiscal 1997 to fiscal 2001, provided in such projections, back to April 11, 1997 using discount rates ranging from 12.5% to 13.5%. To estimate the residual values of United and USA Waste stand-alone at the end of the forecast period, DLJ applied terminal multiples of 9.0 to 11.0 to the projected fiscal 2001 EBITDA and discounted such value estimates back to April 11, 1997 using discount rates ranging from 12.5% to 13.5%. DLJ then aggregated the present values of the free cash flows and the present values of the residual values to derive a range of implied enterprise values for United and USA Waste stand-alone. The range of implied enterprise values of United and USA Waste stand-alone were then adjusted for their respective Net Debt to yield implied equity values of United and USA Waste stand-alone. The range of equity values were then divided by the respective stand-alone fully diluted shares to determine a range of equity values per share for each company stand-alone. The range of implied equity values per share for United, based on the range of discount rates of 12.5% to 13.5% and the range of terminal multiples of 9.0 to 11.0, was $46.52 to $63.90 per share. The range of implied equity values per share for USA Waste, based on the range of discount rates of 12.5% to 13.5% and the range of terminal multiples of 9.0 to 11.0, was $38.27 to $52.63 per share.

  DLJ derived a range of implied exchange ratios by dividing the high and low equity values per share of United by the low and high equity values per share of USA Waste, respectively. Based on this analysis, using the range of discount rates of 12.5% to 13.5% and the range of terminal multiples of 9.0 to
11.0 and without taking into account the potential impact of any synergies, DLJ calculated a range of implied exchange ratios of 0.88 to 1.67 with the median implied exchange ratio calculated to be 1.21.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

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

  Pursuant to the terms of an engagement letter dated April 11, 1997, USA Waste has agreed to pay DLJ a fee of $500,000 upon delivery of the DLJ Opinion and an additional fee of $1,750,000 to be paid upon consummation of the Merger. USA Waste has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and USA Waste believe are customary in transactions of this nature, were negotiated at arm's length between USA Waste and DLJ and the USA Waste Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

  In the ordinary course of business, DLJ may actively trade the securities of both USA Waste and United for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has provided financial advisory and investment banking services to USA Waste in the past, including (i) acting as the lead manager in a public offering of USA Waste Common Stock and Convertible Subordinated Debentures completed in February, 1997, (ii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Sanifill completed in September, 1996, (iii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Western Waste completed in May, 1996, (iv) acting as the lead manager in a public offering of USA Waste Common Stock completed in October, 1995 and (v) acting as USA Waste's financial advisor in connection with USA Waste's merger with Chambers completed in June, 1995, and has in each case received usual and customary fees for rendering such services.

OPINION OF FINANCIAL ADVISOR TO UNITED

  On April 13, 1997, Goldman Sachs delivered its written opinion to the Board of Directors of United that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of shares of United Common Stock. Goldman Sachs subsequently delivered to the Board of Directors of United its written opinion, dated as of the date of this Joint Proxy Statement and Prospectus, that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of shares of United Common Stock. The full text of the written opinion of Goldman Sachs dated as of the date of this Joint Proxy Statement and Prospectus, which sets forth assumptions made, matters considered and limitations on review undertaken in connection with the opinion, is attached hereto as Appendix C to this Joint Proxy Statement and Prospectus and is incorporated herein by reference. Stockholders of United are urged to, and should, read such opinion in its entirety.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of United and USA Waste for the five years ended December 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of United and USA Waste; (iv) certain other communications from United and USA Waste to their respective stockholders; and (v) certain internal financial analyses and forecasts for United and USA Waste prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of United and USA Waste regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for United Common Stock and USA Waste Common Stock, compared certain financial and stock market information for United and USA Waste with similar information for certain other companies thesecurities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the waste management industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by it, including, without limitation, the representations set forth in the Merger Agreement, and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs relied upon the management of United and USA Waste as to the reasonableness and achievability of the financial forecasts

(and the assumptions and bases thereof) provided to Goldman Sachs, and with the consent of United, assumed that such forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such forecasts will be realized in the amounts and times contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of United or USA Waste or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Board of Directors of United in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of United Common Stock should vote with respect to the Merger.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Board of Directors of United on April 13, 1997. Goldman Sachs utilized substantially the same financial analyses in preparing the opinion dated as of the date of this Joint Proxy Statement and Prospectus.

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the daily historical trading prices and volumes for United Common Stock and USA Waste Common Stock for the period from April 11, 1996 to April 11, 1997. Goldman Sachs also reviewed the monthly historical trading prices and volumes for United Common Stock for the period from December 1, 1992 to March 31, 1997 and reviewed the monthly historical trading prices and volumes for USA Waste Common Stock for the period from March 31, 1992 to March 31, 1997. In addition, Goldman Sachs reviewed the average exchange ratio of the closing prices of United Common Stock to the closing prices of USA Common Stock for the 20-trading-day, three-month, six-month, one-year and five-year periods immediately preceding April 11, 1997, which resulted in average exchange ratios of 1.039, 1.043, 1.052, 1.039 and 0.858, respectively.

    (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to United and USA Waste to corresponding financial information, ratios and public market multiples for seven publicly traded corporations in the solid waste industry: Allied Waste Industries, Inc., American Disposal Services, Inc., Eastern Environmental Services, Inc., Superior Services, Inc., Browning-Ferris Industries, Inc. and WMX Technologies, Inc. (the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of United and USA Waste were calculated using a price of $37.625 per share of United Common Stock and a price of $35.250 per share of USA Waste Common Stock, the closing prices of such shares on April 11, 1997. The multiples and ratios for United, USA Waste and the Selected Companies were based on the most recent publicly available information. The median calculations set forth below include information for United and USA Waste and exclude information relating to Browning-Ferris Industries, Inc. and WMX Technologies, Inc.

    Goldman Sachs considered (i) total debt-to-total capitalization ratios,
  (ii) price as a multiple of EPS as estimated for the 1997 ("1997E P/E Multiple") and 1998 ("1998E P/E Multiple") calendar years based on calendarized median Institutional Brokers Estimate System ("IBES") earnings estimates ("IBES Estimates") as of April 11, 1997; (iii) levered market value (i.e., market value of common equity plus estimated market value of debt and preferred stock less cash) as a multiple of EBITDA as estimated for the 1997 ("Levered Market Value/1997E EBITDA Multiple") and 1998 ("Levered Market Value/1998E EBITDA Multiple") calendar years; (iv) five-year IBES projected growth estimates; (v) estimated EPS growth for the period between 1997 and 1998 based on IBES Estimates ("1997E-1998E EPS Growth Estimates"); and (vi) price-to-earnings as estimated for the 1997 calendar year as a multiple of IBES long term growth rate ("1997E P/E/IBES LT Growth Rate Multiple"). Goldman Sachs' analyses indicated (a) total debt-to-total capitalization ratios for the Selected Companies that ranged from 42.9% to 85.9% with a median of 51.4%, compared to 49.9% for United and 50.7% for USA Waste; (b) 1997E P/E Multiples for the Selected Companies that ranged from 16.8x to 51.5x with a median of 25.5x, compared to 25.1x for United and 21.4x for USA Waste; (c) 1998E P/E Multiples for the Selected Companies that ranged from 13.0x to 22.4x with a median of 18.1x, compared to 19.4x for United and 16.8x for USA Waste; (d) Levered Market Value/1997E EBITDA Multiples for the Selected Companies that ranged from 6.6x to 19.7x with a median of 9.0x, compared to 10.2x for United (calculated assuming EBIT based on equity research and assuming depreciation and amortization of 12.0% of sales (based on historical levels)) and 9.5x for USA Waste; (e) Levered Market Value/1998E EBITDA Multiples for the Selected Companies that ranged from 4.0x to 9.0x with a median of 7.2x, compared to 7.7x for United and 7.2 for USA Waste; (f) five-year IBES projected growth estimates for the Selected Companies that ranged from 11.0% to 25.0% with a median of 25.0%, compared to 25.0% for United and 23.0% for USA Waste; (g) 1997E-1998E EPS Growth Estimates for the Selected Companies that ranged from 13.3% to 64.7% with a median of 29.3%, compared to 29.3% for United and 27.3% for USA Waste; and (h) 1997E P/E/IBES LT Growth Rate Multiples for the Selected Companies that ranged from 0.8x to 2.1x with a median of 1.0x, compared to 1.0x for United and 0.9x for USA Waste.

    (iii) Contribution Analysis. Goldman Sachs reviewed certain historical and future operating and financial information (including, among other things, revenues, EBITDA, EBIT, net income, book value, market capitalization and total shares outstanding) for United, USA Waste and the pro forma combined entity resulting from the Merger based on United and USA Waste managements' financial forecasts. The analysis indicated that the United stockholders would contribute (i) 20.4%, 19.3% and 21.0%, respectively, of the revenues of the combined company in 1996 and for the estimated 1997 and 1998 calendar years; (ii) 25.3%, 21.2% and 22.8%, respectively, of the EBITDA of the combined company in 1996 and for the estimated 1997 and 1998 calendar years; (iii) 29.3%, 21.3% and 23.0%, respectively, of the EBIT of the combined company in 1996 and for the estimated 1997 and 1998 calendar years; (iv) 33.0%, 21.3% and 22.9%, respectively, of the net income of the combined company in 1996 and for the estimated 1997 and 1998 calendar years; (v) 21.6% of the book value of the combined company (based on information as of December 31, 1996); (vi) 22.8% of the market capitalization of the combined company (as of April 11, 1997); and (vii) 23.7% of the equity interest in the combined company at an Exchange Rate of 1.075.

    (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the waste management industry since 1994, (the "Selected Transactions"): Allied Waste Industries, Inc. (Canadian Solid Waste)/USA Waste, Mid-American Waste/USA Waste, Laidlaw Waste Systems, Inc./Allied Waste, Sanifill, Inc./USA Waste, Continental Waste Industries, Inc./Republic Industries, Inc., Western Waste Industries, Inc./USA Waste and Chambers Development Co./USA Waste. For purposes of the analyses, the EBITDA calculation for Allied Waste was based on equity research dated January 20, 1997. Goldman Sachs' analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from 1.6x to 8.2x, as compared to 5.9x for the levered aggregate consideration to be received in the Merger, (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 7.8x to 21.3x, as compared to 17.5x for the levered aggregate consideration to be received in the Merger, (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 16.9x to 39.8x, as compared to 26.3x for the aggregate consideration to be received in the Merger; and (iv) based on Goldman Sachs' estimates, the acquiror's EPS accretion (including synergies), as applicable, in the first full year following the respective transactions ranged from 4.1% to 6.0%, as compared to an estimated 3.9% to be recognized by USA Waste as a result of the Merger.

    (v) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates prepared by United management for United and IBES Estimates for USA Waste for the years 1997 and 1998, and assuming a tax rate of 40.0% for the combined entity following the Merger, Goldman Sachs compared the EPS of USA Waste Common Stock, on a standalone basis, to the EPS of the common stock of the combined company. For purpose of the analysis, Goldman Sachs assumed $29 million and $30.5 million, respectively, in pre-tax savings for the combined company for 1997 and 1998. Based on such analyses, the Merger (i) would be accretive to USA Waste stockholders on an EPS basis in 1997 and 1998, if synergies are included, and (ii) would be dilutive to USA Waste stockholders on an EPS basis in 1997 and accretive to USA Waste shareholders on an EPS basis in 1998, if synergies are excluded.

    (vi) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for United using United management projections. Goldman Sachs calculated a net present value of free cash flows for United for the years 1997 through 2001 using discount rates ranging from 11.0% to 14.0%. Goldman Sachs calculated United's terminal values in the year 2001 based on multiples ranging from 5.0x EBITDA to 9.0x EBITDA. These terminal values were then discounted to present value using discount rates from 11.0% to 14.0%. Such analysis resulted in implied per share values that ranged from $17.04 to $51.69.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to United or USA Waste or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors of United as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to the holders of United Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of United, USA Waste, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of United was one of many factors taken into consideration by the United Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth as Appendix C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. United selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with United, having provided certain investment banking services to United from time to time, including having acted as lead underwriter of shares of United Common Stock in March 1997 and July 1995, as lead manager of an issuance of 5-year convertible subordinated notes of United in May 1996, as underwriter of a municipal bond offering of United in May 1995 and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to USA Waste, including having acted as co-manager and underwriter of 5-year convertible subordinated notes of USA Waste and as an underwriter of USA Waste Common Stock in February 1997. Goldman Sachs may also provide investment banking services to USA Waste and its subsidiaries in the future.

  Goldman Sachs is a full service securities firm and in the course of normal trading activities may from time to time effect transactions and hold positions in the securities of United and USA Waste for its own account or for the accounts of customers. As of July 17, 1997, Goldman Sachs, for its own account, had a $7,785,000 long position in 4.5% convertible subordinated notes of United, a short position of 205,550 shares of United Common Stock, and a short position of 6,400 shares of USA Waste Common Stock.

  Pursuant to a letter agreement dated April 2, 1997 (the "Goldman Sachs Engagement Letter"), United engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Goldman Sachs Engagement Letter, United has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of $4.0 million. United has agreed to reimburse Goldman Sachs for certain out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CONFLICTS OF INTEREST

  In considering the recommendation of the Boards of Directors of United with respect to the Merger, holders of United Common Stock should be aware that certain members of the Boards of Directors and management have certain interests separate from their interests as stockholders, including those referred to below.

  The Merger Agreement provides that, at the closing of the Merger, USA Waste will offer to enter into consulting and non-competition agreements (each individually a "Consulting Agreement" and collectively, the "Consulting Agreements") with each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan (each individually a "Consultant" and collectively, the "Consultants"), such agreements to be effective at the Effective Time, and it is expected that such individuals will enter into such agreements. Pursuant to the Consulting Agreements, which shall each have a term of five years, USA Waste will agree to pay annual compensation of $450,000 to Bradley S. Jacobs, annual compensation of $300,000 to John N. Milne and annual compensation of $90,000 to Michael J. Nolan in consideration of certain non-competition agreements of each Consultant and each Consultant's performance of certain duties on USA Waste's behalf, in the case of Messrs. Jacobs and Milne relating to identifying acquisitions and market development prospects, negotiating such arrangements and leading and directing related due diligence reviews and, in the case of Mr. Nolan, relating to financial matters in connection with such acquisitions and market development prospects.

  In addition, pursuant to the Merger Agreement, the Board of Directors of USA Waste is required to take such action as may be necessary to cause two persons designated by United and acceptable to USA Waste to be elected to the Board of Directors of USA Waste as of a mutually agreeable time after the Effective Time.

  Pursuant to the terms of their respective employment agreements, certain officers of United (six individuals) including Messrs. Jacobs, Sheehan, Milne and Nolan will have the right, and are expected, to terminate such employment agreements and will be entitled to receive severance payments upon consummation of the Merger. The aggregate amount of such payments is expected to be approximately $4.6 million. The amounts payable to each of Mr. Jacobs, Mr. Sheehan, Mr. Milne and Mr. Nolan are approximately $2,665,000, $439,000, $574,000 and $529,000, respectively.

  As of the United Record Date, 173 individuals, including all officers and directors of United, held options to acquire an aggregate of approximately 3.6 million shares of United Common Stock pursuant to the terms of certain stock option agreements, at exercise prices ranging from $5.06 to $41.20 per share. Pursuant to the Merger Agreement, United is required to use commercially reasonable efforts to ensure that, at the Effective Time, all United Options, whether or not such options have vested or become exercisable, will be cancelled in exchange for a number of shares of USA Waste Common Stock equal in market value to the fair value of such options, as determined by an independent third party. Assuming a market value of USA Waste Common Stock of $40.25 per share, the value of the shares of USA Waste Common Stock issuable in exchange for vested and unvested United Options held by executive officers and directors of United is expected to be approximately as follows: Mr. Jacobs ($10,297,732/$4,574,896); Mr. Sheehan ($3,549,552/$1,701,519); Mr. Milne
($8,200,737/$2,409,071); Mr. Nolan ($2,865,572/$1,701,519); Mr. Volonino
($2,810,404/$345,267); Mr. Miner ($1,842,991/$983,837); Mr. Andersen
($1,567,844/$0); Mr. Twill ($2,005,169/$0); Mr. Weyer ($1,231,957/$0); and Mr.
Williams, III ($1,993,346/$0). See "The Plan of Merger and Terms of the Merger--Exchange and Cancellation of United Options." As of the United Record Date, Mr. Jacobs held 501,126 shares of United Common Stock. Such shares will be converted into 538,710 shares of USA Waste Common Stock in the Merger. Assuming a market value of USA Waste Common Stock of $40.25 per share, the value of such shares is $21,683,077.

  The Merger Agreement provides that the officers, directors, employees and agents of United will be indemnified by USA Waste against certain liabilities and costs, including those arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time or arising out of or pertaining to the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that (i) the indemnification provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the indemnification rights of individuals who were directors, officers, employees or agents of United at the Effective Time, (ii) that USA Waste shall assume, be jointly and severally liable for, and honor, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, certain indemnification agreements of United without limit as to time; and (iii) for a period of six years after the Effective Time, USA Waste shall cause to be maintained in effect the current policies of directors and officers' liability insurance maintained by United and its subsidiaries (or policies with the same coverages and amounts and conditions that are no less advantageous to the indemnified parties) with respect to matters arising on or before the Effective Time.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material Federal income tax consequences of the Merger to holders of United Common Stock under the Code, but does not deal with all tax consequences of the Merger that may be relevant to United stockholders in light of their particular circumstances, such as the tax consequences to United stockholders who do not hold their United Common Stock as a capital asset, foreign persons, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers or persons who acquired their shares in compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed herein.

  THIS SUMMARY SHOULD NOT BE REGARDED AS A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A UNITED STOCKHOLDER. EACH UNITED STOCKHOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER'S OWN PARTICULAR SITUATION.

  It is a condition precedent to United's obligation to consummate the Merger that United shall have received from its special counsel, Wachtell, Lipton, Rosen & Katz, an opinion substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code,
(ii) no gain or loss will be recognized by USA Waste, United, or Acquisition as a result of the Merger and (iii) no gain or loss will be recognized by the holders of United Common Stock upon the exchange of their United Common Stock solely for shares of USA Common Stock (except with respect to cash received in lieu of fractional shares of USA Waste Common Stock). It is a condition precedent to USA Waste's obligation to consummate the Merger that USA Waste shall have received from its counsel, McDermott, Will & Emery, an opinion substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by USA Waste or Acquisition for Federal income tax purposes as a result of the consummation of the Merger. The opinions of Wachtell, Lipton, Rosen & Katz and McDermott, Will & Emery are hereinafter referred to as the "Opinions." The Opinions are attached as Exhibits 8.1 and
8.2 to the Registration Statement of which this Joint Proxy Statement and Prospectus forms a part. The Opinions will be subject to certain assumptions as noted therein and will be based on certain representations of USA Waste, Acquisition, United and affiliates of United. The Opinions will be based upon the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of the Opinions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth therein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger. The Opinions will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position. Both the USA Waste Tax Condition and the United Tax Condition are waivable at the option of the party entitled to receive such opinion as a condition of its obligation to consummate the Merger. Neither USA Waste nor United currently intends to waive such condition. In the event that such condition is waived by either party, USA Waste and United will recirculate a revised Joint Proxy Statement and Prospectus that discloses the waiver of this condition and contains all related material disclosure, including risks to investors. In such event, USA Waste and United will resolicit proxies from their stockholders.

  Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following Federal income tax consequences will occur:

    (a) no gain or loss will be recognized by USA Waste, Acquisition or United as a result of the Merger;

    (b) no gain or loss will be recognized by holders of United Common Stock upon the exchange of their United Common Stock solely for shares of USA Waste Common Stock (except with respect to cash received in lieu of fractional shares of USA Waste Common Stock).

    (c) the tax basis of the shares of USA Waste Common Stock received by a United stockholder in the Merger (including any fractional share deemed received) will be the same as the tax basis of United Common Stock surrendered in exchange therefor;

    (d) the holding period of the shares of USA Waste Common Stock received by a United stockholder in the Merger (including any fractional share deemed received) will include the holding period of the shares of United Common Stock surrendered in exchange therefor, provided that such shares of United Common Stock are held as capital assets at the Effective Time; and

    (e) a cash payment in lieu of a fractional share will be treated as if a fractional share of USA Waste Common Stock had been received in the Merger and then redeemed by USA Waste. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a United stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
  (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if such stockholder's United Common Stock is held as a capital asset at the Effective Time.

  Each United stockholder should consult a tax advisor as to the particular consequences of the Merger that may apply to such stockholder, including the application of state, local, foreign and other Federal tax laws.

  For more information on the tax opinions to be delivered by counsel to USA Waste and United as conditions to the obligations of the parties to consummate the Merger, see "The Plan of Merger and Terms of the Merger--Conditions to the Merger."

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception.

  Two of the conditions to the closing of the Merger are as follows: (i) Coopers & Lybrand L.L.P., independent accountants for USA Waste, shall have delivered a letter, dated the Closing Date, addressed to USA Waste, in form and substance reasonably satisfactory to USA Waste, to the effect that the merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement, and (ii) Ernst & Young LLP, independent auditors for United, shall have delivered a letter, dated the Closing Date addressed to United and USA Waste, regarding such firm's concurrence with the conclusions of United's management that no conditions exist related to United that would preclude USA Waste's accounting for the Merger with United as a "pooling of interests" under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement.

GOVERNMENT AND REGULATORY APPROVALS

  Transactions such as the Merger are reviewed by the Antitrust Division and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. USA Waste and United filed notification reports with the Antitrust Division and FTC under the HSR Act on April 18, 1997. On May 16, 1997, USA Waste and United received a request from the Antitrust Division for additional information. USA Waste and United substantially complied with such request on July 11, 1997. USA Waste, United and the Antitrust Division have agreed that the waiting period will expire at 11:59 p.m., New York City time, on August 4, 1997. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of USA Waste or United or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

  Consummation of the Merger is conditioned upon all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby, and all consents from lenders required to consummate the Merger, having been obtained and being in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of United and its subsidiaries, taken as a whole, following the Effective Time.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of USA Waste Common Stock received by United stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of USA Waste Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of United prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of persons who become affiliates of USA Waste, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Merger Agreement provides that United and USA Waste will use their reasonable efforts to cause each of their officers, directors and each other person who is an "affiliate" of United or USA Waste, as the case may be, to deliver to USA Waste and/or United on or prior to the Effective Time a written agreement to the effect that such persons will not offer to sell, sell or otherwise dispose of any shares of USA Waste Common Stock issued in the Merger except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 or in a transaction which, in the opinion of legal counsel satisfactory to USA Waste, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of USA Waste and United have been filed with the Commission, sent to stockholders of USA Waste or otherwise publicly issued.

  Under Commission guidelines interpreting generally accepted accounting principles, with certain limited exceptions, the sale of USA Waste Common Stock or United Common Stock by an affiliate of either USA Waste or United generally within 30 days prior to the Effective Time or thereafter prior to the publication of results that include a minimum of at least 30 days of combined operations of USA Waste and United after the Effective Time could preclude "pooling of interests" accounting treatment for the Merger.

                        ELECTION OF USA WASTE DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution of the USA Waste Board of Directors; provided, however, that unless approved by at least two-thirds of the incumbent directors, the number of directors which shall constitute the whole USA Waste Board of Directors shall be no fewer than three and no more than nine. The Board of Directors of USA Waste currently consists of 12 members. The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws also provide that the Board of Directors of USA Waste be divided into three classes of directors, as nearly equal in number as possible. At each annual meeting of the stockholders, one class of directors is elected for a three-year term. The terms of the existing Class II directors expire at the annual meeting of the stockholders of USA Waste to be held in 1997, the terms of the existing Class III directors expire at the annual meeting of the stockholders of USA Waste to be held in 1998, and the terms of the existing Class I directors expire at the annual meeting of the stockholders of USA Waste to be held in 1999.

  USA Waste's Board intends to cause the nomination of John E. Drury, William
E. Moffett, John G. Rangos, Sr., and Jerome B. York for election to the USA Waste Board of Directors as Class II directors for a three-year term expiring at the annual meeting of stockholders of USA Waste to be held in the year 2000. Mr. Drury currently is a Class III director, but intends to resign his position as a Class III director effective as of the USA Waste Annual Meeting. The USA Waste Board of Directors intends to appoint Richard D. Kinder to fill the Class III vacancy effective as of the USA Waste Annual Meeting.

  Unless a stockholder requests that voting of his proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the proxy will be voted FOR the election of Messrs. Drury, Moffett, Rangos, Sr. and York. If any nominee becomes unavailable for any reason, then the shares represented by a proxy will be voted FOR the remainder of the listed nominees and for such other nominees as may be designated by the Board of Directors of USA Waste as replacements for those who become unavailable. The directors will be elected by the holders of USA Waste Common Stock.

  The following sets forth certain information concerning each of the nominees for election to the Board of Directors of USA Waste at the USA Waste Annual Meeting and each director who will be a member of USA Waste's Board of Directors after the Effective Time.

                                                                          DIRECTOR DIRECTOR
          NAME                            DESCRIPTION                 AGE  SINCE    CLASS
          ----                            -----------                 --- -------- --------
John E. Drury(1)........  Chairman of the Board and Chief Executive    53   1994     III(2)
                           Officer
David Sutherland- Yoest.  Vice Chairman of the Board                   41   1994       I
Richard J. Heckmann(4)..  Director                                     53   1994       I
William E. Moffett(3)...  Director                                     66   1995      II
Alexander W.
 Rangos(1)(3)...........  Vice Chairman of the Board                   37   1995     III
John G. Rangos, Sr.(1)..  Director                                     67   1995      II
Kosti Shirvanian(1).....  Vice Chairman of the Board                   67   1996       I
Rodney R. Proto(1)......  President, Chief Operating Officer and       48   1996     III(5)
                           Director
Ralph F. Cox(4).........  Director                                     64   1996       I
Larry J. Martin(4)......  Director                                     55   1996     III
Richard D. Kinder.......  Nominee(6)                                   52     --     III
Jerome B. York..........  Nominee                                      59     --      II

--------
(1) Member of the Executive Committee.
(2) Mr. Drury intends to resign as a Class III director effective as of the USA Waste Annual Meeting and is expected to be nominated for election as a Class II director.
(3) Member of the Compensation and Stock Incentive Plan Committee.
(4) Member of the Audit Committee.
(5) To be renominated at expiration of term with term expiring in the year 2000 or thereafter.
(6) To be appointed as a Class III Director.

 Nominees For Terms Expiring at the Annual Meeting in 2000 (Class II
Directors)

  John E. Drury has been Chief Executive Officer of USA Waste since 1994 and Chairman of the Board since 1995. From 1992 to May 1994, Mr. Drury served as a Managing Director of Sanders Morris Mundy Inc. ("SMMI"), a Houston based investment banking firm. Mr. Drury served as President and Chief Operating Officer of Browning-Ferris Industries, Inc. ("BFI") from 1982 to 1991, during which time he had chief responsibility for worldwide operations.

  William E. Moffett has served as a director of USA Waste since June 1995. In 1992, Mr. Moffett retired as Chairman of the Board and Chief Executive Officer of Chatham Enterprises, Inc. (real estate development) and Hazmed, Inc. (environmental services). In May 1985, he retired as President of Gulf Oil Foundation and as Vice President--Public Affairs of Gulf Oil Corporation, having joined Gulf Oil Corporation in 1969 and served in a number of managerial assignments for that company and its subsidiaries. Mr. Moffett also serves as a director of Calvin Exploration Company, Inc.

  John G. Rangos, Sr. served as Vice Chairman of the Board of Directors of USA Waste from June 1995 until December 1995. Prior to such time, Mr. Rangos served as Chief Executive Officer of Chambers from 1973 to June 1995. Mr. Rangos is the father of Alexander W. Rangos, a Vice Chairman of USA Waste. In connection with the settlement of a Commission investigation with respect to Chambers' accounting method and the accuracy of its financial statements, the Commission, in May 1995, instituted administrative proceedings against Chambers and certain of its employees and outside auditors whose conduct the Commission found caused Chambers' violations of the reporting, internal controls and recordkeeping provisions of the Exchange Act. The Commission, while not finding that Mr. Rangos knew of those violations, found that he had not exercised sufficient oversight over the company's recordkeeping, internal accounting controls, and financial reporting functions to assure that Chambers complied with the applicable provisions of the Exchange Act. Mr. Rangos consented to the issuance of a cease and desist order without admitting or denying the Commission's findings.

  Jerome B. York has been Vice Chairman of Tracinda Corporation since September 1995. From 1993 to 1995, he was Senior Vice President and Chief Financial Officer of IBM Corporation and was elected to the Board of Directors of IBM in January 1995. From 1979 to 1993, Mr. York served in various management positions with Chrysler Corporation ("Chrysler"), including Executive Vice President--Finance and Chief Financial Officer, and he was a director of Chrysler in 1992 and 1993. Mr. York also serves as a director of MGM Grand, Inc. and Metro-Goldwyn-Mayer, Inc.

 Directors Whose Terms Expire at the Annual Meeting in 1997

  Savey Tufenkian has been a director of USA Waste since May 1996. She helped to establish Western in 1955 and served as the Secretary and Treasurer of Western from its incorporation in 1964 until May 1996. In 1988, she was elected as Executive Vice President, Secretary and Treasurer of Western and served as such until May 1996. Ms. Tufenkian has informed USA Waste that she will not stand for reelection as a director at the USA Waste Annual Meeting.

  Donald F. Moorehead, Jr. has been Vice Chairman of USA Waste since 1995. Prior to such time, Mr. Moorehead served as Chairman of the Board and Chief Development Officer since 1994. From October 1, 1990 to May 27, 1994, he was also Chief Executive Officer. Mr. Moorehead was Chairman of the Board and Chief Executive Officer of Mid-American Waste Systems Inc. ("Mid-American") from the inception of Mid-American in December 1985 until August 1990 and continued as a director until February 1991. From 1977 until 1984, Mr. Moorehead served in various management positions with Waste Management Inc. Mr. Moorehead has informed USA Waste that he will not stand for reelection as a director at the USA Waste Annual Meeting.

 Directors Whose Terms Expire at the Annual Meeting in 1998 (Class III
Directors)

  Larry J. Martin was a co-founder and Vice Chairman of the Board of Directors of Sanifill. From October 1989 to July 1991, Mr. Martin was President and Co-Chief Executive Officer of Sanifill and from July 1991 to

February 1992, he was President of Sanifill. For more than five years before USA Waste's acquisition of Sanifill, Mr. Martin was the president of a group of companies involved in the waste disposal business.

  Rodney R. Proto has been President and Chief Operating Officer of USA Waste since August 1996. Prior thereto, he was President, Chief Operating Officer and a Director of Sanifill. Mr. Proto joined Sanifill in February 1992. Before joining Sanifill, he was employed by BFI for 12 years where Mr. Proto served, among other positions, as Chairman of BFI Overseas from 1985 to 1987 and President of Browning-Ferris Industries Europe, Inc. from 1987 through 1991.

  Alexander W. Rangos has been a director of USA Waste since June 1995. From June 1995 to December 1995, he was Executive Vice President--Corporate Development of USA Waste. Prior to such time, he served as President and Chief Operating Officer of Chambers since January 1994. Prior thereto, he served with Chambers first as Manager of the Southern Region and then as Executive Vice President in various capacities. Mr. Rangos is a son of John G. Rangos, Sr.

  Richard D. Kinder has been Chairman and Chief Executive Officer of Kinder Morgan Energy Partners, L.P., a master limited partnership headquartered in Houston, Texas since February 1997. From 1990 through December 1996, he was President and Chief Operating Officer of Enron Corp. Prior thereto, Mr. Kinder served in various management and legal positions with Enron Corp. and its affiliates commencing in 1980. Mr. Kinder is also a director of Baker Hughes Incorporated and Transocean Offshore Inc. He is past Chairman of the Interstate Natural Gas Association of America and is a Trustee of the Museum of Fine Arts, Houston. The Board of Directors of USA Waste intends to appoint Mr. Kinder to serve as a Class III director effective as of the USA Waste Annual Meeting.

 Directors Whose Terms Expire at the Annual Meeting in 1999 (Class I
Directors)

  Ralph F. Cox was a Director of Sanifill from September 1993 until December 1996. Since February 1, 1994, Mr. Cox has been a management consultant. For four years prior thereto, Mr. Cox was President of Greenhill Petroleum Corporation, a subsidiary of Western Mining Corporation. From 1985 through 1990, he served as President and Chief Operating Officer of Union Pacific Resources Company, a petroleum exploration and production company. Before 1985, Mr. Cox spent 31 years with Atlantic Richfield Company ("ARCO"), joining the ARCO board in 1978, assuming responsibility for ARCO's worldwide petroleum exploration and production activities and minerals exploration and production activities in 1984, and culminating with his election as Vice Chairman of ARCO in 1985. Mr. Cox serves as a director of Bonneville Pacific Corporation, an independent power company, of Daniel Industries, Inc., which manufactures oil and gas measurement and flow control equipment, of Rio Grande, Inc., a petroleum exploration and production company, and of CH2M Hill, a consulting engineering firm. He also serves as an Independent Trustee for The Fidelity Group of funds. Mr. Cox holds a Bachelor of Science in Petroleum Engineering and a Bachelor of Science in Mechanical Engineering from Texas A&M University.

  Richard J. Heckmann is Chairman, President, and Chief Executive Officer of United States Filter Corporation ("U.S. Filter"), a position he assumed in July 1990. Prior to joining U.S. Filter, Mr. Heckmann was a Senior Vice President--Investments and Branch Manager of Prudential-Bache Securities in Rancho Mirage, California. Mr. Heckmann is also a director of Air Cure, Inc.

  Kosti Shirvanian founded Western in 1955 as a sole proprietorship. He has served as Western's Chairman of the Board of Directors, President and Chief Executive Officer since Western's incorporation in 1964.

  David Sutherland-Yoest was President, Chief Operating Officer and a director of USA Waste from May 1994 until August 1996 and has been a Vice Chairman of the Board and Vice President--Atlantic Region and Canada since August 1996. Prior to joining USA Waste, he was President, Chief Executive Officer and a director of Envirofil, Inc. ("Envirofil"). He joined Envirofil in January 1993 and was elected a director in March 1993. From September 1989 to June 1992, Mr. Sutherland-Yoest served as President of Browning-Ferris Industries, Ltd. ("BFI Ltd."), the Canadian subsidiary of BFI. From January through September 1989, Mr. Sutherland-

Yoest served as Vice-President, Corporate Development, for Laidlaw Waste Systems, Inc. From 1987 to September 1989, Mr. Sutherland-Yoest was Laidlaw's Regional Vice-President--Atlantic Region, located in Columbus, Ohio. From 1981 to 1987, Mr. Sutherland-Yoest served as District Manager--Vancouver and District Manager--Calgary for BFI Ltd.

BOARD OF DIRECTORS AFTER THE MERGER

  Pursuant to the Merger Agreement, the Board of Directors of USA Waste has agreed to take such action as may be necessary to cause two persons designated by United and acceptable to USA Waste to be elected to USA Waste's Board of Directors as of a mutually agreeable time after the Effective Time. It is currently expected that Mr. Kinder and Mr. York will be the United designees to the USA Waste Board of Directors.

MEETINGS, COMMITTEES AND COMPENSATION

  The USA Waste Board of Directors held seven meetings in 1996. For 1996, directors who were not employed by USA Waste received a grant of options to purchase 10,000 shares of USA Waste Common Stock. In addition, USA Waste reimburses directors for their travel and out-of-pocket expenses incurred in attending Board or committee meetings.

  The USA Waste Board of Directors has an Audit Committee, a Compensation and Stock Incentive Plan Committee (the "Compensation Committee") and an Executive Committee. The Audit Committee reviews external and internal audit plans and activities, annual financial statements, and the system of internal financial controls, and approves all significant fees for audit, audit-related and non-audit services provided by independent auditors. The Audit Committee met once in 1996. The Compensation Committee reviews and recommends compensation for USA Waste officers and employees and recommends to the Board of Directors changes in USA Waste's incentive compensation plans. The Compensation Committee met six times in 1996. The Executive Committee may act for the Board of Directors when action is required between Board meetings and may act on behalf of the Board on all but major corporate matters. All actions taken by the Executive Committee must be reported at the Board's next meeting. The Executive Committee met five times in 1996. All of the directors attended all committee meetings of the committees of which they are members. Each incumbent director attended more than 75% of all meetings of the entire USA Waste Board of Directors and the committees on which he served.

EXECUTIVE COMPENSATION

  Compensation Committee Report on Executive Compensation. The following is a report from the Compensation Committee of USA Waste describing the policies pursuant to which compensation was paid to executive officers of USA Waste during 1996.

  Compensation Philosophy. It is USA Waste's mission to continually improve its position in the solid waste management industry, with a strong focus on steadily improving earnings and increasing shareholder value. The Compensation Committee believes USA Waste's compensation policies should support USA Waste's mission. As outlined below, USA Waste's executive compensation programs are designed to enable USA Waste to attract, retain and motivate the high caliber of executives required in order to achieve its objective.

  Compensation Policies Applicable to Executive Officers. Each executive officer's annual compensation includes primarily three elements: (i) base salary, which is reviewed annually; (ii) bonus; and (iii) incentive compensation consisting of stock options. Adjustments to base salaries and the granting of bonuses to USA Waste's executive officers are based on the executive's individual contribution to USA Waste's performance in that fiscal year. In evaluating USA Waste's performance, the Compensation Committee considers such items as return on equity, earnings per share improvements, results compared to competitors, business acquisitions and new markets entered, the assimilation of new acquisitions into USA Waste and progress made in projects that will benefit USA Waste in the future. Stock options are generally granted annually as additional compensation in an effort to link each executive officer's future compensation to the long-term financial success of USA Waste, as measured by stock performance. Options are priced at 100% of the stock market value on the day of grant and typically vest in equal annual increments, beginning one year from the date of grant, over the life of the option. The total number of options awarded each executive is based on a subjective evaluation of the performance of each executive under consideration without regard to the number of options held by or previously granted to each executive.

  Compensation Policy Applicable to the Chief Executive Officer. The compensation policies applicable to Mr. Drury, Chief Executive Officer of USA Waste, are the same as noted for other executive officers. The Compensation Committee considers Mr. Drury's experience and knowledge of the solid waste management industry to be important to USA Waste's continued growth and prosperity. Mr. Drury became associated with USA Waste in May 1994 following the acquisition of Envirofil. At the time of his employment with USA Waste, Mr. Drury's annual base salary was set at $500,000 following negotiations between Mr. Moorehead, on behalf of the USA Waste Board of Directors, and Mr. Drury, and such salary was approved by the Board. For the fiscal year 1995, Mr. Drury received a base salary of $500,000, a bonus of $625,000 and was granted options to purchase 425,000 shares of USA Waste Common Stock. For the fiscal year 1996, Mr. Drury received a base salary of $563,000, a bonus of $625,000 and was granted options to purchase 725,000 shares of USA Waste Common Stock. Mr. Drury's 1996 bonus and stock option grant were based on a subjective evaluation which considered, in part, USA Waste's financial performance for 1996, as well as the fact that USA Waste had consummated the acquisitions of two publicly traded solid waste management companies in 1996, Western and Sanifill. In setting Mr. Drury's compensation, the Compensation Committee also made an overall assessment of Mr. Drury's leadership in achieving USA Waste's long-term strategic and business goals.

  Tax Considerations. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to a company's chief executive officer and its next four highest paid executive officers. In response to Section 162(m) and in an effort to provide that compensation to such executive officers will be deductible for federal income tax purposes, the Compensation Committee in 1996 adopted USA Waste's Corporate Performance-Based Compensation Plan (the "Compensation Plan") and an amendment to USA Waste's 1993 Stock Incentive Plan (the "1993 Plan") providing for an annual limit on awards to be received by a participant. Both items were approved by USA Waste's stockholders at the 1996 annual meeting of stockholders. The amendment to the 1993 Plan is intended to permit grants under such plan to be considered "performance-based" for purposes of Section 162(m). Bonuses under the Compensation Plan are also intended to qualify as "performance-based compensation." The Compensation Committee believes that the Compensation Plan and the amendment to the 1993 Plan will allow USA Waste to manage its executive compensation program to preserve federal income tax deductions.

                            COMPENSATION COMMITTEE
                                Savey Tufenkian
                              William E. Moffett
                              Alexander W. Rangos

  Performance Graph. The following performance graph compares the performance of USA Waste Common Stock to the New York Stock Exchange Composite Index and to the Smith Barney Solid Waste Index ("Peer Group Index") for the period of five years commencing December 31, 1991, and ending December 31, 1996. The graph assumes that $100 was invested on December 31, 1991, in USA Waste Common Stock and in each index and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN


                                     LOGO

                           12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
                           -------- -------- -------- -------- -------- --------
USA Waste.................   $100   $ 82.86  $ 65.00  $ 65.00  $107.86  $182.14
SB Solid Waste Index......   $100   $ 97.65  $ 73.54  $ 72.37  $ 86.36  $ 99.75
NYSE Composite............   $100   $104.69  $112.92  $109.37  $143.61  $170.98

  Summary Compensation Table. The following table sets forth information with respect to persons serving as USA Waste's Chief Executive Officer during 1996 and the four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus for 1996 exceeded $100,000 ("named executive officers").

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL             LONG-TERM
                                COMPENSATION     COMPENSATION AWARDS
                              ----------------- -----------------------
                                                RESTRICTED   SECURITIES
   NAME AND PRINCIPAL                             STOCK      UNDERLYING    ALL OTHER
        POSITION         YEAR  SALARY   BONUS     AWARDS      OPTIONS   COMPENSATION(1)
   ------------------    ---- -------- -------- ----------   ---------- ---------------
John E. Drury........... 1996 $563,000 $625,000               725,000       $4,750
 Chairman of the Board   1995  500,000  625,000               425,000        5,192
  and  Chief Executive   1994  290,217  200,000               850,000           --
  Officer(2)

Rodney R. Proto......... 1996 $317,700 $360,000               822,500       $8,807
 President and Chief     1995  269,791  260,000                51,000       11,784
  Operating Officer(4)   1994  248,083  225,000  $500,010(3)   34,000       10,279

Donald F. Moorehead,
 Jr..................... 1996 $335,000 $330,000               200,000        4,750
 Vice Chairman and Chief 1995  300,000  375,000               180,000        4,154
  Development Officer    1994  260,000  130,000                25,000           --

David Sutherland-Yoest.. 1996 $328,850 $330,000               200,000        4,750
 Vice Chairman and Vice  1995  300,000  375,000               180,000        4,154
  President--            1994  251,597   65,000                    --           --
 Atlantic Region(4)

Earl E. DeFrates........ 1996 $238,450 $275,000               150,000        4,750
 Executive Vice          1995  187,500  200,000                95,000        2,769
  President and Chief    1994  155,000   70,000                25,000           --
  Financial Officer

--------
(1) Includes contributions by USA Waste under its 401(k) plan.
(2) Mr. Drury joined USA Waste in May 1994.
(3) Represents the aggregate value of restricted stock holdings as of December 31, 1996. Mr. Proto received an award of 23,810 shares of restricted common stock of Sanifill pursuant to the Sanifill, Inc. 1994 Long-Term Incentive Plan (the "Sanifill Plan") in 1994. Such shares of restricted stock became fully vested and were converted into 40,477 shares of USA Waste Common Stock in connection with the merger of Sanifill with a subsidiary of USA Waste (the "Sanifill Merger"). The Sanifill Plan is no longer in existence.
(4) Mr. Proto joined USA Waste in August 1996 in connection with the Sanifill Merger, at which time he became President and Chief Operating Officer of USA Waste. Mr. Sutherland-Yoest joined USA Waste in May 1994 in connection with USA Waste's acquisition of Envirofil and served as President and Chief Operating Officer of USA Waste until August 1996.

  The following table sets forth information concerning the grant of stock options during 1996 to the named executive officers:

                             OPTION GRANTS IN 1996

                                     PERCENTAGE                         POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF    OF TOTAL                          ASSUMED ANNUAL RATE OF STOCK
                           SHARES     OPTIONS                           PRICE APPRECIATION FOR OPTION
                         UNDERLYING  GRANTED TO   EXERCISE                         TERM(2)
                          OPTIONS   EMPLOYEES IN    PRICE    EXPIRATION -----------------------------
          NAME           GRANTED(1) FISCAL 1996  (PER SHARE)    DATE          5%            10%
          ----           ---------- ------------ ----------- ----------       --       --------------
John E. Drury...........  300,000      3.84%       $17.750    01/22/06  $ 7,983,407.18 $10,234,589.32
                          425,000      5.45%       $27.125    08/30/06  $14,999,553.30 $19,229,166.77
Rodney R. Proto.........  212,500      2.72%       $21.250    02/16/06  $11,590,563.91 $14,858,901.59
                          610,000      7.82%       $27.125    08/30/06  $21,528,770.62 $27,599,509.95
Donald F. Moorehead,
 Jr.....................  150,000      1.92%       $17.750    01/22/06  $ 3,991,703.58 $ 5,117,294.65
                           50,000      0.64%       $27.125    08/30/06  $ 1,764,653.33 $ 2,262,254.91
David Sutherland-Yoest..  150,000      1.92%       $17.750    01/22/06  $ 3,991,703.58 $ 5,117,294.65
                           50,000      0.64%       $27.125    08/30/06  $ 1,764,653.33 $ 2,262,254.91
Earl E. DeFrates........   50,000      0.64%       $17.750    01/22/06  $ 1,330,567.86 $ 1,705,764.88
                          100,000      1.28%       $27.125    08/30/06  $ 3,529,306.66 $ 4,524,509.83

--------
(1) All of such options vest in increments of 20% per year over a period of 5 years beginning on the first anniversary of the date of grant. In addition, all of such options vest immediately upon a change of control of USA Waste as defined in the USA Waste Amended and Restated 1993 Stock Incentive Plan.
(2) The potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the rates of 5% and 10% compounded annually.

  The following table sets forth information concerning the exercise of stock options during 1996 by USA Waste's named executive officers:

                 OPTION EXERCISES AND YEAR-END VALUE TABLE(1)

                                               NUMBER OF UNEXERCISED
                                                    OPTIONS AT         VALUE OF UNEXERCISED IN-THE-
                          SHARES                 DECEMBER 31, 1996     MONEY OPTIONS AT DECEMBER 31,
                         ACQUIRED                    (SHARES)                     1996(2)
                            ON      VALUE    ------------------------- -----------------------------
          NAME           EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
          ----           -------- ---------- ----------- ------------- -------------- --------------
John E. Drury...........                       510,000     1,490,000   $ 9,740,950.00 $19,086,800.00
Rodney R. Proto.........                       807,500       610,000   $12,504,676.40 $ 2,894,450.00
Donald F. Moorehead,
 Jr.....................                       193,500       369,000   $ 3,370,282.50 $ 4,711,521.13
David Sutherland-Yoest.. 209,029  $3,256,391         0       459,353   $         0.00 $ 5,979,255.00
Earl E. DeFrates........                       104,000       251,000   $   722,180.00 $ 2,484,595.00

--------
(1) Includes exercise of warrants that were granted to such officers as compensation.
(2) Computed based upon the difference between aggregate fair market value based on the NYSE Composite Tape closing price on December 31, 1996 (of $31.875 per share) and the aggregate exercise price.

  Employment Agreements. Messrs. Drury, Proto, Moorehead and Sutherland-Yoest are each parties to employment agreements with USA Waste, which have continuously renewing terms of five years until age 65 and which provide for the payment of minimum annual base salaries and for the participation by the employee in all USA Waste benefit plans and programs. In addition, Mr. Drury's employment agreement provides that USA Waste would purchase his former residence in Houston, Texas for $1,375,000, the fair market value of such residence at June 1, 1994.

  The employment agreements include provisions governing compensation and severance benefits upon termination of employment with USA Waste and upon certain changes of control of USA Waste. The agreements may be terminated by USA Waste other than for cause (as defined in the agreements) on the date five years after such notice is given. During that ensuing period, the employee would continue his employment on a part-time basis and be available to consult with USA Waste. Generally, the employee's compensation while on part-time status would be 75% of the average of the employee's compensation (including salary and bonus) for the two highest of the three years prior to the employee going on part-time status. Mr. Moorehead has informed USA Waste that he intends to terminate his employment agreement effective as of the date of the USA Waste Annual Meeting. See "--Certain Relationships and Related Transactions."

  In the event of a change of control of USA Waste, the employment agreements provide that the employee may elect to receive a lump sum payment equal to three times the employee's average annualized base compensation includable in gross income over the five taxable years preceding the tax year in which the change of control occurs if, following such change in control, USA Waste seeks to terminate such officer without cause or takes any action adverse to such officer without his or her consent with respect to, among other things, his or her duties, level of compensation or benefits. The election by the employee to take the change of control payment would be in lieu of other benefits and rights under such employee's agreement except, generally, amounts payable under pension, insurance, and similar plans, reimbursement for legal and other advisory expenses and certain stock option and indemnification rights.

  Mr. DeFrates also currently has an employment agreement with USA Waste. Pursuant to the terms of his agreement, Mr. DeFrates has agreed to serve as a full-time employee of USA Waste for a period of three years (until September 26, 1997) with automatic three-year extensions thereafter unless the agreement is terminated by either party. The agreement provides for a minimum annual salary and for the participation by Mr. DeFrates in all USA Waste benefit programs. The employment agreement includes provisions governing termination and changes in control of USA Waste.

  The employment agreement entered into by Mr. DeFrates provides that if Mr. DeFrates voluntarily terminates his employment with USA Waste, USA Waste will pay him severance pay equal to 70% of his base salary in effect at termination for a period of three years. In addition, in the event there is a change in control of USA Waste after which USA Waste seeks to terminate him without cause or takes any action adverse to him without his consent with respect to, among other things, his duties, level of compensation or benefits, USA Waste is required to pay Mr. DeFrates a lump sum equal to three times the sum of his base salary in effect at termination and the highest bonus he received in the three-year period prior to termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During 1996, Ms. Tufenkian, Mr. Moffett and Mr. Alexander Rangos served on the Compensation Committee of the Board of Directors of USA Waste. During 1996, no executive officer of USA Waste served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of USA Waste.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Moorehead has informed USA Waste that he will not stand for reelection as a director and will terminate his employment agreement effective as of the date of the USA Waste Annual Meeting. In connection with the termination of Mr. Moorehead's employment agreement, USA Waste has agreed to grant to Mr. Moorehead certain severance benefits, including cash payments of $500,000 in 1997 and $500,000 in 1998, 77,500 shares of USA Waste Common Stock, and a warrant to purchase 150,000 shares of USA Waste Common Stock at the closing price on the date of the USA Waste Annual Meeting. Mr. Moorehead also has agreed to enter into a Consulting Agreement with USA Waste. The Consulting Agreement will expire on December 31, 2002, and provides for compensation of $125,000 per annum, commencing January 1, 1999, as well as certain customary benefits and perquisites. The Consulting Agreement also prohibits Mr. Moorehead from competing with USA Waste in the solid waste business.

  In connection with USA Waste's merger (the "Western Merger") with Western in May 1996, Kosti Shirvanian became a Vice Chairman of USA Waste and a member of the Executive Committee of the USA Waste Board of Directors. USA Waste and Mr. Shirvanian entered into an employment agreement effective as of the effective time of the Western Merger providing for an annual salary of $500,000 (to be increased by a minimum of 10% per year), a guaranteed annual bonus of $250,000 and a discretionary annual bonus of up to $250,000. Pursuant to his employment agreement, Mr. Shirvanian is also entitled to receive additional compensation from USA Waste as its compensation committee may determine.

  In addition, USA Waste assumed, pursuant to the employment agreement with Mr. Shirvanian, certain obligations with respect to a split dollar life insurance agreement (the "Insurance Agreement") entered into in 1995 by Western and Mr. and Mrs. Kosti Shirvanian and Ms. Linda Shirvanian, as trustee for the Kosti and Marian Shirvanian Family 1995 Irrevocable Trust (the "Trust"). The Insurance Agreement provides for life insurance on the life of Mr. Shirvanian or the lives of Mr. and Mrs. Shirvanian. The beneficiary of the policy is the Trust. The beneficiaries of the Trust are the descendants of Mr. and Mrs. Shirvanian. Under the Insurance Agreement, the premium payment obligations are split between Western and the Trust. The estimated discounted single premium payment required to pay in full the obligations under the Insurance Agreement would be approximately $7 million, of which approximately $2.35 million represents the Trust's share of such premium. In connection with the Western Merger, USA Waste assumed the payment obligations of both Western and the Trust. All premium payments made by USA Waste or Western are recoupable out of the death benefits of such policy.

  Pursuant to his employment agreement, Mr. Shirvanian was granted options to purchase 900,000 shares of USA Waste Common Stock at an exercise price equal to the closing trading price on the NYSE for USA Waste Common Stock on the effective date of the Western Merger. On each of the first four anniversary dates of the effective date of the Western Merger, Mr. Shirvanian is entitled to additional grants of options to purchase 162,500 shares of USA Waste Common Stock at an exercise price equal to the fair market value of the USA Waste Common Stock at the date of grant. The options will expire 10 years from the date of grant and will vest at a rate of 20% annually.

  The agreement provides that upon a change of control of USA Waste while Mr. Shirvanian is still an employee or within 12 months after Mr. Shirvanian is placed on part-time status, Mr. Shirvanian will be entitled, at his election, to receive a lump sum amount equal to three times the sum of his then base salary and guaranteed bonus, less $1.00.

  Mr. Shirvanian's employment agreement is for a continuously renewing term of five years from the effective date of the Western Merger, subject to termination under certain circumstances. At all times during the term of the employment agreement, and for a period of two years after the termination of his employment, Mr. Shirvanian has agreed not to compete with the business of USA Waste.

  In January 1996, Western's Board of Directors approved the payment of a $750,000 bonus to Mr. Shirvanian prior to the Western Merger, which payment was made to Mr. Shirvanian in January 1996.

  Pursuant to the terms of the Western Merger, USA Waste and the Shirvanian Family Investment Partnership (the "Partnership"), of which Kosti Shirvanian, a director of USA Waste, is a general partner, transferred to USA Waste the Partnership's interests in the land and improvements constituting a portion of a transfer station in Carson, California, in exchange for the issuance by USA Waste of 337,500 shares of USA Waste Common Stock.

  In connection with USA Waste's merger with Chambers, USA Waste entered into an employment agreement with Alexander W. Rangos similar to the employment agreements with Messrs. Moorehead and Drury, and into consulting and non-compete agreements with each of John G. Rangos, Sr. and John G. Rangos, Jr. The employment agreement with Alexander Rangos is for a five-year term at a base salary of $275,000 per year. The consulting and non-compete agreements with each of John G. Rangos, Sr. and John G. Rangos, Jr.

provide for annual compensation of $450,000 and $250,000, respectively, and are for a term of five years. In connection with the Sanifill Merger, USA Waste agreed to accelerate payments under such employment and consulting agreements, John G. Rangos, Sr. resigned as Vice Chairman (but remains a director of USA Waste), and Alexander W. Rangos became Vice Chairman of the Board of Directors and resigned as an Executive Vice President of USA Waste. On December 29, 1994, Chambers made unconditional promises to contribute $3,000,000 to certain charitable organizations at the direction of John G. Rangos, Sr. On December 18, 1995, USA Waste agreed that an additional $2,000,000 would be funded in connection with charitable contributions pursuant to such arrangements. In addition, USA Waste agreed to file a shelf registration statement relating to 4,000,000 shares of USA Waste Common Stock held by John G. Rangos, Sr., Alexander W. Rangos and John G. Rangos, Jr. and one of their affiliates.

  In August 1995, USA Waste exercised an option to purchase real estate from Mr. John Rangos, Sr. and Mr. Michael J. Peretto, a former director of Chambers, and certain members of his family. The real estate is adjacent to USA Waste's Monroeville, Pennsylvania landfill. The option to purchase the real estate was originally granted to Chambers pursuant to an agreement among the parties dated July 8, 1993. The total consideration paid by USA Waste for the real estate was $2,986,118, of which $2,103,585 was paid to Mr. Rangos and $882,533 was paid to Mr. Peretto and members of his family.

  In connection with USA Waste's acquisition of Envirofil in May 1994, SMMI, in its capacity as financial advisor to Envirofil received a fee of $850,000. In 1995, USA Waste called for redemption its 8% Convertible Subordinated Debentures, and in connection with such transaction, entered into a standby agreement with SMMI, pursuant to which SMMI received $200,000 and reimbursement for its legal fees. Prior to joining USA Waste, Mr. Drury was a Managing Director and shareholder of SMMI and remains a director thereof.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the federal securities laws, USA Waste's directors, executive (and certain other) officers and any person holding more than ten percent of the outstanding USA Waste Common Stock are required to report their beneficial ownership of USA Waste Common Stock to USA Waste and the Commission. Specific due dates for these reports have been established by regulation and USA Waste is required to report any failure to file by these dates during 1996. All of these filings were satisfied by USA Waste's directors, officers and ten percent holders, except that Messrs. Martin, Moorehead, Sutherland-Yoest and Sangalis and Ms. Tufenkian each failed to file on a timely basis one report concerning one transaction.

  As of the date of this Joint Proxy Statement and Prospectus, USA Waste believes that all directors, officers and ten percent holders are current in their filings. In making these statements, USA Waste has relied on the written representations of its directors, officers and ten percent holders and copies of reports that they have filed with the Commission.

               APPROVAL AND ADOPTION OF THE STOCK PURCHASE PLAN

  The Board of Directors of USA Waste believes it is in the best interests of USA Waste to encourage stock ownership by its employees. Accordingly, the Compensation Committee of the Board of Directors approved the establishment of the Stock Purchase Plan on April 8, 1997, subject to approval of the Board of Directors and the stockholders of USA Waste. An aggregate of 1,000,000 shares of USA Waste Common Stock (subject to adjustment for any stock dividend, stock split or other relevant changes in USA Waste's capitalization) may be sold pursuant to the Stock Purchase Plan. The text of the Stock Purchase Plan is attached as Appendix D to this Joint Proxy Statement and Prospectus. Set forth below is a summary of the material provisions of the Stock Purchase Plan.

  On the first day (the "Enrollment Date") of each six month period (each, an "Offering Period") commencing on January 1 and terminating the following June 30 or commencing on July 1 and terminating on the following December 31, each employee who is eligible to participate in the Stock Purchase Plan and who has enrolled therein will receive an option to purchase on the last day of the applicable Offering Period (the

"Exercise Date") up to a number of shares of USA Waste Common Stock determined by dividing such employee's payroll deductions accumulated in the Stock Purchase Plan during such Offering Period by 85% of the fair market value of a share of USA Waste Common Stock on the applicable Enrollment Date or Exercise Date, whichever is lower. The price of each of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of USA Waste Common Stock on the Enrollment Date, or (ii) 85% of the fair market value of a share of USA Waste Common Stock on the applicable Exercise Date.

ADMINISTRATION AND ELIGIBILITY

  The Stock Purchase Plan will be administered by a Committee appointed by USA Waste's Board of Directors (the "Committee"). The Committee has the authority to interpret all provisions of the Stock Purchase Plan. All employees of USA Waste and its participating subsidiaries who have been employed by USA Waste for at least one year are eligible to participate in the Stock Purchase Plan, except for employees whose customary employment is twenty hours or fewer per week or employees whose customary employment is for not more than five months in any calendar year. As of March 31, 1997, approximately 5,350 employees were eligible to participate in the Stock Purchase Plan.

PARTICIPATION AND TERMS

  An eligible employee may elect to participate in the Stock Purchase Plan by completing an enrollment agreement in the form provided by USA Waste, which agreement will authorize payroll deductions from such employee's pay. The payroll deduction may not exceed ten percent of the employee's gross pay. In addition, an employee cannot contribute more than any amount which would (a) result in the employee, immediately after the purchase of USA Waste Common Stock under the Stock Purchase Plan, owning USA Waste Common Stock and/or holding outstanding options to purchase USA Waste Common Stock possessing five percent or more of the total combined voting power of all outstanding capital stock of USA Waste, or (b) permit such employee to purchase capital stock of USA Waste under all stock purchase plans of USA Waste at a rate which would exceed $25,000 in fair market value of capital stock in a calendar year in which such employee has outstanding options to purchase USA Waste Common Stock. In any event, no employee may make payroll deductions in any one year in excess of $21,250.

  The Committee shall invest all payroll deductions in USA Waste's general corporate account. No interest shall accrue or be credited to such payroll deductions, and an employee participating in the Stock Purchase Plan may not make any additional payments into such account. Employees may purchase USA Waste Common Stock under the Stock Purchase Plan only through payroll deductions.

AMENDMENT AND TERMINATION

  The Board of Directors of USA Waste may amend the Stock Purchase Plan at any time. However, the Stock Purchase Plan may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required.

  The Stock Purchase Plan shall terminate upon (i) the Exercise Date that employees participating in the Stock Purchase Plan become entitled to purchase an aggregate number of shares of USA Waste Common Stock greater than the number of reserved shares of USA Waste Common Stock remaining available for purchase under the Stock Purchase Plan, or (ii) the date on which the Stock Purchase Plan is terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

  The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee does not have to pay any federal income tax when he or she joins the Stock Purchase Plan or when he or she receives shares of USA Waste Common Stock. The employee is, however, required to pay a federal income tax on the difference, if any, between the price at which he or she sells the shares received under the Stock Purchase Plan and the price he or she paid for them.

  The foregoing description of the Stock Purchase Plan is qualified in its entirety by, and should be read in conjunction with, the text of the Stock Purchase Plan, a copy of which is attached hereto.

  BOARD RECOMMENDATION: The Board of Directors of USA Waste recommends a vote FOR the Stock Purchase Plan which will benefit USA Waste by encouraging stock ownership by the employees of USA Waste.

  VOTE REQUIRED FOR APPROVAL. The affirmative vote of the holders of a majority of the shares of USA Waste Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the Stock Purchase Plan.

         AMENDMENT TO USA WASTE RESTATED CERTIFICATE OF INCORPORATION

  The authorized capital stock of USA Waste currently consists of 300,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. On the USA Waste Record Date, 161,270,883 shares of USA Waste Common Stock were issued and outstanding, and 3,920,720 shares were reserved for issuance upon exercise of outstanding options, warrants and convertible securities.

  The Board of Directors of USA Waste believes that it is in the best interests of USA Waste to have additional shares of USA Waste Common Stock available for issuance at the Board of Directors' discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. Accordingly, the USA Waste Board of Directors has proposed an amendment to the Restated Certificate of Incorporation of USA Waste to increase the number of shares of USA Waste Common Stock available for issuance from 300,000,000 to 500,000,000, such amendment to be effective only if the Merger is consummated.

  If the proposal is approved by the stockholders of USA Waste as described below, the additional shares of USA Waste Common Stock may be issued from time to time upon authorization of the Board of Directors, without further approval by the stockholders unless required by applicable law or NYSE rules, which generally require the approval of a majority of USA Waste's stockholders when USA Waste Common Stock is to be issued if such USA Waste Common Stock has voting power equal to or in excess of 20% of the voting power outstanding, and for such consideration as the USA Waste Board of Directors may determine and as may be permitted by applicable law. The availability of additional shares of USA Waste Common Stock for issuance will afford USA Waste greater flexibility in acting upon proposed transactions.

  The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of USA Waste. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved USA Waste Common Stock and Preferred Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of USA Waste or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful.

  The proposed amendment does not change the terms of the USA Waste Common Stock, which does not have preemptive rights. The additional shares of USA Waste Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the shares of USA Waste Common Stock now authorized.

  RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors of USA Waste recommends that the stockholders of USA Waste vote FOR the amendment to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000, such amendment to be effective only if the Merger is consummated. This amendment is being proposed by the Board of Directors in order to ensure that, after the Merger, USA Waste will have shares available for issuance at the Board of Directors' discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

  VOTE REQUIRED FOR APPROVAL. Approval of the amendment to the USA Waste Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of USA Waste Common Stock.

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

If approved by the stockholders of USA Waste, it is anticipated that this amendment to the Restated Certificate of Incorporation will become effective as soon as practicable after the Merger is consummated.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The firm of Coopers & Lybrand L.L.P. was engaged to audit USA Waste's 1996 financial statements. The Board of Directors of USA Waste proposes to continue the services of this firm as independent accountants to audit USA Waste's financial statements for 1997. If the appointment of Coopers & Lybrand L.L.P. is ratified by the stockholders, the firm will audit the financial statements of USA Waste and its subsidiaries for the current fiscal year and perform other appropriate accounting services as requested. Coopers & Lybrand L.L.P. has advised USA Waste that no member of the firm has any financial interest, direct or indirect, in USA Waste or any of its subsidiaries in any capacity other than that of auditors. Representatives of Coopers & Lybrand L.L.P. will be present at the USA Waste Annual Meeting and will be available to answer appropriate questions from stockholders.

  RECOMMENDATION OF THE BOARD OF DIRECTORS. The USA Waste Board of Directors recommends that USA Waste stockholders vote FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants to audit USA Waste's financial statements for fiscal 1997.

  VOTE REQUIRED FOR APPROVAL. The affirmative vote of a majority of the shares of USA Waste Common Stock present or represented by proxy and entitled to vote at the USA Waste Annual Meeting is required for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants to audit USA Waste's financial statements for fiscal 1997.

                  THE PLAN OF MERGER AND TERMS OF THE MERGER

  The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A. Certain capitalized terms used herein without definition have the respective meanings set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective at such time as shall be stated in the Certificate of Merger, which shall be in a form mutually acceptable to USA Waste and United, and shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement. See "--Conditions to the Merger."

MANNER AND BASIS FOR CONVERTING SHARES

  At the Effective Time, each outstanding share of United Common Stock (other than shares owned by USA Waste) will be converted into the right to receive, without interest, 1.075 shares of USA Waste Common Stock. In addition, at the Effective Time, each issued and outstanding share of Acquisition Common Stock will be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

  After the Effective Time, the stock transfer books of United will be closed. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF UNITED PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

  No certificates or scrip for fractional shares of USA Waste Common Stock will be issued in the Merger and no USA Waste Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of United Common Stock who would otherwise have been entitled to receive a fraction of a share of USA Waste Common Stock upon surrender of United certificates for exchange pursuant to the Merger Agreement will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average closing price per share of USA Waste Common Stock on the NYSE Composite Tape, as reported by the Wall Street Journal, during the 10 trading days immediately preceding the Effective Time.

  From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of United Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of USA Waste Common Stock to which such holder is entitled pursuant to the Merger Agreement. Until holders or transferees of certificates theretofore representing shares of United Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions will be paid with respect to any shares represented by such certificates and no payment for fractional shares will be made and, without regard to when such certificates representing shares of United Common Stock are surrendered for exchange as provided herein, no interest will be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a certificate which, immediately prior to the Effective Time represented shares of United Common Stock, there will be paid to the holder of such certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of USA Waste Common Stock represented by the certificate or certificates issued upon such surrender.

EXCHANGE AND CANCELLATION OF UNITED OPTIONS

  Pursuant to the Merger Agreement, United shall use commercially reasonable efforts to ensure that, at the Effective Time, all rights with respect to options to purchase shares of United Common Stock granted under United's stock option plans or otherwise which are outstanding on the Effective Date, whether or not such options have previously vested or become exercisable, will be cancelled in exchange for a number of shares of USA Waste Common Stock equal in market value (based upon the USA Waste Trading Price computed with respect to the Closing Date) to the fair value of such options as determined by Price Waterhouse LLP, or another party mutually agreed upon by USA Waste and United. USA Waste and United have agreed that the value determined by using the methodology proposed by such independent third party experts will represent the fair value of such options as of the Effective Time.

CONVERSION OF UNITED WARRANTS

  Pursuant to the Merger Agreement, each unexpired warrant to purchase United Common Stock that is outstanding at the Effective Time, whether or not exercisable, will automatically be converted into a warrant with similar terms to purchase a number of shares of USA Waste Common Stock equal to the number of shares of United Common Stock that could be purchased under such warrant multiplied by the Exchange Ratio, at a price per share of USA Waste Common Stock equal to the per share exercise price of such warrant divided by the Exchange Ratio.

ADJUSTMENT OF UNITED CONVERTIBLE NOTES

  The Merger Agreement provides that United and the Surviving Corporation shall execute the Supplemental Indenture, effective as of the Effective Time, by which there shall be made the adjustments in the conversion provisions of the United Indenture relating to the United Convertible Notes that are required to be made as a result of the Merger in order to provide for the United Convertible Notes to be convertible from and after the Merger, into shares of USA Waste Common Stock (and cash in lieu of fractional shares), in the manner and to the extent required by the United Indenture.

CONDITIONS TO THE MERGER

  The respective obligations of USA Waste and United to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of USA Waste and United under applicable law and applicable listing requirements; (b) the shares of USA Waste Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated; (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities; (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); (f) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal; (g) all material governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby, and all material consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time; (h) Coopers & Lybrand L.L.P., independent accountants for USA Waste, shall have delivered a letter, dated the Closing Date, addressed to USA Waste, in form and substance reasonably satisfactory to USA Waste, to the effect that the merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement; and (i) each of the parties to the Merger Agreement shall have received a letter dated the Closing Date from Ernst & Young LLP regarding such firm's concurrence with United's management's conclusions that no conditions exist related to United that would preclude USA Waste's accounting for the Merger as a "pooling of interests" under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement.

  The obligation of United to effect the Merger is further subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by United: (a) USA Waste and Acquisition shall have performed their agreements in the Merger Agreement required to be performed on or prior to Closing Date, and the representations and warranties of USA Waste and Acquisition contained in the Merger Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries considered as a whole, and United shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of USA Waste and of the President and Chief Executive Officer or a Vice President of Acquisition to that effect; (b) United shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to United, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and neither USA Waste, Acquisition, United, nor the holders of United Common Stock (except to the extent any such holders receive cash in lieu of fractional shares) will recognize any gain or loss for federal income tax purposes; and (c) the average daily closing price per share of USA Waste Common Stock during the 20 consecutive trading days ending on the second trading day prior to any then scheduled Closing Date (the Parent Trading Price) is $31.50 per share or more (such amount to be appropriately adjusted for any stock split or stock dividend or distribution, combination or other change in USA Waste Common Stock).

  The obligation of USA Waste and Acquisition to effect the Merger is further subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by USA Waste and Acquisition:

(a) United shall have performed its agreements in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of United contained in the Merger Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries considered as a whole, and USA Waste shall have received a certificate of the President and Chief Executive Officer or of a Vice President of United to that effect; (b) USA Waste shall have received an opinion of McDermott, Will & Emery, in form and substance reasonably satisfactory to USA Waste, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368(a) of the Code and neither USA Waste nor Acquisition will recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger; and (c) at least 60 days prior to the Closing Date, United shall have delivered to USA Waste a complete copy of each agreement which requires United to register any shares of United Common Stock under the Securities Act and which would require USA Waste to register any shares of USA Waste Common Stock under the Securities Act upon or after the Closing Date.

COOPERATION

  Pursuant to the Merger Agreement, each of the parties has agreed to take, or to cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In this regard, the Merger Agreement provides, among other things, that USA Waste shall take all reasonable steps necessary to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state Attorney General or any governmental entity with respect to the Merger so as to enable consummation of the Merger to occur as soon as reasonably possible. The Merger Agreement further provides that, notwithstanding the foregoing, USA Waste will propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of such assets or businesses of USA Waste or, effective as of the Effective Time, the Surviving Corporation, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying consummation of the Merger; provided, however, that USA Waste will not be required to sell, divest, dispose of, or hold separate assets or businesses with aggregate 1996 revenues in excess of $30 million, not including any assets or businesses that are required to be sold, divested, disposed of, or held separate as a result of acquisitions of assets or businesses by USA Waste or any of its subsidiaries after the date of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES OF USA WASTE AND UNITED

  In the Merger Agreement, USA Waste and United have made various representations and warranties relating to, among other things, their respective businesses and financial condition, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and the absence of undisclosed liabilities or material litigation matters. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF THE BUSINESS OF USA WASTE AND UNITED PRIOR TO THE MERGER

  Pursuant to the Merger Agreement, United has agreed that, after the date of the Merger Agreement and prior to the Closing Date or earlier termination of the Merger Agreement, and except as otherwise agreed to in writing by USA Waste and except as otherwise contemplated by or disclosed in the Merger Agreement, it shall, and shall cause each of its subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice; (b) not (i) amend or propose to amend their respective charters or bylaws (except that United may amend its charter to increase the number of authorized shares of United Common

Stock), (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to United by a wholly owned subsidiary of United; (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) United may issue shares upon conversion of convertible securities and exercise of options and warrants, (ii) United may issue shares of United Common Stock (or warrants or options to acquire United Common Stock) in connection with acquisitions of assets or businesses pursuant to the proviso set forth in (d)(vii) below, and (iii) United may grant options with an exercise price per share of United Common Stock no less than the closing price of a share of United Common Stock on the day prior to grant of such option with respect to up to an aggregate of 200,000 shares of United Common Stock; provided that such grants may not be made to any current executive officer or director of United and may only be made (A) to persons who have not held or do not hold other options to purchase United Common Stock or (B) in the ordinary course of business, to existing employees of United and its subsidiaries; (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of United or any of its subsidiaries as such facilities may be amended in a manner that does not have a material adverse effect on United up to the borrowing limit in effect on the date of the Merger Agreement, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to USA Waste or (C) borrowings in connection with acquisitions as set forth in the proviso to (d)(vii) below, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or any options, warrants or rights to acquire any of its capital stock, or any security convertible into or exchangeable for its capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, (iv) take or fail to take any action which action or failure to take action would cause United or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of stockholders in special circumstances) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and other than as set forth in the proviso in (d)(vii) below, (vi) sell, pledge, dispose of or encumber any material assets or businesses other than (a) sales of businesses or assets in the ordinary course of business, (b) sales of businesses or assets otherwise disclosed pursuant to the Merger Agreement, (c) sales of businesses or assets with aggregate 1996 revenues less than $5.0 million, and (d) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, or (vii) except as set forth in the following proviso, enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided that, notwithstanding the foregoing (other than subsections (iii) and (iv) of this clause (d)), United shall not be prohibited from acquiring any assets or businesses or incurring or assuming indebtedness in connection with acquisitions of assets or businesses so long as (A) such acquisitions are otherwise disclosed in the Merger Agreement, (B) the aggregate value of consideration paid in connection with all such acquisitions (other than those acquisitions disclosed in the Merger Agreement) including any funded indebtedness assumed and any United Common Stock issued in connection with such acquisitions (valued for purposes of this limitation at a price per share equal to the price of United Common Stock on the date the agreement in respect of any such acquisition is entered into) does not exceed $150 million, and the aggregate value of consideration paid or payable for any one such acquisition (other than those acquisitions disclosed pursuant to the Merger Agreement), including any funded indebtedness assumed and any United Common Stock issued in connection with such acquisition (valued for purposes of this limitation at a price per share equal to the price of United Common Stock on the date the agreement in respect of any such acquisition is entered into), does not exceed $40 million. (For purposes of the foregoing, any contingent, royalty and similar payments made in connection with acquisitions of businesses or assets will be included as acquisition consideration and will be deemed to have a value equal to their present value assuming an 8% per annum discount rate and assuming that all amounts payable for the first five years following consummation of the acquisitions (but not thereafter) are paid); (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transaction contemplated by the Merger Agreement; (f) subject to restrictions imposed by applicable law, confer with one or more representatives of USA Waste to report operational matters of materiality and the general status of ongoing operations; (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice; provided, however, that United and its subsidiaries shall in no event enter into or amend any written employment agreement providing for annual base salary in excess of $75,000 per annum; (h) not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as contemplated by (c), above, (ii) as required to comply with changes in applicable law, (iii) to increase the number of shares of United Common Stock available for grant under United's 1992 Stock Option Plan, as amended, and United's 1992 Disinterested Director Stock Option Plan, as amended, (iv) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof or (v) as required pursuant to an existing contractual arrangement or agreement; (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and (j) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority. Notwithstanding the foregoing, United will not (A) acquire or agree to acquire any assets or business if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger, (B) acquire or agree to acquire any assets or businesses if such assets or businesses are not in industries in which United currently operates, unless such assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which United currently operates and it is reasonable to acquire such incidental businesses or assets, or (C) acquire or agree to acquire all or substantially all of the business, assets or properties or capital stock of any entity with securities registered under the Securities Act or the Exchange Act.

  Pursuant to the Merger Agreement, USA Waste has agreed that, after the date of the Merger Agreement and prior to the Closing Date or earlier termination of the Merger Agreement, and except as otherwise agreed to in writing by United, it shall, and shall cause each of its subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice; (b) not (i) amend or propose to amend their respective charters (except for any amendments by USA Waste of its Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock so as to be able to consummate the Merger) or bylaws, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to USA Waste by a wholly-owned subsidiary of USA Waste; (c) not issue, sell, pledge, or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) USA Waste may issue shares upon conversion of convertible securities and exercise of options, (ii) USA Waste may issue options with an exercise price per share of USA Waste Common Stock no less than the fair market value of a share of USA Waste Common Stock on the date of the grant thereof (and shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date of the Merger Agreement with respect to up to an aggregate of 500,000 shares of USA Waste Common Stock and (iii) USA Waste may issue shares of capital stock (or warrants or options to acquire capital stock) in connection with acquisitions of assets or businesses pursuant to the proviso set forth in
(d)(vii) below; (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of USA Waste or any of its subsidiaries, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to United or (C) as set forth in the proviso in (d)(vii) below, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock, or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, (iv) take or fail to take any action which action or failure to take action would cause USA Waste or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the merger not to qualify as a reorganization under Section 368(a) of the Code, (v) pledge or encumber any material assets or businesses other than pledges or encumbrances pursuant to existing credit facilities,
(vi) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso in (d)(vii) below, or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided that, notwithstanding the foregoing (other than subsections (iii) and (iv) of this clause (d)), USA Waste shall not be prohibited from acquiring any assets or businesses or incurring or assuming indebtedness in connection with acquisitions of assets or businesses so long as (A) such acquisitions are otherwise disclosed in the Merger Agreement, or
(B) the aggregate value of consideration paid in connection with all such acquisitions (other than acquisitions otherwise disclosed in the Merger Agreement), including any funded indebtedness assumed and any USA Waste Common Stock issued in connection with such acquisitions (valued for purposes of this limitation at a price per share equal to the price of USA Waste Common Stock on the date the agreement in respect of any such acquisition is entered into) does not exceed $375 million and the aggregate value of consideration paid or payable for any one such acquisition (other than acquisitions otherwise disclosed in the Merger Agreement), including any funded indebtedness assumed and any USA Waste Common Stock issued in connection with such acquisition (valued for purposes of this limitation at a price per share equal to the price of USA Waste Common Stock on the date the agreement in respect of any such acquisition is entered into), does not exceed $100 million. (For purposes of the foregoing, any contingent, royalty and similar payments made in connection with acquisitions of businesses or assets will be included as acquisition consideration and will be deemed to have a value equal to their present value assuming an 8% per annum discount rate and assuming that all amounts payable for the first five years following consummation of the acquisitions (but not thereafter) are paid); (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement; (f) subject to restrictions imposed by applicable law, confer with one or more representatives of United to report operational matters of materiality and the general status of ongoing operations; and (g) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice. Notwithstanding anything in the Merger Agreement to the contrary, USA Waste will not (A) acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger; (B) acquire or agree to acquire any assets or businesses if such assets or businesses are not in industries in which USA Waste currently operates, unless such assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which USA Waste currently operates and it is reasonable to acquire such incidental businesses or assets in connection with such acquisition; and (C) acquire or agree to acquire all or substantially all of the business, assets, properties or capital stock of any entity with securities registered under the Securities Act or the Exchange Act.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

  The Merger Agreement provides that after the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, United shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and United shall, and shall use its reasonable efforts to cause any officer, director or employee of United, or any attorney, accountant, investment banker, financial advisor or any other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any Acquisition Transaction; provided, however, that (i) United may, in response to a Superior Proposal, furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Merger Agreement), confidential or non-public information to a Potential Acquirer and negotiate with such Potential Acquirer if the Board of Directors of United, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or to negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to its stockholders and (ii) United's Board of Directors may take and disclose to United's stockholders a position contemplated by Rule 14e-2 under the Exchange Act. The Merger Agreement requires that United immediately notify USA Waste after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to United or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of United or any subsidiary by any person or entity that informs the Board of Directors of United or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to USA Waste shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  The Merger Agreement also provides that after the date of the Merger Agreement and prior to the Effective Time or the earlier termination of the Merger Agreement, USA Waste shall promptly notify United after receipt of any proposal or offer to acquire all or any substantial part of the businesses, properties or capital stock of USA Waste, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (a "USA Waste Acquisition Transaction"), and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or offer.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

  Following the Merger, United will be a wholly owned subsidiary of USA Waste. Pursuant to the Merger Agreement, the Certificate of Incorporation and the Bylaws of United, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation after the Effective Time, and (subject to certain provisions of the Merger Agreement) thereafter may be amended in accordance with their terms as provided in the DGCL, except that no amendment shall be made to, nor shall any provision be included which is inconsistent with, the provisions of the Certificate of Incorporation of United relating to indemnification of directors and officers and elimination of personal liability of directors for breach of fiduciary duty to the fullest extent permitted by the DGCL.

TERMINATION OR AMENDMENT

  The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of USA Waste or United, by the mutual written consent of United and USA Waste or as follows:
(a) by either USA Waste or United (i) upon a material breach of a representation or warranty of the Non-Terminating Party contained in the Merger Agreement which has not been cured in all material respects and which has caused certain conditions to the obligation of the Terminating Party to effect the Merger to be incapable of being satisfied by the Termination Date,
(ii) if the Merger is not completed by October 31, 1997 (unless due to a delay or default on the part of the Terminating Party), (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Terminating Party and if the Terminating Party shall have used reasonable efforts to prevent the entry of such order, (iv) if the Non-Terminating Party (A) fails to perform in any material respect any of its material covenants in the Merger Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to the Non-Terminating Party by the Terminating Party, or (v) if the stockholders of the Non-Terminating Party fail to approve the Merger at a duly held meeting of such stockholders called for such purpose or any adjournment or postponement thereof, (b) by United (i) if United receives a Superior Proposal, resolves to accept such Superior Proposal, and has given USA Waste two days' prior written notice of its intention to terminate pursuant to such provision (provided that such termination shall not be effective until such time as any termination fees required to be paid by United pursuant to the Merger Agreement have been received by USA Waste) or (ii) if (A) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of United or any group of which any affiliate of United is a member) for all outstanding shares of United Common Stock, (B) the Board of Directors of United determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (C) United shall have given USA Waste two days' prior written notice of its intention to terminate pursuant to this provision (provided that such termination shall not be effective until such time as any termination fees required to be paid by United pursuant to the Merger Agreement have been received by USA Waste), and
(c) by USA Waste if the Board of Directors of United shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of United that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of USA Waste or any group of which any affiliate of USA Waste is a member), provided that USA Waste may not so terminate until three days after receipt of the notice of United of such Superior Proposal. In the event of termination of the Merger Agreement pursuant to its terms by either USA Waste or United, the Merger Agreement shall forthwith become void and there shall be no liability or further obligation on the part of United, USA Waste, Acquisition or their respective officers or directors (except for certain obligations of the parties regarding confidential information, return of non-public information following termination, expenses and fees payable in connection with the Merger Agreement and/or the termination thereof, assignment of the Agreement and the governing law applicable to the Agreement, all of which shall survive the termination.

  The Merger Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of United, USA Waste or Acquisition.

TERMINATION FEES

  United and USA Waste have each agreed to pay a termination fee to the other party should certain of the termination rights described in "--Termination or Amendment" above be exercised under certain circumstances. United has agreed to pay USA Waste a fee equal to $50 million if (i) United terminates the Merger Agreement pursuant to clauses (b)(i) or (b)(ii) of "--Termination or Amendment" above or (ii) USA Waste terminates the Merger Agreement as described in clause (c) of "--Termination or Amendment" above. In addition, United has agreed to pay USA Waste a fee equal to $1 million if USA Waste terminates the Merger Agreement pursuant to clause (a)(iv) of "--Termination or Amendment" above. USA Waste has agreed to pay United a fee equal to $50 million if (i) the Merger Agreement is terminated for any reason at a time at which United was not in material breach of its covenants contained in the Merger Agreement and was entitled to terminate pursuant to clause (a)(v) of "--Termination or Amendment" above, (ii) prior to the time of such termination a proposal relating to a USA Waste Acquisition Transaction has been made, and
(iii) on or prior to the sixth month anniversary of the termination of the Merger Agreement (x) USA Waste or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to a USA Waste Acquisition Transaction or a merger, acquisition or other business combination involving a person, entity or group if such person, entity or group (or any member of such group, or any affiliate of the foregoing) made a proposal with respect to a USA Waste Acquisition Transaction on or after the date of, and prior to the termination of, the Merger Agreement and such USA Waste Acquisition Transaction is consummated or
(y) a USA Waste Acquisition Transaction shall otherwise occur. Such fee shall be payable upon the first occurrence of any such event. In addition, USA Waste has agreed to pay United a fee equal to $1 million if United terminates the Merger Agreement pursuant to clause (a)(iv) of "--Termination or Amendment," above.

EXPENSES

  The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing this Joint Proxy Statement and Prospectus shall be shared equally by USA Waste and United.

INDEMNIFICATION

  The Merger Agreement provides that the indemnification provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of United. The Merger Agreement further provides that USA Waste shall assume, be jointly and severally liable for, and honor, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the indemnification agreements listed in the Merger Agreement.

  The Merger Agreement also provides that, without limiting the foregoing, after the Effective Time, each of USA Waste and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of United or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "indemnified Party " and collectively, the "indemnified Parties ") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of United) or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) United or USA Waste and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to USA Waste and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action,
(ii) USA Waste and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and
(iii) to the extent any determination is required to be made with respect to whether an indemnified Party's conduct complies with the standards set forth under the DGCL and USA Waste's or the Surviving Corporation's respective charters or Bylaws, such determination shall be made by independent legal counsel acceptable to USA Waste or the Surviving Corporation, as the case may be, and the indemnified Party; provided, however, that neither USA Waste nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided further, that if USA Waste or the Surviving Corporation advances or pays any amount to any person under this paragraph and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified under the Merger Agreement for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to USA Waste or the Surviving Corporation, as the case may be. The indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified Parties.

  In the event the Surviving Corporation or USA Waste or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or USA Waste shall assume the indemnification obligations of the Surviving Corporation or USA Waste, as the case may be, set forth in the Merger Agreement.

  The Merger Agreement requires that for a period of six years after the Effective Time, USA Waste shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by United and its subsidiaries (provided that USA Waste may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified Parties and which coverages and amounts shall be no less than the coverages and amounts provided at that time for

USA Waste's directors and officers) with respect to matters arising on or before the Effective Time. USA Waste shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any indemnified Party in enforcing the indemnity and other obligations provided in the indemnification provisions of the Merger Agreement.

  The rights of each indemnified Party under the Merger Agreement are in addition to, and not in limitation of, any other rights such indemnified Party may have under the charter or bylaws of United, any indemnification agreement, under the DGCL or otherwise. The indemnification provisions of the Merger Agreement shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified Parties.

OTHER AGREEMENTS

  The Merger Agreement provides that, at the Closing, USA Waste will offer to enter into Consulting Agreements with each of Bradley S. Jacobs, John M. Milne and Michael J. Nolan, such agreements to be effective at the Effective Time, and it is expected that such individuals will enter into such Consulting Agreements. Pursuant to the Consulting Agreements, USA Waste will agree to pay annual compensation of $450,000 to Bradley Jacobs, annual compensation of $300,000 to John Milne and annual compensation of $90,000 to Michael Nolan in consideration of certain non-competition agreements of each Consultant and each Consultant's performance of certain duties on USA Waste's behalf, in the case of Messrs. Jacobs and Milne relating to identifying acquisitions and market development prospects, negotiating such arrangements and leading and directing related due diligence reviews, and in the case of Mr. Nolan, relating to certain financial matters in connection with such acquisitions and market development prospects.

  The Consulting Agreements will contain non-competition provisions pursuant to which each Consultant will agree not to, during the period of such Consultant's engagement by or with USA Waste under his Consulting Agreement
(i) engage, within certain geographical limitations, in any solid waste collection or disposal business in direct competition with United, USA Waste, or any of their subsidiaries, or (ii) call upon any prospective acquisition candidate in the solid waste collection or disposal business on such Consultant's own behalf or on behalf of any competitor of USA Waste or any of its subsidiaries, which candidate was called upon by either USA Waste or United (including its subsidiaries) for the purpose of acquiring such entity. Notwithstanding the above, each Consultant will not be prohibited from acquiring, or acting as an analyst or advisor relating to the acquisition, as an investment, of less than a control block of the capital stock of a business in competition with USA Waste or any of its subsidiaries whose stock is traded on a national securities exchange or over the counter.

  The term of each Consulting Agreement entered into will be five years, and each Consulting Agreement will be terminable by USA Waste for good cause.

          COMPARATIVE RIGHTS OF STOCKHOLDERS OF USA WASTE AND UNITED

GENERAL

  As a result of the Merger, holders of United Common Stock will become stockholders of USA Waste, and the rights of such former United stockholders will thereafter be governed by the USA Waste Certificate, the USA Waste By-laws and the DGCL. The rights of holders of United Common Stock are currently governed by the United Amended and Restated Certificate of Incorporation (the "United Certificate"), the United Bylaws and the DGCL. The following summary, which does not purport to be a complete description of the differences between the rights of the stockholders of USA Waste and the rights of the stockholders of United, sets forth certain differences between the USA Waste Certificate and the USA Waste By-laws, on the one hand, and the United Certificate and the United Bylaws, on the other. This summary is qualified in its entirety by reference to the full text of each of these documents and the DGCL. For more information on how such documents may be obtained, see "Available Information."

CLASSIFIED BOARD OF DIRECTORS

  The DGCL permits, but does not require, a classified board of directors. The United Board of Directors is not classified; all of its directors serve one-year terms and are subject to election at each annual meeting of the stockholders of United. The USA Waste Board of Directors is classified; it is divided into three classes, with each class elected for a term of three years and consisting, as nearly as possible, of one-third of the total number of directors on the Board. At each annual meeting of USA Waste stockholders, one class of directors is elected for a three-year term.

  The fact that the USA Waste Board of Directors is classified may have the effect of making it more difficult to change the composition of the Board, and thus may make effecting a change of control of USA Waste more difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of stockholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest.

NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; FILLING OF VACANCIES ON THE BOARD OF DIRECTORS

  The USA Waste Certificate and the USA Waste By-laws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution of the USA Waste Board of Directors; provided, however, that unless approved by at least two-thirds of the incumbent directors, the number of directors which shall constitute the whole USA Waste Board of Directors shall be no fewer than three and no more than nine. The United Bylaws provide that the number of directors will be fixed by the United Board of Directors. The Board of Directors of USA Waste currently consists of 12 members, and the Board of Directors of United currently consists of six members.

  The USA Waste Certificate and the USA Waste By-laws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, any director may be removed at any time, with cause, by its stockholders, but only upon the affirmative vote of two-thirds of the total number of votes of the then outstanding shares of capital stock of USA Waste; provided, that the notice of the meeting at which such action is taken contained notice of such proposal to remove a director. The United By-laws provide that, except as expressly provided otherwise by law, any or all of the directors may be removed at any time by vote of the stockholders.

  The United Bylaws provide that vacancies in United's Board of Directors that arise for any reason may be filled by a majority vote of the directors of United in office (although less than a quorum), or by the stockholders of United at any meeting thereof. The USA Waste Certificate and the USA Waste By-laws provide that vacancies in USA Waste's Board of Directors, however caused, and newly created directorships will be filled solely by a majority vote of the USA Waste directors then in office, whether or not a quorum.

SPECIAL MEETINGS OF STOCKHOLDERS

  The United Certificate and United Bylaws provide that special meetings of the stockholders of United, for any purpose or purposes, may be called by the Chairman, or by resolution of the Board of Directors, or at the request in writing of stockholders owing not less than 40% of the entire capital stock of United issued and outstanding and entitled to vote. The USA Waste By-laws provide that special meetings of the stockholders of USA Waste, for any purpose or purposes, may be called by the Chairman of the Board (if any), by the Chief Executive Officer, or by written order of a majority of directors, but such special meetings may not be called by any other person or persons.

STOCKHOLDER NOMINATIONS AND PROPOSALS

  The USA Waste By-laws establish advance notice procedures with regard to the nomination (other than by or at the direction of the Board of Directors of USA Waste or a committee thereof) of candidates for election as directors and with regard to certain matters to be brought before an annual or special meeting of the stockholders of USA Waste. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary or the Board of Directors of USA Waste prior to the meeting at which directors are to be elected. The procedures also provide that at any meeting of the stockholders, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of the Board of Directors or by a stockholder who has timely given prior written notice to the Secretary or the Board of Directors of USA Waste of such stockholder's intention to bring such business before the meeting. To be timely, a notice given with respect to the nomination of directors or any other matter to be considered at an annual meeting of the stockholders must be received at the principal executive offices of USA Waste not less than 120 days nor more than 150 days in advance of the date on which USA Waste's proxy statement was released to its stockholders in connection with the previous year's annual meeting of the stockholders; provided, however, that if no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be received by USA Waste at least 80 days prior to the date that USA Waste intends to distribute its proxy statement with respect to such annual meeting. To be timely, a notice given with respect to a special meeting of the stockholders must be received at the principal executive offices of USA Waste not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the meeting date is given or made by USA Waste, such notice must be received by USA Waste not later than the fifth day following the day on which the notice was mailed or such public disclosure was made. The notice must contain certain information specified in the USA Waste By-laws. The USA Waste By-laws further provide that USA Waste is not obligated to include any stockholder proposal in its proxy materials if the Board of Directors of USA Waste believes the proponent thereof has not complied with Sections 13 and 14 of the Exchange Act and the rules and regulations thereunder and that USA Waste is not required to include in its proxy materials any stockholder proposal not required to be included therein under the Exchange Act and the rules and regulations thereunder.

  The United Bylaws do not provide for any special advance notice provisions with regard to the nomination of candidates for election as directors or with regard to matters to be brought before an annual or special meeting of the stockholders of United.

AMENDMENT OF CERTAIN CHARTER PROVISIONS

  The USA Waste Certificate requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote for the approval of any amendment of the article of the USA Waste Certificate providing for a classified Board of Directors, and then only if the notice of the meeting at which such proposal is acted upon provides notice of such proposed amendment.

  The United Certificate of Incorporation does not provide for any special charter amendment procedures, other than as provided in the DGCL.

VOTING

  The USA Waste By-laws provide that all voting by stockholders must be taken by written ballot. The United Bylaws provide that the vote upon any matter before a meeting of stockholders need not be by ballot.

AMENDMENT OF BYLAWS

  The United Bylaws may be amended or repealed, or new or additional Bylaws adopted by the Board of Directors of United or by the vote of the stockholders of United entitled to vote in the election of directors. The

USA Waste Certificate and the USA Waste By-laws provide that the Board of Directors is expressly authorized to adopt, amend or repeal the USA Waste By-laws, or adopt new bylaws, without any action on the part of the stockholders of USA Waste; provided, however, that no such adoption, amendment or repeal shall be valid with respect to bylaw provisions which have been adopted, amended or repealed by the stockholders of USA Waste; and further provided, that bylaws adopted or amended by the directors of USA Waste and any powers thereby conferred may be amended, altered or repealed by the stockholders of USA Waste.

AUTHORIZED CAPITAL STOCK

  The USA Waste Certificate provides that USA Waste has the authority to issue 300,000,000 shares of USA Waste Common Stock and 10,000,000 shares of its preferred stock, par value $.01 per share (the "USA Waste Preferred Stock"). At the USA Waste Annual Meeting, the stockholders of USA Waste are being asked to approve an amendment to the USA Waste Certificate to increase the number of authorized shares of USA Waste Common Stock to 500,000,000, to be effective only if the Merger is consummated. No shares of USA Waste Preferred Stock are outstanding. The United Certificate provides that United has the authority to issue 75,000,000 shares of United Common Stock, and 5,000,000 shares of its preferred stock, par value $.001 per share (the "United Preferred Stock"). No shares of United Preferred Stock are outstanding.

                             USA WASTE AND UNITED

                         COMBINED UNAUDITED PRO FORMA

                        CONDENSED FINANCIAL STATEMENTS

  The following combined unaudited pro forma condensed financial statements are based upon the historical consolidated financial statements of USA Waste and of United and should be read in conjunction with those consolidated financial statements and related notes. Such financial statements, as previously filed with the Commission under the Exchange Act are incorporated by reference in this Joint Proxy Statement and Prospectus. These combined unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These combined unaudited pro forma condensed financial statements give effect to the Merger by combining the results of operations of USA Waste and United using the "pooling of interests" method of accounting as if the companies had been combined since their inception.

                             USA WASTE AND UNITED

             COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                MARCH 31, 1997

  The following combined unaudited pro forma condensed balance sheet presents the combined financial position of USA Waste and United as of March 31, 1997. Such unaudited pro forma combined information is based on the historical unaudited condensed consolidated balance sheets of USA Waste and United as of March 31, 1997, after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments as described in the notes to combined unaudited pro forma condensed financial statements.

                                                       PRO FORMA      COMBINED
             ASSETS              USA WASTE    UNITED  ADJUSTMENTS    PRO FORMA
             ------              ----------  -------- -----------    ----------
                                 (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE
                                                  AMOUNTS)
Current assets:
 Cash and cash equivalents...... $   23,441  $ 75,951  $     --      $   99,392
 Accounts receivable, net.......    266,782    56,279        --         323,061
 Notes and other receivables....     32,636        --        --          32,636
 Deferred income taxes..........     34,666    10,059        --          44,725
 Prepaid expenses and other.....     35,306    17,372        --          52,678
                                 ----------  --------  --------      ----------
  Total current assets..........    392,831   159,661        --         552,492
Notes and other receivables.....     45,399        --        --          45,399
Property and equipment, net.....  2,260,151   405,093        --       2,665,244
Excess of cost over net assets
 of acquired businesses, net....    721,318   298,415        --       1,019,733
Other intangible assets, net....     86,253     4,914        --          91,167
Other assets....................    180,843    36,666        --         217,509
                                 ----------  --------  --------      ----------
  Total assets.................. $3,686,795  $904,749  $     --      $4,591,544
                                 ==========  ========  ========      ==========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
 -----------------------------
Current liabilities:
 Accounts payable............... $  110,818  $ 21,304  $     --      $  132,122
 Accrued liabilities............    152,356    41,983   (31,112)(a)     213,227
                                                         50,000 (b)
 Deferred revenues..............     27,992    12,432        --          40,424
 Current maturities of long-term
  debt..........................     31,025     5,584        --          36,609
                                 ----------  --------  --------      ----------
  Total current liabilities.....    322,191    81,303    18,888         422,382
Long-term debt, less current
 maturities.....................  1,423,358   272,858        --       1,696,216
Deferred income taxes...........     93,942    40,532        --         134,474
Closure, post-closure and other
 liabilities....................    178,356    60,306        --         238,662
                                 ----------  --------  --------      ----------
                                  2,017,847   454,999    18,888       2,491,743
                                 ----------  --------  --------      ----------
Commitments and contingencies...         --        --        --              --
Stockholders' equity:
 Preferred stock:
  USA Waste: $1.00 par value;
   10,000,000 shares authorized;
   none issued..................         --        --        --              --
  United: $.001 par value;
   5,000,000 shares authorized;
   none issued..................         --        --        --              --
 Common stock:
  USA Waste: $.01 par value;
   300,000,000 shares
   authorized; historical
   154,133,595 shares
   (202,322,536 pro forma
   shares) issued and
   outstanding..................      1,541        --        19 (a)       2,023
                                                            463 (c)
 United: $.001 par value,
  75,000,000 shares authorized;
  43,029,321 issued and
  outstanding...................         --        43       (43)(c)          --
 Additional paid-in capital.....  1,720,326   370,768    31,093 (a)   2,121,767
                                                           (420)(c)
 Retained earnings (accumulated
  deficit)......................    (36,522)   78,939   (50,000)(b)      (7,583)
 Foreign currency translation
  adjustment....................    (15,913)       --        --         (15,913)
 Less treasury stock at cost,
  23,485 shares.................       (484)       --        --            (484)
                                 ----------  --------  --------      ----------
  Total stockholders' equity....  1,668,948   449,750   (18,888)      2,099,810
                                 ----------  --------  --------      ----------
  Total liabilities and
   stockholders' equity......... $3,686,795  $904,749  $     --      $4,591,544
                                 ==========  ========  ========      ==========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND UNITED

                    COMBINED UNAUDITED PRO FORMA CONDENSED

                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the three months ended March 31, 1997 was prepared based on the historical statement of operations of USA Waste and United for such period after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                           USA WASTE        UNITED
                          THREE MONTHS   THREE MONTHS
                             ENDED          ENDED       PRO FORMA    COMBINED
                         MARCH 31, 1997 MARCH 31, 1997 ADJUSTMENTS   PRO FORMA
                         -------------- -------------- -----------   ---------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues......    $364,905       $95,580       $   --      $460,485
                            --------       -------       ------      --------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............     187,723        61,862       (8,267)(d)   241,318
  General and
   administrative.......      42,794        15,202       (2,322)(d)    55,674
  Depreciation and
   amortization.........      45,589            --       10,589 (d)    56,178
                            --------       -------       ------      --------
                             276,106        77,064           --       353,170
                            --------       -------       ------      --------
Income from operations..      88,799        18,516           --       107,315
                            --------       -------       ------      --------
Other income (expense):
  Interest expense......     (11,957)       (4,141)          --       (16,098)
  Interest income.......       1,565            --          488 (f)     2,053
  Other income
   (expense), net.......       3,472           662         (488)(f)     3,646
                            --------       -------       ------      --------
                             (6,920)        (3,479)          --       (10,399)
                            --------       -------       ------      --------
Income before income
 taxes..................      81,879        15,037           --        96,916
Provision for income
 taxes..................      32,752         6,202           --        38,954
                            --------       -------       ------      --------
Income available to
 common shareholders....    $ 49,127       $ 8,835       $   --      $ 57,962
                            ========       =======       ======      ========
Earnings per common
 share..................    $   0.32       $  0.21                   $   0.29 (g)
                            ========       =======                   ========
Weighted average number
 of common and common
 equivalent shares
 outstanding............     159,472        42,707        3,203 (g)   205,382
                            ========       =======       ======      ========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND UNITED

                    COMBINED UNAUDITED PRO FORMA CONDENSED

                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1996 was prepared based on the historical statement of operations of USA Waste and United for such year after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                          USA WASTE      UNITED
                          YEAR ENDED   YEAR ENDED
                         DECEMBER 31, DECEMBER 31,  PRO FORMA     COMBINED
                             1996         1996     ADJUSTMENTS   PRO FORMA
                         ------------ ------------ -----------   ----------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues......  $1,313,388    $335,743     $    --     $1,649,131
                          ----------    --------     -------     ----------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............     704,917     206,786     (30,302)(d)    881,401
  General and
   administrative.......     160,539      53,106      (7,574)(d)    200,101
                                                      (5,970)(e)
  Depreciation and
   amortization.........     153,168          --      37,876 (d)    191,044
  Merger costs..........     120,656          --       5,970 (e)    126,626
  Unusual items.........      63,800          --          --         63,800
                          ----------    --------     -------     ----------
                           1,203,080     259,892          --      1,462,972
                          ----------    --------     -------     ----------
Income from operations..     110,308      75,851          --        186,159
                          ----------    --------     -------     ----------
Other income (expense):
  Interest expense......     (45,547)    (14,950)         --        (60,497)
  Interest income.......       5,267          --       1,432 (f)      6,699
  Other income
   (expense), net.......       8,060        (252)     (1,432)(f)      6,376
                          ----------    --------     -------     ----------
                             (32,220)    (15,202)         --        (47,422)
                          ----------    --------     -------     ----------
Income before income
 taxes..................      78,088      60,649          --        138,737
Provision for income
 taxes..................      45,142      25,256          --         70,398
                          ----------    --------     -------     ----------
Income available to
 common shareholders....  $   32,946    $ 35,393     $    --     $   68,339
                          ==========    ========     =======     ==========
Earnings per common
 share..................  $     0.24    $   0.89                 $     0.37 (g)
                          ==========    ========                 ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............     139,740      39,944       2,996 (g)    182,680
                          ==========    ========     =======     ==========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND UNITED

                    COMBINED UNAUDITED PRO FORMA CONDENSED

                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1995 was prepared based on the historical statement of operations of USA Waste and United for such year after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                          USA WASTE      UNITED
                          YEAR ENDED   YEAR ENDED
                         DECEMBER 31, DECEMBER 31,  PRO FORMA     COMBINED
                             1995         1995     ADJUSTMENTS   PRO FORMA
                         ------------ ------------ -----------   ----------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues......   $987,705     $228,377     $    --     $1,216,082
                           --------     --------     -------     ----------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............    551,305      140,814     (20,002)(d)    672,117
  General and
   administrative.......    140,051       34,841      (4,306)(d)    169,686
                                                        (900)(e)
  Depreciation and
   amortization.........    119,570           --      24,308 (d)    143,878
  Merger costs..........     25,639           --         900 (e)     26,539
  Unusual items.........      4,733           --          --          4,733
                           --------     --------     -------     ----------
                            841,298      175,655          --      1,016,953
                           --------     --------     -------     ----------
Income from operations..    146,407       52,722          --        199,129
                           --------     --------     -------     ----------
Other income (expense):
  Interest expense:
   Nonrecurring.........    (10,994)          --          --        (10,994)
   Other................    (48,558)     (10,061)         --        (58,619)
  Interest income.......      5,482           --       1,200 (f)      6,682
  Other income, net.....      5,143          948      (1,200)(f)      4,891
                           --------     --------     -------     ----------
                            (48,927)      (9,113)         --        (58,040)
                           --------     --------     -------     ----------
Income before income
 taxes..................     97,480       43,609          --        141,089
Provision for income
 taxes..................     44,992       15,321          --         60,313
                           --------     --------     -------     ----------
Net income..............     52,488       28,288          --         80,776
Preferred dividends.....         --          373          --            373
                           --------     --------     -------     ----------
Income available to
 common shareholders....   $ 52,488     $ 27,915     $    --     $   80,403
                           ========     ========     =======     ==========
Earnings per common
 share..................   $   0.46     $   0.82                 $     0.53 (g)
                           ========     ========                 ==========
Weighted average number
 of common and
 common equivalent
 shares outstanding.....    113,279       34,694       2,602 (g)    150,575
                           ========     ========     =======     ==========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND UNITED

                    COMBINED UNAUDITED PRO FORMA CONDENSED

                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1994 was prepared based on the historical statement of operations of USA Waste and United for such year after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                           USA WASTE      UNITED
                           YEAR ENDED   YEAR ENDED
                          DECEMBER 31, DECEMBER 31,  PRO FORMA     COMBINED
                              1994         1994     ADJUSTMENTS   PRO FORMA
                          ------------ ------------ -----------   ----------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues......   $ 897,644     $146,043     $    --     $1,043,687
                           ---------     --------     -------     ----------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............     520,255       88,612     (11,999)(d)    596,868
  General and
   administrative.......     138,819       22,527      (2,249)(d)    159,097
  Depreciation and
   amortization.........     112,860           --      14,248 (d)    127,108
  Merger costs..........       3,782           --          --          3,782
  Unusual items.........       8,863           --          --          8,863
                           ---------     --------     -------     ----------
                             784,579      111,139          --        895,718
                           ---------     --------     -------     ----------
Income from operations..     113,065       34,904          --        147,969
                           ---------     --------     -------     ----------
Other income (expense):
  Shareholder litigation
   settlement and other
   related costs........     (79,400)          --          --        (79,400)
  Interest expense:
    Nonrecurring........      (1,254)          --          --         (1,254)
    Other...............     (47,678)      (6,424)         --        (54,102)
  Interest income.......       4,670           --         415 (f)      5,085
  Other income, net.....       2,570          474        (415)(f)      2,629
                           ---------     --------     -------     ----------
                            (121,092)      (5,950)         --       (127,042)
                           ---------     --------     -------     ----------
Income (loss) before
 income taxes...........      (8,027)      28,954          --         20,927
Provision for income
 taxes..................       1,015        7,944          --          8,959
                           ---------     --------     -------     ----------
Net Income (loss).......      (9,042)      21,010          --         11,968
Preferred dividends.....         565        1,275          --          1,840
                           ---------     --------     -------     ----------
Income (loss) available
 to common shareholders.   $  (9,607)    $ 19,735     $    --     $   10,128
                           =========     ========     =======     ==========
Earnings (loss) per
 common share...........   $   (0.09)    $   0.76                 $     0.08 (g)
                           =========     ========                 ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............     103,422       26,076       1,956 (g)    131,454
                           =========     ========     =======     ==========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND UNITED

                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED

                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The combined unaudited pro forma condensed financial statements assume the issuance of USA Waste Common Stock in exchange for all outstanding United Common Stock. Such financial statements also assume that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

  Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. In addition, the combined unaudited pro forma condensed balance sheet includes an adjustment for estimated nonrecurring costs directly related to the Merger which are expected to be included in operations of USA Waste within the twelve months succeeding the consummation of the Merger. Such costs are currently estimated to be approximately $50 million.

  Certain reclassifications have been made to the historical financial statements of USA Waste and United to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2. PRO FORMA ADJUSTMENTS

  (a) In connection with the Merger, it is anticipated that all outstanding options to purchase United Common Stock will be cancelled in exchange for a number of shares of USA Waste Common Stock having a market value equal to the fair value of such options at the time of consummation of the Merger, as determined by an independent third party. This adjustment reflects the assumed issuance of 1,932,421 shares of USA Waste Common Stock to accomplish this exchange. United will receive a tax deduction for the fair market value of the shares issued, and the estimated resulting benefit of $31,112,000 (40% of the estimated market value of the shares issued of $77,780,000) is reflected as a reduction in accrued liabilities. The estimated tax benefit to be realized, net of the par value of the stock issued, is reflected as an increase in additional paid-in capital.

  (b) Reflects a charge to stockholders' equity and an increase in accrued liabilities for the estimated nonrecurring costs of $50,000,000 related to the Merger. Actual nonrecurring merger costs may vary from such estimates.

  (c) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of 46,256,520 shares of USA Waste Common Stock for all issued and outstanding shares of United Common Stock (based on the exchange ratio of 1.075 shares of USA Waste Common Stock for each share of United Common Stock outstanding as of March 31, 1997). The actual number of shares of USA Waste Common Stock to be issued pursuant to the Merger will be based upon the number of shares of United Common Stock issued and outstanding immediately prior to the consummation of the Merger.

  (d) Adjustments have been made to reclassify United's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

  (e) Adjustments have been made to reclassify United's merger costs from general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

  (f) Adjustments have been made to reclassify United's interest income from other income (expense), net to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

  (g) Pro forma earnings per common share for each period are based on the combined weighted average number of common and common equivalent shares outstanding, after giving effect to the issuance of 1.075 shares of USA Waste Common Stock for each share of United Common Stock. Fully diluted earnings per common share are considered equal to primary earnings (loss) per common share for all periods presented because the addition of potentially dilutive securities that are not common stock equivalents would have been either antidilutive or not material.

                             USA WASTE AND UNITED

                       SUPPLEMENTAL INFORMATION RELATING
                      TO THE COMBINED UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL STATEMENTS

  The combined unaudited pro forma condensed financial information as of and for the three months ended March 31, 1997, and for the year ended December 31, 1996, gives effect to certain pro forma adjustments as described in the notes to such information. The Supplemental Information--Pro Forma reflects, in addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements, the impact of certain acquisition and financing transactions occurring in 1996 and 1997. The Supplemental Information--Pro Forma earnings per common share and weighted average number of common and common equivalent shares outstanding for the three months ended March 31, 1997, includes the dilutive impact of USA Waste's 4% convertible debt as if such debt was converted on January 1, 1997. These supplemental adjustments do not include the impact of certain cost and expense savings and other economic benefits that are expected to be realized as a result of the Merger.

                              USA WASTE AND UNITED

                     SUPPLEMENTAL BALANCE SHEET INFORMATION
                                 MARCH 31, 1997

                                      INDIVIDUALLY
                           COMBINED   INSIGNIFICANT  SUPPLEMENTAL  SUPPLEMENTAL--
         ASSETS           PRO FORMA   ACQUISITIONS  ADJUSTMENTS(A)   PRO FORMA
         ------           ----------  ------------- -------------- --------------
                            (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)
Current assets:
 Cash and cash
  equivalents...........  $   99,392    $  56,918     $ (56,918)     $   99,392
 Accounts receivable,
  net...................     323,061       15,558          (590)        338,029
 Notes and other
  receivables...........      32,636           --            --          32,636
 Deferred income taxes..      44,725           --            --          44,725
 Prepaid expenses and
  other.................      52,678        3,311        (1,608)         54,381
                          ----------    ---------     ---------      ----------
   Total current assets.     552,492       75,787       (59,116)        569,163
Notes and other
 receivables............      45,399        7,350        (7,350)         45,399
Property and equipment,
 net....................   2,665,244      235,930       132,040       3,033,214
Excess of cost over net
 assets of acquired
 businesses, net........   1,019,733       19,527       157,290       1,196,550
Other intangible assets,
 net....................      91,167       12,456        (5,997)         97,626
Other assets............     217,509       46,868       (21,043)        243,334
                          ----------    ---------     ---------      ----------
   Total assets.........  $4,591,544    $ 397,918     $ 195,824      $5,185,286
                          ==========    =========     =========      ==========
     LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable.......  $  132,122    $   8,860     $  (1,770)     $  139,212
 Accrued liabilities....     213,227       55,428       (33,381)        235,274
 Deferred revenues......      40,424          872            --          41,296
 Current maturities of
  long-term debt........      36,609           70            --          36,679
                          ----------    ---------     ---------      ----------
   Total current
    liabilities.........     422,382       65,230       (35,151)        452,461
Long-term debt, less
 current maturities.....   1,696,216      314,486       111,607       2,122,309
Deferred income taxes...     134,474        5,073         1,927         141,474
Closure, post-closure,
 and other liabilities..     238,662      100,504       (50,497)        288,669
                          ----------    ---------     ---------      ----------
                           2,491,734      485,293        27,886       3,004,913
                          ----------    ---------     ---------      ----------
Commitments and
 contingencies..........          --           --            --              --
Stockholders' equity:
 Preferred stock:
  USA Waste: $1.00 par
   value; 10,000,000
   shares authorized;
   none issued..........          --           --            --              --
  United: $.001 par
   value; 5,000,000
   shares authorized;
   none issued..........          --           --            --              --
 Common stock:
  USA Waste: $.01 par
   value; 300,000,000
   shares authorized;
   historical
   154,133,595 shares
   (202,322,536 pro
   forma shares,
   205,541,957
   supplemental shares)
   issued and
   outstanding..........       2,023       28,039       (28,007)          2,055
  United: $.001 par
   value; 75,000,000
   shares authorized;
   43,029,321 issued and
   outstanding..........          --           --            --              --
 Additional paid-in
  capital...............   2,121,767      311,106      (230,575)      2,202,298
 Retained earnings
  (accumulated deficit).      (7,583)    (426,305)      426,305          (7,583)
 Foreign currency
  translation
  adjustment............     (15,913)          --            --         (15,913)
 Less treasury stock at
  cost, 23,485 shares...        (484)        (215)          215            (484)
                          ----------    ---------     ---------      ----------
   Total stockholders'
    equity..............   2,099,810      (87,375)      167,938       2,180,373
                          ----------    ---------     ---------      ----------
   Total liabilities and
    stockholders'
    equity..............  $4,591,544    $ 397,918     $ 195,824      $5,185,286
                          ==========    =========     =========      ==========

   See notes to combined unaudited pro forma condensed financial statements.

                              USA WASTE AND UNITED

                SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                       PREACQUISITION
                                           PERIODS
                                    ----------------------
                                             INDIVIDUALLY
                         COMBINED   ALLIED-  INSIGNIFICANT SUPPLEMENTAL   SUPPLEMENTAL-
                         PRO FORMA  CANADA   ACQUISITIONS  ADJUSTMENTS      PRO FORMA
                         ---------  -------  ------------- ------------   -------------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...... $460,485   $51,531    $105,811      $     --       $617,827
                         --------   -------    --------      --------       --------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............  241,318    37,249      62,660            --        341,227
  General and
   administrative.......   55,674     3,736      14,356            --         73,766
  Depreciation and
   amortization.........   56,178     5,817      12,079         2,320 (b)     77,417
                                                                1,023 (c)
                         --------   -------    --------      --------       --------
                          353,170    46,802      89,095         3,343        492,410
                         --------   -------    --------      --------       --------
Income from operations..  107,315     4,729      16,716        (3,343)       125,417
                         --------   -------    --------      --------       --------
Other income (expense):
  Interest expense......  (16,098)   (2,187)         --         2,187 (b)    (25,074)
                                                               (6,674)(d)
                                                               (2,302)(e)
  Interest income.......    2,053        --          --            --          2,053
  Other income, net.....    3,646       135          --            --          3,781
                         --------   -------    --------      --------       --------
                          (10,399)   (2,052)         --        (6,789)       (19,240)
                         --------   -------    --------      --------       --------
Income before income
 taxes..................   96,916     2,677      16,716       (10,132)       106,177
Provision for income
 taxes..................   38,954     1,349       6,397        (3,114)(f)     43,586
                         --------   -------    --------      --------       --------
Income available to
 common shareholders.... $ 57,962   $ 1,328    $ 10,319      $ (7,018)      $ 62,591
                         ========   =======    ========      ========       ========
Earnings per common
 share.................. $   0.29                                           $   0.30 (g)
                         ========                                           ========
Weighted average number
 of common and common
 equivalent shares
 outstanding............  205,382                              11,644 (g)    217,026
                         ========                            ========       ========


                     See notes to supplemental information.

                              USA WASTE AND UNITED

                SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                     PREACQUISITION PERIODS
                                     -----------------------
                                               INDIVIDUALLY
                          COMBINED   ALLIED-   INSIGNIFICANT SUPPLEMENTAL   SUPPLEMENTAL-
                         PRO FORMA    CANADA   ACQUISITIONS  ADJUSTMENTS      PRO FORMA
                         ----------  --------  ------------- ------------   -------------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...... $1,649,131  $268,698    $605,821      $     --      $2,523,650
                         ----------  --------    --------      --------      ----------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............    881,401   194,225     353,591          (658)(c)   1,428,559
  General and
   administrative.......    200,101    19,478      76,352          (325)(c)     295,606
  Depreciation and
   amortization.........    191,044    30,334      80,845        12,099 (b)     306,169
                                                                 (8,153)(c)
  Merger costs..........    126,626        --          --            --         126,626
  Unusual items.........     63,800        --          --            --          63,800
                         ----------  --------    --------      --------      ----------
                          1,462,972   244,037     510,788         2,963       2,220,760
                         ----------  --------    --------      --------      ----------
Income (loss) from
 operations.............    186,159    24,661      95,033        (2,963)        302,890
                         ----------  --------    --------      --------      ----------
Other income (expense):
  Interest expense......    (60,497)  (11,404)    (36,660)       11,404 (b)     (91,886)
                                                                 36,660 (c)
                                                                 (6,111)(d)
                                                                (25,278)(e)
  Interest income.......      6,699        --        (203)           --           6,496
  Other income, net.....      6,376       703       1,658            --           8,737
                         ----------  --------    --------      --------      ----------
                            (47,422)  (10,701)    (35,205)       16,675         (76,653)
                         ----------  --------    --------      --------      ----------
Income before income
 taxes..................    138,737    13,960      59,828        13,712         226,237
Provision for income
 taxes..................     70,398     7,034     (85,364)      112,039 (f)     104,107
                         ----------  --------    --------      --------      ----------
Income available to
 common shareholders.... $   68,339  $  6,926    $145,192      $(98,327)     $  122,130
                         ==========  ========    ========      ========      ==========
Earnings per common
 share.................. $     0.37                                          $     0.59 (g)
                         ==========                                          ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............    182,680                              22,583 (g)     205,263
                         ==========                            ========      ==========


                     See notes to supplemental information.

                             USA WASTE AND UNITED

                       NOTES TO SUPPLEMENTAL INFORMATION

1. BASIS OF PRESENTATION

  The Supplemental Information--Pro Forma reflects, in addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements, the impact of certain acquisition and financing transactions occurring in 1996 and 1997. The Supplemental Information--Pro Forma earnings per common share and weighted average number of common and common equivalent shares outstanding for the three months ended March 31, 1997 includes the dilutive impact of USA Waste's 4% convertible debt as if such debt was converted on January 1, 1997. These supplemental adjustments do not include the impact of certain cost and expense savings and other economic benefits that are expected to be realized as a result of the Merger.

2. SUPPLEMENTAL INFORMATION--PRO FORMA ADJUSTMENTS

  (a) Reflects the adjustments to the historical balance sheets for the purchase price allocation of the 27 individually insignificant purchase acquisitions made subsequent to March 31, 1997 for an aggregate purchase price of $366,014,000 cash, $67,325,000 in debt assumed, and 2,309,000 shares issued, as if those transactions had occurred on March 31, 1997.

  (b) Adjustments to the statement of operations information reflect the results of operations for the preacquisition period for the individually significant purchase of all of the Canadian solid waste subsidiaries of Allied Waste Industries, Inc. consummated on March 12, 1997 for US $518,000,000, as if that transaction had occurred on January 1, 1996. The acquired businesses ("Allied-Canada") include seven landfills, 41 collection operations, and eight transfer stations. Such adjustments include an increase in depreciation and amortization expense of $2,320,000 and $12,099,000 for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively, which is based on the allocation of the purchase price to assets acquired as compared to the historical balances of property and equipment, other intangible assets, and excess of costs over net assets of acquired businesses and the estimated useful lives for the preacquisition periods. In addition, interest expense has been reduced to eliminate the preacquisition period interest allocated to Allied-Canada by its former parent of $2,187,000 and $11,404,000 for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively.

  (c) Adjustments to the statement of operations information reflect the results of operations for the preacquisition periods for individually insignificant acquisitions accounted for as purchases made during 1996 and 1997 as if those transactions had occurred on January 1, 1996. In 1996, the individually insignificant acquisitions included 159 acquisitions during the year. The aggregate purchase price of acquisitions in 1996 was $392,160,000 in cash, $11,201,000 in debt assumed, and 4,146,000 shares issued. In 1997, the individually insignificant acquisitions included 56 acquisitions through June 6, 1997. The aggregate purchase price of acquisitions in 1997 was $522,509,000 in cash, $73,559,000 in debt assumed, and 3,772,000 shares issued. Depreciation and amortization expense has been increased $1,023,000 for the three months ended March 31, 1997 and decreased $8,153,000 for the year ended December 31, 1996 which is based on the allocation of the purchase price to assets acquired as compared to the historical balances of property and equipment, other intangible assets, and excess of costs over net assets of acquired businesses, and the estimated useful lives for the preacquisition periods. The net decrease in depreciation and amortization expense for the year ended December 31, 1996 includes a reduction of $14,298,000 as a result of the impact of an asset write-down by Mid-American Waste Systems, Inc. ("MAW") of $186,000,000 in the quarter ended September 30, 1996 (USA Waste acquired the assets of MAW on April 1, 1997) as part of MAW's evaluation of operating assets for impairment. The adjustment of $325,000 to general and administrative expense for the year ended December 31, 1996 relates to the elimination of certain corporate accruals recorded by MAW in the quarter ended September 30, 1996, which would not have been an expense to USA Waste, had the transaction occurred on January 1, 1996. In addition, interest expense of $36,660,000 has been eliminated for the preacquisition period interest related to indebtedness not assumed as part of the acquisitions for the year ended December 31, 1996.

  (d) The increase in interest expense related to the preacquisition periods was $6,674,000 and $6,111,000 for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. The preacquisition period interest is based on the amount of cash consideration related to the acquisitions discussed in (b) and (c) above assumed to be financed from USA Waste's revolving line of credit bearing interest at an average rate of 6%, net of interest accrued subsequent to the acquisitions and the proceeds from the sale of common stock and issuances of debt assumed to be used to reduce the revolving credit facilities as of January 1, 1997 and January 1, 1996, respectively, as follows:

For the three months ended March 31, 1997:
 Cash consideration for acquisitions:
  Allied-Canada (see (b) above)................................. $  7,770,000
  Less interest accrued subsequent to acquisition date of
   Allied-Canada................................................   (1,290,000)
  Other acquisitions (see (c) above)............................    7,837,000
  Less interest accrued subsequent to acquisition date of other
   1997 acquisitions............................................     (425,000)
                                                                 ------------
                                                                   13,892,000
                                                                 ------------
Less reduction in revolving credit facility as if net proceeds were available January 1, 1997:
  Sale of stock (see below):
    $387,438,000 for 1.5 months.................................    2,905,000
    $119,300,000 for 0.5 months.................................      298,000
  Issuances of debt (see (e) below):
    $521,275,000 for 1.5 months.................................    4,015,000
                                                                 ------------
                                                                    7,218,000
                                                                 ------------
Increase to interest............................................ $  6,674,000
                                                                 ============
For the year ended December 31, 1996:
 Cash consideration for acquisitions:
  Allied-Canada (see (b) above)................................. $ 31,080,000
  Other acquisitions (see (c) above)............................   54,880,000
  Less interest accrued subsequent to acquisition date of 1996 acquisitions.................................................  (12,646,000)
                                                                 ------------
                                                                   73,314,000
                                                                 ------------
Less reduction in revolving credit facility as if net proceeds were available January 1, 1996:
  Sale of stock (see below):
    $387,438,000 for 12 months..................................   23,246,000
    $119,300,000 for 12 months..................................    7,158,000
  Issuances of debt (see (e) below):
    $521,275,000 for 12 months..................................   31,277,000
    $142,800,000 for 6 months...................................    4,284,000
    $112,500,000 for 66 days....................................    1,238,000
                                                                 ------------
                                                                   67,203,000
                                                                 ------------
Increase to interest............................................ $  6,111,000
                                                                 ============

  The impact of the refinancings of the revolving credit facilities in 1996 and 1997 is not material to this supplemental presentation. As noted above, USA Waste and United raised $506,738,000 of proceeds from separate sales of common stock in public offerings. USA Waste raised $387,438,000 of net proceeds from the sale of 11,500,000 shares of its common stock in February 1997 and United raised $119,300,000 of net proceeds from the sale of 3,450,000 shares of its common stock in March 1997. For the purpose of this supplemental presentation, these proceeds were used to reduce the revolving credit facility assuming an average interest rate of 6%.

  (e) During 1996 and 1997, USA Waste, United, and Sanifill raised proceeds as a result of various financing transactions, as noted in (d) above. Assuming these debt financing transactions had occurred at the beginning of the respective periods set forth below and such proceeds are assumed to be used to reduce the revolving credit facility as noted in (d) above, the incremental increase in interest expense as a result of these debt financing transactions would have been $2,302,000 and $25,278,000 for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively, as follows:

                                                           FOR THE
                                                            THREE      FOR THE
                                                            MONTHS      YEAR
                                                            ENDED       ENDED
                                                          MARCH 31,   DECEMBER
                                                             1997     31, 1996
                                                          ---------- -----------
$535,275,000 of 4% Subordinated Debt due 2002 issued by
 USA Waste on February 7, 1997..........................  $2,302,000 $21,411,000
$150,000,000 of 4 1/2% Subordinated Debt due 2001 issued
 by United on June 5, 1996..............................          --   2,813,000
$115,000,000 of 5% Subordinated Debt due 2006 issued by
 Sanifill on March 4, 1996..............................          --   1,054,000
                                                          ---------- -----------
                                                          $2,302,000 $25,278,000
                                                          ========== ===========

  (f) Reflects the income tax impact related to the operations of the businesses acquired and the income tax effect of each of the above pro forma adjustments using the measurement principles contained in Statement of Financial Accounting Standards No. 109.

  (g) Supplemental pro forma earnings per share for each period are based on the combined weighted average number of common and common equivalent shares outstanding, after giving effect to the issuance of 1.075 shares of USA Waste Common Stock for each share of United Common Stock, include the effect of shares issued in connection with acquisitions made in 1996 and 1997 assumed to be issued at the beginning of the period presented, and include the effect of additional average common and common equivalent shares outstanding for certain 1996 and 1997 financing transactions assumed to be issued at the beginning of the period presented.

                             USA WASTE AND UNITED
                      SUPPLEMENTAL INFORMATION--ADJUSTED
                 RELATING TO PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

  The following Supplemental Information--Adjusted for the year ended December 31, 1996 adjusts the Supplemental Information--Pro Forma and reflects the pro forma results of operations for the year ended December 31, 1996 exclusive of merger costs and unusual items, which primarily represent charges to operations for the estimated losses expected to be incurred as a result of the disposition of duplicate or excess assets or certain non-core assets generally accumulated through significant business combinations. The presentation of results of operations exclusive of these nonrecurring items is not in accordance with generally accepted accounting principles. However, the Supplemental Information--Adjusted is included herein because USA Waste is aware that such information is used by certain investors when analyzing USA Waste's results of operations. USA Waste expects to continue to pursue opportunities to expand through acquisitions and may incur similar charges to operations in the future. These adjustments do not include additional cost reductions relating to landfill and collection operations or additional revenues that may result from volume or price increases.

                                                               YEAR ENDED
           SUPPLEMENTAL INFORMATION--ADJUSTED               DECEMBER 31, 1996
           ----------------------------------             ---------------------
                                                          (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)
Operating revenues.......................................      $2,523,650
Income from operations...................................      $  494,991
Income available to common shareholders..................      $  249,998
Earnings per common share................................      $     1.21
Weighted average number of common and common equivalent
 shares outstanding......................................         217,551

  The adjustments made to the Supplemental Information--Pro Forma to derive the Supplemental Information--Adjusted are as follows:

  . Removal of approximately $126.6 million in costs incurred in connection with the merger transactions with Western, Grand Central Sanitation, the Salinas Companies, and Sanifill consummated on May 7, 1996, May 15, 1996, June 28, 1996, and August 30, 1996, respectively.

  . Removal of other unusual and nonrecurring charges of $63.8 million primarily relating to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to certain Mexican operations, and various other terminated projects.

  . Adjustments to reflect USA Waste's effective tax rate of 40%, giving effect to the exclusion of certain nondeductible merger costs using the measurement principles contained in Statement of Financial Accounting Standards No. 109.

  . Earnings per common share and weighted average number of common and common equivalent shares outstanding for the year ended December 31, 1996 include the dilutive impact of USA Waste's issuance of 4% convertible debt as if such debt was converted on January 1, 1996.

                PRINCIPAL STOCKHOLDERS OF USA WASTE AND UNITED

  The following tables set forth information with respect to the beneficial ownership of USA Waste Common Stock and United Common Stock as of June 27, 1997 (except as otherwise indicated in the footnotes below), respectively by
(1) each owner of more than 5% of such common stock, (2) each director of USA Waste and United, (3) certain executive officers of USA Waste and United, including the Chief Executive Officers and the four most highly compensated officers other than the Chief Executive Officer who were serving as officers at December 31, 1996, and (4) all executive officers and directors of USA Waste and United, as the case may be, as a group. Except as otherwise indicated below, each of the entities and persons named in the tables has sole voting and investment power with respect to all shares of common stock beneficially owned. For purposes of these tables, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals or entities named in the tables below is the principal executive offices of USA Waste or United, as applicable.

                                   USA WASTE

                                                          AMOUNT OF BENEFICIAL
                                                                OWNERSHIP
                                                          ---------------------
                                                          PERCENTAGE PERCENTAGE
                                                           OF CLASS   OF CLASS
                                           NUMBER OF      BEFORE THE AFTER THE
                  NAME                       SHARES         MERGER   MERGER(1)
                  ----                     ----------     ---------- ----------
American Express Company and.............   7,953,335(2)      4.9%       3.8%
 American Express Financial Corporation
 200 Vessey Street
 New York, New York 10285
Ralph F. Cox.............................      51,000(3)        *          *
John E. Drury............................   1,670,079(4)      1.0%         *
Donald F. Moorehead, Jr..................   1,779,920(5)      1.1%         *
David Sutherland-Yoest...................     320,691(6)        *          *
Earl E. DeFrates.........................     173,751(7)        *          *
Richard J. Heckmann......................      12,439(8)        *          *
Larry J. Martin..........................   1,577,415(9)        *          *
William E. Moffett.......................       8,665(10)       *          *
Rodney R. Proto..........................     793,235(11)       *          *
John G. Rangos, Sr.......................   7,348,911(12)     4.6%       3.5%
Alexander W. Rangos......................   2,012,131(13)     1.2%         *
Kosti Shirvanian.........................   9,181,061(14)     5.6%       4.3%
Savey Tufenkian..........................     899,056(15)       *          *
All directors and executive officers as a
 group (16 persons)......................  25,907,007        15.5%      11.6%

--------
  * Less than 1%
 (1) Assumes that 49,495,022 shares of USA Waste Common Stock will be issued in connection with the Merger.
 (2) As of December 31, 1996 according to a Schedule 13G filed with the Commission by the named stockholder.
 (3) Includes 42,500 shares issuable pursuant to options exercisable within 60 days.

 (4) Includes 580,965 shares issuable pursuant to options exercisable within 60 days and 5,176 shares owned by Mr. Drury's spouse.
 (5) Includes 103,549 shares issuable pursuant to options exercisable within 60 days and 187,250 shares owned by Mr. Moorehead's spouse.
 (6) Includes 93,678 shares issuable pursuant to options exercisable within 60 days and 5,000 shares owned by Mr. Sutherland-Yoest's daughter.

 (7) Includes 135,997 shares issuable pursuant to options exercisable within 60 days.

 (8) Includes 2,000 shares issuable pursuant to options exercisable within 60 days.

 (9) Includes 21,250 shares issuable pursuant to options exercisable within 60 days and 7,820 shares owned by Mr. Martin's children.

(10) Includes 8,665 shares issuable pursuant to options exercisable within 60 days.

(11) Includes 731,136 shares issuable pursuant to options exercisable within 60 days.

(12) Includes 75,000 shares issuable pursuant to options exercisable within 60 days and 380,000 shares held in trust.

(13) Includes 285,709 shares issuable pursuant to options exercisable within 60 days and 1,210,008 shares held by John Rangos Development Corporation, Inc.

(14) Includes 2,967,000 shares issuable pursuant to options exercisable within 60 days, 6,081,680 shares held in trust and 49,069 shares held in a 401(k) plan.

(15) Includes 512,144 shares issuable pursuant to options exercisable within 60 days and 386,912 shares held in trust.

                                    UNITED

                                 UNITED COMMON             USA WASTE
                                     STOCK      PERCENTAGE  COMMON   PERCENTAGE
                                 BENEFICIALLY    OF CLASS    STOCK    OF CLASS
                                 OWNED BEFORE   BEFORE THE AFTER THE AFTER THE
              NAME                THE MERGER      MERGER    MERGER   MERGER (1)
              ----               -------------  ---------- --------- ----------
Pilgrim Baxter & Associates.....   3,986,800(2)    9.01%   4,285,810    2.0%
 1255 Drummers Lane
 Wayne, PA 19087
Fred Alger Management, Inc......   2,250,100(3)    5.09%   2,418,857    1.1%
 75 Maiden Lane
 New York, NY 10038
FMR Corp........................   2,123,000(4)    4.80%   2,282,225    1.1%
 82 Devonshire Street
 Boston, MA 02109
Bradley S. Jacobs...............     920,461(5)    2.06%     908,216      *
Edward T. Sheehan...............     206,211(6)       *      130,461      *
John N. Milne...................     327,666(7)       *      277,929      *
Michael J. Nolan................     127,667(6)       *      113,468      *
Richard A. Volonino.............      92,049(6)       *       78,401      *
G. Chris Andersen...............      85,000(6)       *       38,952      *
Lawrence J. Twill...............      55,430(6)       *       49,817      *
Christian Weyer.................      93,667(6)       *       30,607      *
J. Bryan Williams, III..........     119,141(6)       *       49,524      *
All executive officers and
 directors as a group
 (10 persons)...................   2,118,890       4.62%   1,753,894      *

--------
 * Less than 1%
(1) Assumes that 49,495,022 shares of USA Waste Common Stock will be issued in connection with the Merger.
(2) The information concerning the number of shares beneficially owned, is as of December 31, 1996 and is based on a Schedule 13G filed by Pilgrim Baxter & Associates with the Commission. Such Schedule 13G indicates that Pilgrim Baxter & Associates has shared voting power and sole dispositive power with respect to the indicated shares.
(3) The information concerning the number of shares beneficially owned, is as of December 31, 1996 and is based on a Schedule 13G filed by Fred Alger Management, Inc., and Mr. Fred Alger with the Commission. Such Schedule 13G indicates that Fred Alger Management, Inc. (and Mr. Fred Alger, who controls such company) has sole voting power with respect to 21,200 shares, shared voting power with respect to 1,950,000 shares and sole dispositive power with respect to 2,237,700 shares.
(4) The information concerning the number of shares beneficially owned, is as of December 31, 1996 and is based on a Schedule 13G filed by FMR Corp. with the Commission. Such Schedule 13G indicates that (i) Fidelity Management Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,866,000 shares as a result of acting as an investment advisor to various investment companies (the "Funds") and as the sub-adviser to a unit trust (the "Trust") and (ii) Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 257,000 shares as a result of serving as investment manager to various institutional accounts (the "Institutional Accounts"). Such Schedule 13G further indicates that Edward
    C. Johnson 3d (Chairman of FMR Corp.) and FMR Corp., through control of Fidelity and Fidelity Trust, have (i) the sole power to dispose of the 1,859,600 shares owned by the Funds (but not the power to vote such shares, since such power resides with the Funds' Boards of Trustees), (ii) sole dispositive power with respect to the shares owned by the Institutional Accounts, (iii) sole power to vote or direct the voting of 222,800 of the shares owned by the Institutional Accounts and (iv) no power to vote or direct the voting of 34,200 of the shares owned by the Institutional Accounts. Such Schedule 13G further indicates that FMR Corp., through control of Fidelity, has the sole power to vote and dispose of the 6,400 shares owned by the Unit Trust.
(5) Consists of 501,126 shares held by Mr. Jacobs and 419,335 shares underlying currently exercisable options held by Mr. Jacobs. Does not include 277,332 shares underlying options held by Mr. Jacobs that are not exercisable within 60 days of June 27, 1997.
(6) Consists of shares underlying currently exercisable options held by the indicated persons. Does not include 250,866 shares underlying options held by the indicated persons that are not exercisable within 60 days of June 27, 1997.
(7) Consists of (i) 13,332 shares underlying currently exercisable warrants held by Mr. Milne and (ii) 314,334 shares underlying currently exercisable options held by Mr. Milne. Does not include 155,666 shares underlying options held by Mr. Milne that are not exercisable within 60 days of June 27, 1997.

                               MARKET PRICE DATA

MARKET INFORMATION

  The USA Waste Common Stock is traded on the NYSE under the symbol "UW." The United Common Stock is traded on the Nasdaq Stock Market under the symbol "UWST." The following table sets forth the range of high and low per share sale prices for the USA Waste Common Stock and the United Common Stock as reported on the NYSE Composite Tape and the Nasdaq Stock Market, respectively, for the period from January 1, 1995 through July 23, 1997.

                                                      USA WASTE   UNITED COMMON
                                                    COMMON STOCK      STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
1995
  First Quarter.................................... $12.50 $10.00 $15.00 $11.50
  Second Quarter...................................  16.63  11.50  18.00  13.63
  Third Quarter....................................  22.00  14.63  21.88  17.25
  Fourth Quarter...................................  22.50  17.00  21.63  18.00
1996
  First Quarter.................................... $25.63 $17.25 $25.75 $17.88
  Second Quarter...................................  32.63  24.00  32.25  24.25
  Third Quarter....................................  34.13  22.75  35.50  23.75
  Fourth Quarter...................................  34.25  28.63  38.75  28.75
1997
  First Quarter.................................... $38.88 $28.63 $40.88 $31.50
  Second Quarter...................................  39.12  29.50  41.75  30.38
  Third Quarter (through July 23)..................  41.75  38.00  44.38  40.25

  On April 11, 1997, the last trading day prior to announcement by USA Waste and United that they had reached an agreement concerning the Merger, the closing sale price of USA Waste Common Stock as reported on the NYSE Composite Tape was $35.25 per share, and the closing sale price of United Common Stock as reported on the Nasdaq Stock Market was $37.63 per share. Assuming the Merger had occurred on such date, the equivalent market value per share of United Common Stock, calculated by multiplying the closing sale price of USA Waste Common Stock by the Exchange Ratio, would have been $37.89.

  On July 23, 1997, the closing sale price of USA Waste Common Stock as reported on the NYSE Composite Tape was $41.13 per share, and the closing sale price of United Common Stock as reported on the Nasdaq Stock Market was $43.75 per share. The market prices of shares of USA Waste Common Stock and United Common Stock are subject to fluctuation. It is a condition to United's obligation to effect the Merger that the USA Waste Trading Price is $31.50 or more. See "The Plan of Merger and Terms of the Merger--Conditions to Closing." Subject to this condition, the market price of USA Waste Common Stock on the Closing Date, the date shares of USA Waste Common Stock are received by holders of United Common Stock, or the date on which such shares of USA Waste Common Stock are eventually sold, may be more or less than the price of USA Waste Common Stock as of the date of this Joint Proxy Statement and Prospectus. As a result, stockholders are urged to obtain current market quotations.

  Following the Merger, USA Waste Common Stock will continue to be traded on the NYSE under the symbol "UW", and the listing of United Common Stock on the Nasdaq Stock Market will be terminated.

DIVIDEND INFORMATION

  USA Waste has never declared or paid cash dividends on its common stock. USA Waste currently expects to retain its earnings for its business and does not anticipate paying dividends on its common stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on USA Waste Common Stock will be made by the USA Waste Board of Directors from time to time in the exercise of its business judgment.

  United has never paid cash dividends on its Common Stock. In addition, payment of dividends on the United Common Stock is restricted by the terms of United's bank credit agreement.

                    DESCRIPTION OF USA WASTE CAPITAL STOCK

  USA Waste is currently authorized to issue 300,000,000 shares of its common stock, par value $.01 per share, of which 161,270,883 shares were outstanding on the USA Waste Record Date, and 10,000,000 shares of Preferred Stock, none of which are outstanding.

COMMON STOCK

  Each holder of USA Waste Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the USA Waste Board of Directors.

  Subject to the rights of any holders of Preferred Stock, holders of record of shares of USA Waste Common Stock are entitled to receive ratably dividends when and if declared by the USA Waste Board of Directors out of funds of USA Waste legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of USA Waste, holders of USA Waste Common Stock are entitled to participate ratably in any distribution of the assets of USA Waste, subject to any prior rights of holders of any outstanding Preferred Stock.

  Holders of USA Waste Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of USA Waste Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The USA Waste Board of Directors is authorized, without further approval of the stockholders, to issue the USA Waste Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges and limitations. The Board of Directors of USA Waste, without stockholder approval, may issue USA Waste Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of USA Waste Common Stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of USA Waste Common Stock upon USA Waste's dissolution.

AUTHORIZED BUT UNISSUED SHARES

  Authorized but unissued shares of USA Waste Common Stock or USA Waste Preferred Stock can be reserved for issuance by the Board of Directors of USA Waste from time to time without further shareholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the USA Waste Common Stock is Boston EquiServe, Boston, Massachusetts.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Coopers & Lybrand L.L.P., USA Waste's independent accountants, are expected to be present at the USA Waste Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

  Representatives of Ernst & Young LLP, United's independent auditors, are expected to be present at the United Special Meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the USA Waste Common Stock to be issued in connection with the Merger and certain tax consequences of the Merger will be passed upon by McDermott, Will & Emery, Chicago, Illinois. Certain tax consequences of the Merger will be passed upon for United by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

  The consolidated balance sheets of USA Waste as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, of USA Waste, incorporated by reference in this Joint Proxy Statement and Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of United appearing in United's Annual Report (Form 10-K/A No. 2) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 PROPOSALS OF STOCKHOLDERS FOR ANNUAL MEETING

  The Board of Directors of USA Waste will consider proposals of stockholders intended to be presented for action at USA Waste's 1998 annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at USA Waste's principal executive offices, First City Tower, 1001 Fannin, Suite 4000, Houston, Texas 77022, no later than March 25, 1998, to be considered for inclusion in USA Waste's proxy statement and form of proxy relating to the 1998 annual meeting of stockholders. Submission of a stockholder proposal does not assure inclusion in the proxy statement or form of proxy because proposals must meet certain Commission rules and USA Waste By-law requirements.

                                 OTHER MATTERS

  The respective Boards of Directors of USA Waste and United do not know of any other matters to be presented for action at the USA Waste Annual Meeting or the United Special Meeting other than those listed in their respective Notices of Meeting and referred to herein. If any other matter should properly come before the USA Waste Annual Meeting or the United Special Meeting, respectively, or any adjournment thereof, it is intended that the proxies solicited hereby be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 13, 1997

                                  BY AND AMONG

                            USA WASTE SERVICES, INC.

                        RIVIERA ACQUISITION CORPORATION

                                      AND

                           UNITED WASTE SYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

                                   ARTICLE I

                                   The Merger

SECTION 1.1 The Merger.................................................     1
SECTION 1.2 Effective Time of the Merger...............................     1

                                   ARTICLE II

                     The Surviving and Parent Corporations

SECTION 2.1 Certificate of Incorporation...............................     1
SECTION 2.2 By-Laws....................................................     1
SECTION 2.3 Directors..................................................     2
SECTION 2.4 Officers...................................................     2

                                  ARTICLE III

                              Conversion of Shares

SECTION 3.1 Conversion of Company Shares in the Merger.................     2
SECTION 3.2 Conversion of Subsidiary Shares............................     2
SECTION 3.3 Exchange of Certificates...................................     2
SECTION 3.4 No Fractional Securities...................................     3
SECTION 3.5 Closing....................................................     4
SECTION 3.6 Closing of the Company's Transfer Books....................     4

                                   ARTICLE IV

            Representations and Warranties of Parent and Subsidiary

SECTION 4.1 Organization and Qualification.............................     4
SECTION 4.2 Capitalization.............................................     4
SECTION 4.3 Subsidiaries...............................................     5
SECTION 4.4 Authority; Non-Contravention; Approvals....................     5
SECTION 4.5 Reports and Financial Statements...........................     6
SECTION 4.6 Absence of Undisclosed Liabilities.........................     7
SECTION 4.7 Absence of Certain Changes or Events.......................     7
SECTION 4.8 Litigation.................................................     7
SECTION 4.9 Registration Statement and Proxy Statement.................     8
SECTION 4.10 No Violation of Law.......................................     8
SECTION 4.11 Compliance with Agreements................................     8
SECTION 4.12 Taxes.....................................................     9
SECTION 4.13 Employee Benefit Plans; ERISA.............................     9
SECTION 4.14 Labor Controversies.......................................    10
SECTION 4.15 Environmental Matters.....................................    11
SECTION 4.16 Non-competition Agreements................................    11
SECTION 4.17 Title to Assets...........................................    12
SECTION 4.18 Reorganization and Pooling of Interests...................    12
SECTION 4.19 Parent Stockholders' Approval.............................    12
SECTION 4.20 Brokers and Finders.......................................    12
SECTION 4.21 Opinion of Financial Advisor..............................    12
SECTION 4.22 Ownership of Company Common Stock.........................    13

                                                                       PAGE NO.
                                                                       --------
                                   ARTICLE V

                 Representations and Warranties of the Company

SECTION 5.1 Organization and Qualification............................    13
SECTION 5.2 Capitalization............................................    13
SECTION 5.3 Subsidiaries..............................................    13
SECTION 5.4 Authority; Non-Contravention; Approvals...................    14
SECTION 5.5 Reports and Financial Statements..........................    15
SECTION 5.6 Absence of Undisclosed Liabilities........................    15
SECTION 5.7 Absence of Certain Changes or Events......................    16
SECTION 5.8 Litigation................................................    16
SECTION 5.9 Registration Statement and Proxy Statement................    16
SECTION 5.10 No Violation of Law......................................    16
SECTION 5.11 Compliance with Agreements...............................    17
SECTION 5.12 Taxes....................................................    17
SECTION 5.13 Employee Benefit Plans; ERISA............................    17
SECTION 5.14 Labor Controversies......................................    19
SECTION 5.15 Environmental Matters....................................    19
SECTION 5.16 Non-competition Agreements...............................    19
SECTION 5.17 Title to Assets..........................................    19
SECTION 5.18 Reorganization and Pooling of Interests..................    20
SECTION 5.19 Company Stockholders' Approval...........................    20
SECTION 5.20 Brokers and Finders......................................    20
SECTION 5.21 Opinion of Financial Advisor.............................    20

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

SECTION 6.1 Conduct of Business by the Company Pending the Merger.....    20
SECTION 6.2 Conduct of Business by Parent and Subsidiary Pending the
 Merger...............................................................    22
SECTION 6.3 Control of the Company's Operations.......................    24
SECTION 6.4 Control of Parent's Operations............................    24
SECTION 6.5 Acquisition Transactions..................................    24

                                  ARTICLE VII

                             Additional Agreements

SECTION 7.1 Access to Information.....................................    25
SECTION 7.2 Registration Statement and Proxy Statement................    26
SECTION 7.3 Stockholders' Approvals...................................    26
SECTION 7.4 Compliance with the Securities Act........................    26
SECTION 7.5 Exchange Listing..........................................    26
SECTION 7.6 Expenses and Fees.........................................    27
SECTION 7.7 Agreement to Cooperate....................................    27
SECTION 7.8 Public Statements.........................................    28
SECTION 7.9 Option Plans..............................................    28
SECTION 7.10 Notification of Certain Matters..........................    28
SECTION 7.11 Directors' and Officers' Indemnification.................    28
SECTION 7.12 Corrections to the Joint Proxy Statement/Prospectus and
 Registration Statement...............................................    29
SECTION 7.13 Supplemental Indenture...................................    30
SECTION 7.14 Employment and Consulting Agreements.....................    30

                                                                       PAGE NO.
                                                                       --------
                                  ARTICLE VIII

                                   Conditions

SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merg-
 er...................................................................    30
SECTION 8.2 Conditions to Obligation of the Company to Effect the
 Merger...............................................................    31
SECTION 8.3 Conditions to Obligations of Parent and Subsidiary to Ef-
 fect the Merger......................................................    32

                                   ARTICLE IX

                       Termination, Amendment and Waiver

SECTION 9.1 Termination...............................................    32
SECTION 9.2 Effect of Termination.....................................    33
SECTION 9.3 Amendment.................................................    33
SECTION 9.4 Waiver....................................................    34

                                   ARTICLE X

                               General Provisions

SECTION 10.1 Non-Survival of Representations and Warranties...........    34
SECTION 10.2 Notices..................................................    34
SECTION 10.3 Interpretation...........................................    34
SECTION 10.4 Miscellaneous............................................    35
SECTION 10.5 Counterparts.............................................    35
SECTION 10.6 Parties in Interest......................................    35

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of April 13, 1997 (this "Agreement"), is made and entered into by and among USA Waste Services, Inc., a Delaware corporation ("Parent"), Riviera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and United Waste Systems, Inc., a Delaware corporation (the "Company");

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have approved the merger of Subsidiary with and into the Company on the terms set forth in this Agreement (the "Merger"); and

  WHEREAS, Parent, Subsidiary and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  The Merger

  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

  SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a certificate of merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

                                  ARTICLE II

                     The Surviving and Parent Corporations

  SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL except that no amendment shall be made to, nor shall any provision be included which is inconsistent with, Article IX or X of the Certificate of Incorporation.

  SECTION 2.2 BY-LAWS. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation after the Effective Time and (subject to Section 7.11 hereof) thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

  SECTION 2.3 DIRECTORS. The Board of Directors of Parent shall take such action as may be necessary to cause two persons designated by the Company and acceptable to Parent to be elected to Parent's Board of Directors as of a mutually agreeable time after the Effective Time. Each of such directors shall have a term of office expiring at the annual meeting of stockholders of Parent held in 1998. The directors of the Surviving Corporation shall be as designated in Section 2.3 of the Parent Disclosure Schedule (as defined in Article IV), and such directors shall serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

  SECTION 2.4 OFFICERS. The officers of Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             Conversion of Shares

  SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent or the Company:

    (a) each share of the common stock, par value $.001 per share, of the Company (the "Company Common Stock") shall, subject to Sections 3.3 and 3.4, be converted into the right to receive, without interest, 1.075 (the "Exchange Ratio") shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock");

    (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Time; and

    (c) each unexpired warrant to purchase Company Common Stock that is outstanding at the Effective Time, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into a warrant to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could be purchased under such warrant multiplied by the Exchange Ratio, at a price per share of Parent Common Stock equal to the per share exercise price of such warrant divided by the Exchange Ratio.

  SECTION 3.2 CONVERSION OF SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

  SECTION 3.3 EXCHANGE OF CERTIFICATES. (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(a). Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, there shall be paid to the holder of such certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

  (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

  (c) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4.

  (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), and the Company Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) Promptly following the date which is nine months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Parent Common Stock, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

  SECTION 3.4 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Tape, as reported by the Wall Street Journal, during the 10 trading days immediately preceding the Effective Time.

  SECTION 3.5 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

  SECTION 3.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive shares of Parent Common Stock pursuant to Section 3.1 and the right to receive cash for payment of fractional shares pursuant to Section 3.4. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Common Stock in accordance with this Article III.

                                  ARTICLE IV

            Representations and Warranties of Parent and Subsidiary

  Parent and Subsidiary each represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

  SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. True, accurate and complete copies of each of Parent's and Subsidiary's charters and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

  SECTION 4.2 CAPITALIZATION. (a) As of April 11, 1997, the authorized capital stock of Parent consisted of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of March 25, 1997, (i) 154,110,368 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 23,485 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of Parent, (iv) 18,620,205 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding options and warrants to purchase Parent Common Stock and (v) 15,542,075 shares of Parent Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes. Assuming the conversion of all outstanding convertible debentures and outstanding convertible notes of Parent and the exercise of all outstanding options and warrants to purchase Parent Common Stock, as of March 25, 1997, there would be 188,272,648 shares of Parent Common Stock issued and outstanding. In addition, as of March 25, 1997, no more than 47,817,778 shares of Parent Common Stock were reserved and unissued pending conversion of shares of acquired companies.

  (b) The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary Common Stock, of which 100 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

  (c) Except as disclosed in the Parent SEC Reports (as defined in Section 4.5) or in Section 4.2(a) or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound with respect to the voting of any shares of capital stock of Parent, other than voting agreements executed in connection with this Agreement. The shares of Parent Common Stock issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  SECTION 4.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary of Parent is duly organized,validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

  SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 7.3(b)) and the Parent Required Statutory Approvals (as defined in
Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary and the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or, except for the Parent Stockholders' Approval, the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of Parent set forth in Sections 6.2, 6.5(d), 7.1, 7.2, 7.3(b), 7.6, 7.7, 7.8, 7.10 and 7.12 is valid, legally binding and enforceable (subject as aforesaid) notwithstanding the absence of the Parent Stockholders' Approval.

  (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and the Parent Stockholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.4(b) of the Parent Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus (as such terms are defined in Section 4.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger, and (iv) any required filings with or approvals from the New York Stock Exchange, applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered or made available to the Company copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1996 and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1995, until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1995 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c) filed prior to the date hereof are collectively referred to as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

  SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports or as heretofore disclosed to the Company in writing with respect to acquisitions or potential transactions or commitments, neither Parent nor any of its subsidiaries had at December 31, 1996, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except:
(a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996, and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

  SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent Parent SEC Report that contains consolidated financial statements of Parent, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, except for changes that affect the industries in which Parent and its subsidiaries operate generally.

  SECTION 4.8 LITIGATION. Except as disclosed in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Except as set forth in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's and Parent's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Parent to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Subsidiary with respect to information supplied by the Company or the stockholders of the Company for inclusion therein.

  SECTION 4.10 NO VIOLATION OF LAW. Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Parent SEC Reports, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective charter, by-laws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 4.11, breaches, violations and defaults which would not have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.12 TAXES. (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision in accordance with generally accepted accounting principles for the payment of all Taxes (as defined in Section 4.12(b)) for all past and current periods. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the latest Parent SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and adequately reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Neither Parent nor its subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

  (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

  (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

  SECTION 4.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as disclosed in the Parent SEC Reports, at the date hereof, Parent and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code) (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "Parent Plans"). The Parent Disclosure Schedule lists all Multi-employer Plans to which any of them makes contributions or has any obligation or liability to make material contributions. Neither Parent nor any of its subsidiaries maintains or has any material liability with respect to any Multiple Employer Plan. Neither Parent nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law.

  (b) Except as disclosed in the Parent SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement,
(v) the current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent SEC Reports as of December 31, 1996, based upon reasonable actuarial assumptions currently utilized for such Parent Plan, (vi) each of the Parent Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, (vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither Parent nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal ," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of Parent and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course, (x) Parent and its subsidiaries have no current material liability under Title IV of ERISA, and Parent and its subsidiaries do not reasonably anticipate that any such liability will be asserted against Parent or any of its subsidiaries, and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Parent Plan that has resulted or could result in any material liability (direct or indirect) of Parent or any subsidiary under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. None of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) or is required to provide security to a Parent Plan pursuant to Section 401(a)(29) of the Code.

  (c) The Parent SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

  SECTION 4.14 LABOR CONTROVERSIES. Except as disclosed in the Parent SEC Reports, as of the date hereof (a) there are no significant controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries except for such controversies and organizational efforts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.15 ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Parent SEC Reports, (i) Parent and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (defined in Section 4.15(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by Parent or any of its subsidiaries contain any Hazardous Substance (defined in Section 4.15(c)) as a result of any activity of Parent or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1994, neither Parent nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that Parent or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against Parent or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Parent or any of its subsidiaries as a result of any activity of Parent or any of its subsidiaries during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, and (vi) neither Parent, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

  (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

  SECTION 4.16 NON-COMPETITION AGREEMENTS. Neither Parent nor any subsidiary of Parent is a party to any agreement which (i) purports to restrict or prohibit in any material respect any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by Parent or the Company, or any corporations affiliated with either of them and (ii) would restrict or prohibit the Company or any subsidiary of the Company (other than the Company and its subsidiaries that are currently so restricted or prohibited) from engaging in any such business. None of Parent's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with Parent, restricts in any material respect Parent or any subsidiary of Parent from, directly or indirectly, engaging in any of the businesses described above.

  SECTION 4.17 TITLE TO ASSETS. Parent and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the Parent Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Parent's business operations (in the manner presently carried on by the Parent), or (iii) as disclosed in the Parent SEC Reports, and except for such matters which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. All leases under which Parent leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

  SECTION 4.18 REORGANIZATION AND POOLING OF INTERESTS. None of the Parent, Subsidiary or, to their knowledge, any of their affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization within the meaning of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC (a "Pooling Transaction"). As of the date hereof, other than directors and officers of Parent, to the knowledge of Parent, there are no "affiliates" of Parent, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

  SECTION 4.19 PARENT STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of Parent required for approval and adoption of this Agreement and the Merger is a majority of the shares of Parent Common Stock present in person or by proxy at a meeting of such stockholders and entitled to vote thereat.

  SECTION 4.20 BROKERS AND FINDERS. Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation, which fees are reflected in its agreement with Parent, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Donaldson, Lufkin & Jenrette Securities Corporation, there is no claim for payment by Parent of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 4.21 OPINION OF FINANCIAL ADVISOR. The financial advisor of Parent, Donaldson, Lufkin & Jenrette Securities Corporation, has rendered an opinion to the Board of Directors of Parent to the effect that the Exchange Ratio is fair from a financial point of view to Parent; it being understood and acknowledged by the Company that such opinion has been rendered for the benefit of the Board of Directors of Parent and is not intended to, and may not, be relied upon by the Company, its affiliates or their respective subsidiaries.

  SECTION 4.22 OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

  SECTION 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

  SECTION 5.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). As of March 31, 1997, (i) 43,029,321 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 3,673,898 shares of Company Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the Company's 1992 Stock Option Plan, as amended, the Company's 1992 Disinterested Director Stock Option Plan and other stock option plans of the Company, (iv) 4,615,385 shares of Company Common Stock were reserved for issuance upon conversion of outstanding convertible debentures of the Company, and (v) 1,607,334 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants. Assuming conversion of all outstanding convertible debentures of the Company and the exercise of all outstanding options, warrants or rights to purchase Company Common Stock, as of March 31, 1997, there would be 52,925,938 shares of Company Common Stock issued and outstanding.

  (b) Except as disclosed in the Company SEC Reports (as defined in Section 5.5) or in Section 5.2(a), as of the date hereof there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as disclosed in the Company SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company, other than voting agreements executed in connection with this Agreement.

  SECTION 5.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  SECTION 5.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The Board of Directors of the Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of the Company, (i) determined that the Merger is in the best interests of the Company and its stockholders and (ii) approved this Agreement and the Merger. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of the Company set forth in Sections 6.1, 6.5(a),
(b) and (c), 7.1, 7.2, 7.3(a), 7.6, 7.7, 7.8, 7.10 and 7.12 is valid, legally binding and enforceable (subject as aforesaid) notwithstanding the absence of the Company Stockholders' Approval.

  (b) The execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of
(i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 5.4(b) of the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered or made available to Parent copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the year ended December 31, 1996, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1995, until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since January 1, 1995 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c) filed prior to the date hereof are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

  SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports or as heretofore disclosed to Parent in writing with respect to acquisitions or potential transactions or commitments, neither the Company nor any of its subsidiaries had at December 31, 1996, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

  SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent Company SEC Report that contains consolidated financial statements of the Company, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, except for changes that affect the industries in which the Company and its subsidiaries operate generally.

  SECTION 5.8 LITIGATION. Except as referred to in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company or its subsidiaries for inclusion in
(a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Parent to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Subsidiary or any stockholder of Parent for inclusion therein.

  SECTION 5.10 NO VIOLATION OF LAW. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the

Company and its subsidiaries, taken as a whole. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charter, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 5.11, breaches, violations and defaults which would not have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.12 TAXES. The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision in accordance with generally accepted accounting principles for the payment of all Taxes for all past and current periods. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and adequately reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor its subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

  SECTION 5.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as disclosed in the Company SEC Reports, at the date hereof, the Company and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code) (such plans, programs, arrangements or practices of the Company and its subsidiaries being referred to as the "Company Plans"). The Company Disclosure Schedule lists all Multi-employer Plans to which any of them makes contributions or has any obligation or liability to make material contributions. Neither the Company nor any of its subsidiaries maintains or has any material liability with respect to any Multiple Employer Plan. Neither the Company nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

  (b) Except as disclosed in the Company SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement,
(v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of December 31, 1996, based upon reasonable actuarial assumptions currently utilized for such Company Plan,
(vi) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither the Company nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course,
(x) the Company and its subsidiaries have no current material liability under Title IV of ERISA, and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries, and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any material liability (direct or indirect) of the Company or any subsidiary under Sections 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) or is required to provide security to a Company Plan pursuant to Section 401(a)(29) of the Code.

  (c) The Company SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

  (d) There are no agreements which will or may provide payments to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

  SECTION 5.14 LABOR CONTROVERSIES. Except as disclosed in the Company SEC Reports as of the date hereof, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts, which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.15 ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1994, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.16 NON-COMPETITION AGREEMENTS. Except as disclosed in the Company SEC Reports, neither the Company nor any subsidiary of the Company is a party to any agreement which (i) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by Parent or the Company, or any corporations affiliated with either of them and (ii) would restrict or prohibit Parent or any subsidiary of the Parent (other than the Company and its subsidiaries that are currently so restricted or prohibited) from engaging in such business. None of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any subsidiary or affiliate of the Company from, directly or indirectly, engaging in any of the businesses described above.

  SECTION 5.17 TITLE TO ASSETS. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Reports, and except for such matters which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  SECTION 5.18 REORGANIZATION AND POOLING OF INTERESTS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization within the meaning of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a Pooling Transaction. As of the date hereof, other than directors and officers of the Company, to the knowledge of the Company, there are no "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

  SECTION 5.19 COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

  SECTION 5.20 BROKERS AND FINDERS. Except for the fees and expenses payable to Goldman, Sachs & Co., which fees are reflected in its agreement with the Company, the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Goldman, Sachs & Co., there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 5.21 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Goldman, Sachs & Co., has rendered an opinion to the Board of Directors of the Company to the effect that, as of the date thereof, the Exchange Ratio is fair to the holders of Company Common Stock; it being understood and acknowledged by Parent and Subsidiary that such opinion has been rendered for the benefit of the Board of Directors of the Company and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective subsidiaries.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

   (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charter or by-laws (except that the Company may amend its charter to increase the number of authorized shares of Company Common Stock, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company by a wholly-owned subsidiary of the Company;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares upon conversion of convertible securities and exercise of options and warrants,
  (ii) the Company may issue shares of Company Common Stock (or warrants or options to acquire Company Common Stock) in connection with acquisitions of assets or businesses pursuant to the proviso of Section 6.1(d), and (iii) the Company may grant options with an exercise price per share of Company Common Stock no less than the closing price of a share of Company Common Stock on the day prior to grant of such option with respect to up to an aggregate of 200,000 shares of Company Common Stock; provided that such grants may not be made to any current executive officer or director of the Company and may only be made to (i) persons who have not held and do not hold other options to purchase Company Common Stock or (ii) in the ordinary course of business, to existing employees of the Company and its subsidiaries;

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of the Company or any of its subsidiaries as such facilities may be amended in a manner that does not have a material adverse effect on the Company (the "Existing Credit Facilities") up to the existing borrowing limit on the date hereof (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent or (C) borrowings in connection with acquisitions as set forth in the proviso in this Section 6.1(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under Opinion No. 16 of the Accounting Principles Board ("APB No. 16"), (iv) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of Stockholders in special circumstances) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso in this Section 6.1(d), (vi) sell, pledge, dispose of or encumber any material assets or businesses other than (a) sales of businesses or assets in the ordinary course of business, (b) sales of businesses or assets disclosed in Section 6.1 of the Company Disclosure Schedule, (c) sales of businesses or assets with aggregate 1996 revenues less than $5.0 million, and (d) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, or (vii) except as contemplated by the following proviso, enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing (other than subsections (iii) and (iv) of this Section 6.1(d)), the Company shall not be prohibited from acquiring any assets or businesses or incurring or assuming indebtedness in connection with acquisitions of assets or businesses so long as (A) such acquisitions are disclosed in Section 6.1 of the Company Disclosure Schedule, or (B) the aggregate value of consideration paid in connection with all such acquisitions (other than those acquisitions disclosed in Section 6.1 of the Company Disclosure Schedule) including any funded indebtedness assumed and any Company Common Stock issued in connection with such acquisitions (valued for purposes of this limitation at a price per share equal to the price of the Company Common Stock on the date the agreement in respect of any such acquisition is entered into) does not exceed $150 million and the aggregate value of consideration paid or payable for any one such acquisition (other than those acquisitions disclosed in Section

  6.1 of the Company Disclosure Schedule), including any funded indebtedness assumed and any Company Common Stock issued in connection with such acquisition (valued for purposes of this limitation at a price per share equal to the price of the Company Common Stock on the date the agreement in respect of such acquisition is entered into) does not exceed $40 million. For purposes of the foregoing, any contingent, royalty and similar payments made in connection with acquisitions of businesses or assets shall be included as acquisition consideration and shall be deemed to have a value equal to their present value assuming a 8% per annum discount rate and assuming that all amounts payable for the first five years following consummation of the acquisitions (but not thereafter) are paid. Notwithstanding anything herein to the contrary (A) the Company will not acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger, (B) the Company will not acquire or agree to acquire any assets or businesses if such assets or businesses are not in industries in which the Company currently operates, unless such assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which the Company currently operates and it is reasonable to acquire such incidental businesses or assets in connection with such acquisition, and (C) the Company will not acquire or agree to acquire all or substantially all of the business, assets, properties or capital stock of any entity with securities registered under the Securities Act or the Exchange Act.

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement.

    (f) subject to restrictions imposed by applicable law, confer with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice; provided, however, that the Company and its subsidiaries shall in no event enter into or amend any written employment agreement providing for annual base salary in excess of $75,000 per annum;

    (h) not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as contemplated by Section 6.1(c), (ii) as required to comply with changes in applicable law, (iii) to increase the number of shares of Company Common Stock available for grant under the Company's 1992 Stock Option Plan, as amended, and the Company's 1992 Disinterested Director Stock Option Plan, as amended, (iv) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof or (v) as required pursuant to an existing contractual arrangement or agreement;

    (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (j) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority.

  SECTION 6.2 CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent shall, and shall cause its subsidiaries to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charter (except for any amendments by Parent of its Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock so as to be able to consummate the Merger) or by-laws, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to Parent by a wholly-owned subsidiary of Parent;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) Parent may issue shares upon conversion of convertible securities and exercise of options (ii) Parent may issue options with an exercise price per share of Parent Common Stock no less than the fair market value of a share of Parent Common Stock on the date of grant thereof (and shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date hereof with respect to up to an aggregate of 500,000 shares of Parent Common Stock and (iii) Parent may issue shares of capital stock (or warrants or options to acquire capital stock) in connection with acquisitions of assets or businesses pursuant to the proviso of Section 6.2(d);

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of Parent or any of its subsidiaries, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the Company, or
  (C) as set forth in the proviso in this Section 6.2(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action which action or failure to take action would cause Parent or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (v) pledge or encumber any material assets or businesses other than pledges or encumbrances pursuant to existing credit facilities, (vi) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso of this Section 6.2(d) or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing (other than subsections (iii) and (iv) of this Section 6.2(d)), Parent shall not be prohibited from acquiring any assets or businesses or incurring or assuming indebtedness in connection with acquisitions of assets or businesses so long as (A) such acquisitions are disclosed in
  Section 6.2 of the Parent Disclosure Schedule, or (B) the aggregate value of consideration paid in connection with all such acquisitions (other than those acquisitions disclosed in Section 6.2 of the Parent Disclosure Schedule) including any funded indebtedness assumed and any Parent Common Stock issued in connection with such acquisitions (valued for purposes of this limitation at a price per share equal to the price of the Parent Common Stock on the date the agreement in respect of any such acquisition is entered into) does not exceed $375 million and the aggregate value of consideration paid or payable for any one such acquisition (other than those acquisitions disclosed in Section 6.2 of the Parent Disclosure Schedule), including any funded indebtedness assumed and any Parent Common Stock issued in connection with such acquisition (valued for purposes of this limitation at a price per share equal to the price of the Parent Common Stock on the date the agreement in respect of such acquisition is entered into) does not exceed $100 million. For purposes of the foregoing, any contingent, royalty and similar payments made in connection with acquisitions of businesses or assets shall be included as acquisition consideration and shall be deemed to have a value equal to their present value assuming a 8% per annum discount rate and assuming that all amounts payable for the first five years following consummation of the acquisition (but not thereafter) are paid. Notwithstanding anything herein to the contrary (A) Parent will not acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger; (B) Parent will not acquire or agree to acquire any assets or businesses if such assets or businesses are not in industries in which Parent currently operates, unless such assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which Parent currently operates and it is reasonable to acquire such incidental businesses or assets in connection with such acquisition; and
  (C) Parent will not acquire or agree to acquire all or substantially all of the business, assets, properties or capital stock of any entity with securities registered under the Securities Act or the Exchange Act.

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement.

    (f) subject to restrictions imposed by applicable law, confer with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations; and

    (g) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

  SECTION 6.3 CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  SECTION 6.4 CONTROL OF PARENT'S OPERATIONS. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  SECTION 6.5 ACQUISITION TRANSACTIONS. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall use its reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

  (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of this agreement), confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors of the Company, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to the Company's stockholders and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this
Section 6.5.

  (c) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, indication of interest or request for nonpublic information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as a "Parent Acquisition Transaction") and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or offer.

                                  ARTICLE VII

                             Additional Agreements

  SECTION 7.1 ACCESS TO INFORMATION. (a) Subject to applicable law, the Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning their respective businesses, properties and personnel as Parent or Subsidiary or the Company, as the case may be, shall reasonably request; provided, however, that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all nonpublic documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Parent, Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and Parent Stockholders' Approval, the Company Required Statutory Approvals and the Company Stockholders' Approval and (ii) each of Parent, Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

  (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

  SECTION 7.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  SECTION 7.3 STOCKHOLDERS' APPROVALS. (a) Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

  (b) Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Parent Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. Parent shall, through its Board of Directors (i) subject to the fiduciary duties of the members thereof, recommend to its stockholders approval of the transactions contemplated by this Agreement and (ii) authorize and cause an officer of Parent to vote Parent's shares of Subsidiary Common Stock for adoption and approval of this Agreement and the transactions contemplated hereby and shall take all additional actions as the sole stockholder of Subsidiary necessary to adopt and approve this Agreement and the transactions contemplated hereby.

  SECTION 7.4 COMPLIANCE WITH THE SECURITIES ACT. Parent and the Company shall each use its commercially reasonable efforts to cause each officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Parent or the Company, as the case may be, to deliver to Parent and the Company on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued. Promptly following the Effective Time, Parent shall cause such registration statements under the Securities Act to be declared effective and to remain in effect as may be necessary to permit the conversion, exchange or exercise of the Convertible Notes (as defined in Section 7.13), options, warrants and other rights to acquire Company Common Stock for shares of Parent Common Stock in accordance with their respective terms and to permit the sale of such shares of Parent Common Stock.

  SECTION 7.5 EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the New York Stock Exchange Inc. (the "NYSE"), upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities.

  SECTION 7.6 EXPENSES AND FEES. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Joint Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

  (b) The Company agrees to pay to Parent a fee equal to $50 million if:

    (i) the Company terminates this Agreement pursuant to clause (iv) or (v) of Section 9.1(a); or

    (ii) Parent terminates this Agreement pursuant to clause (iv) of Section 9.1(b);

  (c) The Company agrees to pay Parent a fee equal to $1 million if Parent terminates this Agreement pursuant to clause (v) of section 9.1(b).

  (d) Parent agrees to pay to the Company a fee equal to $50 million if (i) this Agreement is terminated for any reason at a time at which the Company was not in material breach of its covenants contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (vii) of Section 9.1(a), (ii) prior to the time of such termination a proposal relating to a Parent Acquisition Transaction had been made, (iii) on or prior to the sixth month anniversary of the termination of this Agreement (x) Parent or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to a Parent Acquisition Transaction or a merger, acquisition or other business combination involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to a Parent Acquisition Transaction on or after the date hereof and prior to the termination of this Agreement and such Parent Acquisition Transaction is consummated or (y) a Parent Acquisition Transaction shall otherwise occur. Such fee shall be payable upon the first occurrence of any such event.

  (e) Parent agrees to pay the Company a fee equal to $1 million if the Company terminates this Agreement pursuant to clause (vi) of Section 9.1(a).

  SECTION 7.7 AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

  (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 15 days after the date hereof, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall take all reasonable steps necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided however that Parent shall not be required to sell, divest, dispose of, or hold separate assets or businesses with aggregate 1996 revenues in excess of $30 million, not including any assets or businesses that are required to be sold, divested, disposed of, or held separate as a result of acquisitions of assets or businesses by the Parent or any of its subsidiaries after the date hereof. Each party shall promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed communication to any of the foregoing.

  (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

  SECTION 7.8 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

  SECTION 7.9 OPTION PLANS. The Company shall use commercially reasonable efforts to ensure that, at the Effective Time, all rights with respect to the Company Common Stock pursuant to each stock option ("Company Options") granted under stock option plans of the Company or otherwise which is outstanding on the Effective Date, whether or not such Company Option has previously vested or become exercisable, shall be cancelled in exchange for a number of shares of Parent Common Stock equal in market value (based upon the Parent Trading Price computed with respect to the Closing Date (as defined in Section 8.2(c)) to the fair value of such Company Option as determined by Price Waterhouse, LLP., independent third party experts, or any other party mutually agreed upon by Parent and the Company. The parties hereto have agreed that the value determined using the methodology proposed by such independent third party experts will represent the fair value of the Company Options as of the Effective Time.

  SECTION 7.10 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 7.11 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. Parent shall assume, be jointly and severally liable for, and honor, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the indemnification agreements listed on Section 7.11 of the Company Disclosure Schedule without limit as to time.

  (b) Without limiting Section 7.11(a), after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "indemnified Party" and collectively, the "indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action,
(ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and
(iii) to the extent any determination is required to be made with respect to whether an indemnified Party's conduct complies with the standards set forth under the DGCL and the Parent's or the Surviving Corporation's respective charters or by-laws such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided, further , that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified Parties.

  (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 7.11.

  (d) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified Parties and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time.

  (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.11.

  (f) The rights of each indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the DGCL or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified Parties.

  SECTION 7.12 CORRECTIONS TO THE JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by their respective stockholders, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Joint Proxy

Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law.

  SECTION 7.13 SUPPLEMENTAL INDENTURE. The Company shall, and Parent shall cause the Surviving Corporation to, execute a supplemental indenture, effective as of the Effective Time, by which there shall be made the adjustments in the conversion provisions of the Indenture (the "Indenture") dated as of June 5, 1996 relating to the 4 1/2% convertible subordinated notes issued by the Company (the "Convertible Notes") which are required to be made as a result of the Merger in order to provide for the Convertible Notes to be convertible from and after the Merger into shares of Parent Common Stock (and cash in lieu of fractional shares), in the manner and to the extent required by the Indenture, including without limitation Section 12.11 thereof.

  SECTION 7.14 EMPLOYMENT AND CONSULTING AGREEMENTS. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, honor in accordance with their terms, the employment, severance, and other compensation contracts listed in Section 7.14 of the Company Disclosure Schedule between the Company or one of its subsidiaries and certain current or former directors, officers or employees thereof (true and correct copies of which have been delivered by the Company to the Parent). Parent, Subsidiary and the Company each hereby acknowledge and agree that: (i) upon the consummation of the Merger, each of the executives listed in Section
7.14 of the Company Disclosure Schedule will be deemed to have terminated his employment with the Company; (ii) each such executive will be entitled to receive the severance pay and benefits set forth in Section 7.14 of the Company Disclosure Schedule, which severance pay and benefits are required by the contracts listed in Section 7.14 of the Company Disclosure Schedule, and
(iii) any cash payments to which such executives are entitled shall be made at Closing and simultaneously therewith. At the Closing, Parent shall offer to enter into consulting agreements with Bradley S. Jacobs, John M. Milne and Michael J. Nolan in the form set forth in Section 7.14 of the Parent Disclosure Schedule.

                                 ARTICLE VIII

                                  Conditions

  SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company and Parent under applicable law and applicable listing requirements;

    (b) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE upon official notice of issuance;

    (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

    (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

    (f) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal.

    (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, and all consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, following the Effective Time;

    (h) Coopers & Lybrand L.L.P., certified public accountants for Parent, shall have delivered a letter, dated the Closing Date, addressed to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will qualify for a pooling of interests accounting treatment if consummated in accordance with this Agreement; and

    (i) each of the parties to the Agreement shall have received a letter dated the Closing Date, addressed to the Company, from Ernst & Young LLP regarding such firm's concurrence with the Company's management's conclusions that no conditions exist related to the Company that would preclude the Parent's accounting for the Merger with the Company as a pooling of interests under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

  SECTION 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) Parent and Subsidiary shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries considered as a whole, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Subsidiary to that effect;

    (b) the Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by Parent, the Company or Subsidiary as a result of the Merger, and (iii) no gain or loss will be recognized by the holders of Company Common Stock upon the exchange of their Company Common Stock solely for shares of Parent Common Stock (except with respect to cash received in lieu of fractional shares of Parent Common Stock). In rendering such opinion, such counsel may rely upon representations contained in certificates of officers and certain stockholders of Parent, the Company and Subsidiary; and

    (c) the average of the daily closing prices per share of Parent Common Stock (as reported on the NYSE Composite Transactions reporting system) during the 20 consecutive trading days ending on the second trading day prior to any then scheduled Closing Date (the "Parent Trading Price") is $31.50 per share or more (such amount to be appropriately adjusted for any stock split or stock dividend or distribution, combination or other change in Parent Common Stock).

  SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, except for such failures to perform and to be true and correct that would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries considered as a whole, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect;

    (b) Parent shall have received an opinion of McDermott, Will & Emery, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts, existing at the Effective Time: (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) Parent and Subsidiary will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger. In rendering such opinion, such counsel may rely upon representations contained in certificates of officers and certain stockholders of Parent, the Company and Subsidiary;

    (c) at least 60 days prior to the Closing, the Company shall have delivered to the Parent a complete copy of each agreement which requires the Company to register any shares of Company Common Stock under the Securities Act and which would require the Parent to register any shares of Parent Common Stock under the Securities Act upon or after the Closing.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company or Parent, by the mutual written consent of the Company and Parent or as follows:

    (a) The Company shall have the right to terminate this Agreement:

      (i) upon a material breach of a representation or warranty of Parent contained in this Agreement which has not been cured in all material respects and which has caused any of the conditions set forth in section 8.2(a) to be incapable of being satisfied by the Termination
    Date;

      (ii) if the Merger is not completed by October 31, 1997 (the "Termination Date") (unless due to a delay or default on the part of the Company);

      (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company and if the Company shall have used reasonable efforts to prevent the entry of such order;

      (iv) if the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

      (v) if (A) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (C) the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

      (vi) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to Parent by the Company; or

      (vii) if the stockholders of Parent fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof.

    (b) Parent shall have the right to terminate this Agreement:

      (i) upon a material breach of a representation or warranty of the Company contained in this Agreement which has not been cured in all material respects and which has caused any of the conditions set forth in Section 8.3(a) to be incapable of being satisfied by the Termination Date;

      (ii) if the Merger is not completed by October 31, 1997, (unless due to a delay or default on the part of Parent);

      (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent and if Parent shall have used reasonable efforts to prevent the entry of such order;

      (iv) if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); provided that the Parent may not so terminate until three days after receipt of the notice of the Company of such Superior Proposal;

      (v) if the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to the Company by Parent; or

      (vi) if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof.

    (c) As used in this Section 9.1, (i) "affiliate" has the meaning assigned to it in Section 7.4 and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

  SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of
Section 9.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except this Section 9.2, in the second sentence of Section 7.1(a) and in Sections 7.1(b), 7.6 and 10.4 all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement.

  SECTION 9.3 AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of the Company, Parent or Subsidiary.

  SECTION 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto except for the representations, warranties and agreements contained in Articles II, III and X, Section 7.9, Section 7.11, Section 7.13 and Section 7.14.

  SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Parent or Subsidiary to:

           USA Waste Services, Inc.
           1001 Fannin Street
           Suite 4000
           Houston, Texas 77002
           Attn: Gregory T. Sangalis

    with a copy to:

           Thomas J. Murphy, P.C.
           McDermott, Will & Emery
           227 W. Monroe Street
           Chicago, Illinois 60606

    (b) If to the Company, to:

           United Waste Systems, Inc.
           Four Greenwich Office Park
           Greenwich, CT 06830
           Attn: Bradley S. Jacobs

    with a copy to:

           Oscar A. Folger
           521 Fifth Avenue, 24th Floor
           New York, New York 10175

  SECTION 10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, the following shall not be considered: (i) any special transaction charges incurred by such party as a result of the consummation of acquisitions accounted for under the pooling of interests method of accounting and (ii) any non-cash, non-recurring charges resulting from (A) the write-down of non-material assets, the value of which are impaired as the result of an order of a governmental or regulatory body or authority, or (B) the sale of non-material assets. Notwithstanding anything to the contrary herein or in the Parent Disclosure Schedule, no representation or warranty or covenant or agreement of Parent contained herein shall be deemed qualified by any of the matters set forth in the Parent's Current Report on Form 8-K dated January 13, 1997 or any matter arising out of, resulting from or relating to any such matter, regardless of whether any provision hereof is otherwise qualified by reference to the Parent SEC Reports, the Parent Disclosure Schedule or otherwise.

  SECTION 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall not be assigned by operation of law or otherwise, except that Subsidiary may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE THE COURTS LOCATED IN THE STATE OF DELAWARE AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO THE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE.

  SECTION 10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in Sections 2.1, 2.2, 3.3, 7.9, 7.11 and 7.14 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim.

  IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.

                                          USA WASTE SERVICES, INC.

Attest:

       /s/ Gregory T. Sangalis                      /s/ John E. Drury
-------------------------------------     By: _________________________________
Secretary                                 Name:John E. Drury
                                          Title:Chairman of the Board and
                                               Chief Executive Officer

                                          RIVIERA ACQUISITION CORPORATION

Attest:

       /s/ Gregory T. Sangalis                      /s/ John E. Drury
-------------------------------------     By: _________________________________
Secretary                                 Name:John E. Drury
                                          Title:President

                                          UNITED WASTE SYSTEMS, INC.

Attest:

          /s/ John N. Milne                       /s/ Bradley S. Jacobs
-------------------------------------     By: _________________________________
Secretary                                 Name:Bradley S. Jacobs
                                          Title:Chairman of the Board and
                                               Chief Executive Officer

                                                                     APPENDIX B

                         DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
           277 PARK AVENUE, NEW YORK, NEW YORK 10172 (212) 892-3000

                                          April 13, 1997

Board of Directors
USA Waste Services, Inc.
1001 Fannin, Suite 4000
Houston, Texas 77002

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to USA Waste Services, Inc. ("USA Waste" or the "Company") of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger (the "Agreement") to be entered into by and among USA Waste, Riviera Acquisition Corporation and United Waste Systems, Inc. ("United") pursuant to which Riviera Acquisition Corporation will be merged (the "Merger") with and into United.

  Pursuant to the Agreement, each share of common stock, $.001 par value per share, of United ("United Common Stock") will be converted into the right to receive 1.075 shares (the "Exchange Ratio") of common stock, $.01 par value per share, of the Company ("Company Common Stock").

  In arriving at our opinion, we have reviewed the draft of the Agreement dated April 13, 1997 as well as financial and other information that was publicly available or furnished to us by the Company and United including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company and certain financial projections of United prepared by the management of United. In addition, we have compared certain financial and securities data of the Company and United with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and United Common Stock, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and United and their respective representatives or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and United of the operating synergies achievable as a result of the proposed merger and upon our discussion of such synergies with the managements of the Company and United. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and United as to the future operating and financial performance of the Company and United.

  We have not assumed any responsibility for making any independent evaluation of assets or liabilities of the Company or United or for independently verifying any of the information reviewed by us. In rendering our opinion, we did not perform any procedures or analysis regarding potential environmental liabilities of either the Company or United, nor did we consider the impact of changes in the regulatory environment in which the Company and United operate. We have relied as to all legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter and does not represent an opinion as to the price at which shares of the Company Common Stock will trade following the consummation of the Merger. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion addresses only the fairness of the Exchange Ratio to the Company from a financial point of view. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including (i) acting as USA Waste's financial advisor in connection with USA Waste's merger with Chambers Development Co., Inc. completed in June 1995;
(ii) acting as the lead manager in a public offering of USA Waste common stock completed in October 1995; (iii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Western Waste Industries completed in May 1996; (iv) acting as USA Waste's financial advisor in connection with USA Waste's merger with Sanifill, Inc. completed in September 1996; and (v) acting as the lead manager in a public offering of USA Waste common stock and convertible subordinated notes completed in February 1997. In addition, in the ordinary course of our business, we trade the securities of the Company and United for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          /s/ Mark A. Pytosh
                                          -------------------------------------
                                              Mark A. Pytosh
                                              Senior Vice President

                             GOLDMAN, SACHS & CO.
                                                                     APPENDIX C

PERSONAL AND CONFIDENTIAL

July 24, 1997

Board of Directors
United Waste Systems, Inc.
Four Greenwich Office Park
Greenwich, Connecticut 06830

Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of United Waste Systems, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) pursuant to the Agreement and Plan of Merger dated as of April 13, 1997 by and among USA Waste Services, Inc. ("USA Waste"), Riviera Acquisition Corporation ("Riviera"), a wholly-owned subsidiary of USA Waste, and the Company (the "Merger Agreement"). The Merger Agreement provides for the merger of Riviera with and into the Company (the "Merger"), with the Company surviving as a wholly-owned subsidiary of USA Waste. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by USA Waste or any of its wholly owned subsidiaries) will be exchanged into the right to receive 1.075 shares of Common Stock, par value $0.01 per share (the "USA Waste Common Stock"), of USA Waste (the "Exchange Ratio").

  Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as lead underwriter of Shares in March 1997 and July 1995, as lead manager of an issuance of 5-year convertible subordinated notes in May 1996, as underwriter of a municipal bond offering in May 1995 and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. We also have provided certain investment banking services from time to time to USA Waste, including having acted as co-manager and underwriter of 5-year convertible subordinated notes and as an underwriter of USA Waste Common Stock in February 1997. Goldman Sachs may provide investment banking services to USA Waste and its subsidiaries in the future. Goldman Sachs is a full service securities firm and, in the course of normal trading activities may from time to time effect transactions and hold positions in the securities of the Company and USA Waste for its own account or for the accounts of customers. As of July 17, 1997, Goldman Sachs, for its own account, had a $7,785,000 long position in 4.5% convertible subordinated notes of the Company, a short position of 205,550 Shares and a short position of 6,400 shares of USA Waste Common Stock.

  In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company and the Annual Meeting of Stockholders of USA Waste to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and USA Waste for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company and USA Waste; certain other communications from the Company and USA Waste to their respective stockholders; and certain internal financial analyses and forecasts for the Company and USA Waste prepared by their respective managements. We have also held discussions with members of the senior managements of the Company and USA Waste regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and USA Waste Common Stock, compared certain financial and stock market information for the Company and USA Waste with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the waste management industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, including, without limitation, the representations set forth in the Merger Agreement, and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have relied upon the managements of the Company and USA Waste as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to us, and with your consent we have assumed that such forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such forecasts will be realized in the amounts and times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or USA Waste or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Shares.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.

                                                                     APPENDIX D

                           USA WASTE SERVICES, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

  USA Waste Services, Inc. hereby establishes the USA Waste Services, Inc. 1997 Employee Stock Purchase Plan (the "Plan"), the terms of which are as set forth below.

  1. Definitions.

  As used in the Plan the following terms shall have the meanings set forth below:

    (a) "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as amended.

    (c) "Committee" means the committee appointed by the Board to administer the Plan as described in Section 4 below.

    (d) "Common Stock" means the common stock, $0.01 par value, of the Company.

    (e) "Company" means USA Waste Services, Inc., a Delaware corporation, or any successor.

    (f) "Continuous Employment" means the absence of any interruption or termination of service as an Eligible Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of an authorized leave of absence, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

    (g) "Eligible Compensation" means, with respect to each Participant for each pay period, the regular base earnings paid to the Participant by the Company or one or more Participating Subsidiaries during the Offering Period, plus any elective salary deferral contributions made therefrom pursuant to Code Section 125 or Section 401(k).

    (h) "Eligible Employee" means an employee of the Company or one of its Participating Subsidiaries who is customarily employed for at lease 20 hours per week and more than five months in a calendar year.

    (i) "Enrollment Date" means the first day of each Offering Period.

    (j) "Exercise Date" means the last day of each Offering Period.

    (k) "Exercise Price" means the price per share of the shares of Common Stock offered in a given Offering Period determined as provided in Section 10 below.

    (l) "Fair Market Value" means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

    (m) "Offering Period" means each six-month period commencing on January 1 and terminating on the following June 30 or commencing on July 1 and terminating on the following December 31; provided, however, the initial Offering Period shall commence on the later of (i) [April 1,] 1997 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan and ending on the first June 30 or December 31 to occur thereafter.

    (n) "Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

    (o) "Participating Subsidiary" means any Subsidiary not excluded from participation in the Plan by the Committee, in its sole discretion.

    (p) "Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto.

  2. Purpose of the Plan.

  The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under
Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

  3. Shares Reserved for the Plan.

  There shall be reserved for issuance and purchase by Participants under the
Plan an aggregate of      shares of Common Stock, subject to adjustment as
provided in Section 15 below. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

  4. Administration of the Plan.

  (a) The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in this Plan or to reconcile any inconsistency in this Plan or any Option, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

  (b) The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

  5. Eligibility to Participate in the Plan.

  Subject to limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

  6. Offering Periods.

  The Plan shall consist of consecutive Offering Periods until the Plan is terminated.

  7. Election to Participate in the Plan.

  (a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless another time for filing the enrollment form is set by the Committee for all Eligible Employees with respect to a given Offering Period.

  (b) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

  (c) Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the succeeding Offering Period.

  8. Payroll Deductions.

  (a) All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount of from 1% to [10%] of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Eligible Compensation.

  (b) All payroll deductions made for a Participant shall be deposited in the Company's general corporate account and shall be credited to the Participant's account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

  (c) Except as provided in Section 12, a Participant may not change his contribution election during an Offering Period.

  (d) Notwithstanding the foregoing, no Participant may make payroll deductions during any year in excess of $21,250.

  9. Grant of Options.

  (a) On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 9(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Offering Period (at the Exercise Price determined as provided in Section 10 below) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated during the Offering Period ending on such Exercise Date by 85% of the fair market value of a share of the Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

  (b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

  10. Exercise Price.

  The Exercise Price of each of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Enrollment Date, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the applicable Exercise Date.

  11. Exercise of Options.

  Unless a Participant withdraws from the Plan as provided in Section 12, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant's account. Any amount remaining in the Participant's account after an Exercise Date shall be refunded to the Participant.

  12. Withdrawal; Termination of Employment.

  (a) A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant's account under the Plan at any time by giving written notice to the Company. All of the Participant's payroll deductions credited to the Participant's account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions.

  (b) Upon termination of the Participant's Continuous Employment prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant's account will be returned to the Participant or, in the case of death, to the Participant's estate, and the Participant's options to purchase shares under the Plan will be automatically terminated.

  (c) In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Participant's account will be returned to the Participant, and the Participant's options to purchase shares under the Plan will be terminated.

  (d) A Participant's withdrawal from an Offering Period will not affect the Participant's eligibility to participate in a succeeding Offering Period.

  13. Transferability.

  Options to purchase Common Stock granted under the Plan are not transferable by a Participant and are exercisable only by the Participant.

  14. Reports.

  Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees semi-annually promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

  15. Adjustments Upon Changes in Capitalization.

  (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

  (b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the

Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

  (c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 15, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 15.

  16. Amendment of the Plan.

  The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

  17. Termination of the Plan.

  The Plan and all rights of Eligible Employees hereunder shall terminate:

    (a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

    (b) at any time, at the discretion of the Board.

  In the event that the Plan terminates under circumstances described in
Section 17(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

  18. Notices.

  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

  19. Shareholder Approval.

  The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn on such Exercise Date pursuant to Section 12.

  20. Conditions Upon Issuance of Shares.

  (a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

  (b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to all applicable tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

                            USA WASTE SERVICES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

        SOLICITED BY THE BOARD OF DIRECTORS OF USA WASTE SERVICES, INC.

  The undersigned hereby appoints John E. Drury, Earl E. DeFrates and Gregory
T. Sangalis as proxies, and each of them with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of USA Waste Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on August 26, 1997, or at any adjournment thereof, as follows:

  Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

  ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND UNLESS OTHERWISE DIRECTED WILL BE VOTED "FOR" ITEMS 1, 3, 4 AND 5 AND "FOR ALL NOMINEES" IN ITEM 2. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                SEE REVERSE SIDE




[X] PLEASE MARK YOUR
    VOTES AS IN THIS EXAMPLE.

1. To approve and adopt the Agreement and Plan of Merger dated as of April 13, 1997, by and among USA Waste, Riviera Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of USA Waste and United Waste Systems, Inc. ("United") providing for, among other things, the merger of Acquisition with and into United (the "Merger") and the conversion of each outstanding share of United common stock, par value $.001 per share, into
   1.075 shares of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock").

               FOR            AGAINST           ABSTAIN
               [_]              [_]               [_]



2. Election of Directors      To elect four members of the Board of Directors of
                              USA Waste to serve as Class II directors for a
   FOR           WITHHELD     three-year term expiring at the USA Waste annual
   [_]             [_]        meeting of stockholders to be held in the year
                              2000.

                              Nominees: John E. Drury, William E. Moffett,
                                        John G. Rangos, Sr., and Jerome B. York

For, except vote withheld from the following nominee(s):


------------------------------

3. To approve and adopt the USA Waste Services, Inc. 1997 Employee Stock Purchase Plan.

               FOR            AGAINST           ABSTAIN
               [_]              [_]               [_]

4. To approve an amendment to the Restated Certificate of Incorporation of USA Waste to increase the number of authorized shares of USA Waste Common Stock from 300,000,000 to 500,000,000 to be effective only if the Merger is consummated.

               FOR            AGAINST           ABSTAIN
               [_]              [_]               [_]

5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the ensuing year.

               FOR            AGAINST           ABSTAIN
               [_]              [_]               [_]




SIGNATURE(S) __________________________ DATE ___________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           UNITED WASTE SYSTEMS, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

  The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael J. Nolan or any of them with full power of substitution, proxies to vote at the Special Meeting of Stockholders of United Waste Systems, Inc. (the "Company") to be held on August 26, 1997 at 11:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

  The Board of Directors of the Company recommends a vote "FOR" Proposal No. 1

1. Approval and adoption of the Agreement and Plan of Merger, dated as of April 13, 1997, by and among the Company, USA Waste Services, Inc., a Delaware corporation, ("USA Waste"), and Riviera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USA Waste ("Acquisition"), providing for, among other things, the merger of Acquisition with and into the Company and the conversion of each outstanding share of common stock, par value $.001 per share, of the Company into 1.075 shares of USA Waste common stock, par value $.01 per share.

            [_] FOR       [_] AGAINST       [_] ABSTAIN

                         (TO BE SIGNED ON REVERSE SIDE)


  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

                                   SIGNATURE(S) _______________________________

                                   DATE _______________________________________

                                   NOTE: Please sign exactly as name appears
                                         hereon, joint owners should each
                                         sign. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full title as
                                         such.